Exhibit 10.1

EXECUTION VERSION

CONSTRUCTION LOAN AGREEMENT

dated as of December 21, 2018

by and among

FUELCELL ENERGY FINANCE II, LLC,

as the Borrower,

Certain of its Subsidiaries,

as the Project Company Guarantors,

and

GENERATE LENDING, LLC,

as the Lender

 i

4.23	Reserved	44
4.24	Permitted Existing Debt	44
4.25	Reserved	45
4.26	Accuracy of Information	45
4.27	Survival of Representations and Warranties, Etc	45
4.28	Sanctions and Anti-Corruption Laws	45

Section 5 CONDITIONS TO advance of the loanS		46

5.1	Conditions to the Making of the Initial Working Capital Loan	46
5.2	Additional Conditions to the Initial Advance of Working Capital Loans in respect of any Approved Project	47
5.3	Additional Conditions to the Advance of Each Working Capital Loan	48
5.4	Waiver of Conditions	52
5.5	Conditions to Advances for Lender’s Sole Benefit	52

Section 6 AFFIRMATIVE COVENANTS		52

6.1	Reports, Statements and Notices	52
6.2	Inspections; Access to Information	54
6.3	Taxes	54
6.4	Payment of Obligations	54
6.5	Insurance	55
6.6	Corporate or Company Existence	55
6.7	Licenses and Approvals	55
6.8	Properties	56
6.9	Employee Benefit Pension Plans	56
6.10	Business Activities	56
6.11	Compliance with Environmental Laws	56
6.12	Compliance with Other Applicable Law	56
6.13	Development, Construction, Ownership and Operation of Projects	56
6.14	GAAP	57
6.15	Payments of Amounts Received Pursuant to Material Project Documents And in respect of Approved Projects; Reserves	57
6.16	Enforcement of Material Project Documents	59
6.17	New Subsidiaries	59
6.18	USA Patriot Act	60
6.19	Separateness	60

Section 7 RESERVED		63

Section 8 NEGATIVE COVENANTS		63

8.1	Borrowings	63
8.2	Mortgages and Pledges	64
8.3	Dispositions	64
8.4	Acquisitions	65
8.5	Contingent Liabilities	65
8.6	Investments	65
8.7	Merger, Consolidation or Dissolution	65
8.8	Conduct of Business	65

8.9	Change in Board of Directors, Control or Management	66
8.10	[Reserved]	66
8.11	Transactions with Affiliates	66
8.12	Dividends and Distributions	66
8.13	Project Documents	66
8.14	Sanctions and Anti-Corruption Laws	67

Section 9 EVENTS OF DEFAULT		67

9.1	Project Company Events of Default	67
9.2	Facility Events of Default	69
9.3	Remedies Upon the Occurrence of a Project Company Event of Default	71
9.4	Remedies Upon the Occurrence of a Facility Event of Default	72

Section 10 GUARANTEE		72

10.1	Unconditional Guaranty	72
10.2	Obligations Absolute	73
10.3	Continuing Obligations; Reinstatement	75
10.4	Additional Security, Etc	76
10.5	Information Concerning the Borrower	76
10.6	Project Company Guarantors’ Subordination	76
10.7	Subrogation	76
10.8	Enforcement	76
10.9	Miscellaneous	77

Section 11 INDEMNIFICATION		77

11.1	Environmental	77
11.2	Other	78

Section 12 MISCELLANEOUS		78

12.1	Costs and Expenses	78
12.2	Cumulative Rights and No Waiver	79
12.3	Reserved	79
12.4	Notices	79
12.5	Applicable Law	80
12.6	Modifications	81
12.7	Successors and Assigns; Reliance	81
12.8	Survivorship	82
12.9	Assignments and Participations	82
12.10	Independence of Covenants	82
12.11	WAIVER OF JURY TRIAL	83
12.12	Interest Rate Limitation	83
12.13	Execution in Counterparts	84
12.14	Time of the Essence	84
12.15	Entire Agreement	84

Exhibits

Exhibit A	-	Form of Working Capital Loan Notice
Exhibit B	-	Form of Working Capital Loan Note
Exhibit C	-	Form of Collateral Report
Exhibit D	-	Form of Joinder and Reaffirmation Agreement
Exhibit E	-	Form of Compliance Certificate
Exhibit F	-	Base Case Model
Exhibit G	-	Form of EPC Consent
Exhibit H	-	Insurance Requirements
Exhibit I	-	Form of Project Approval Certification

Schedules

Schedule 1.1A	-	FuelCell Technology
Schedule 1.1B	-	Certain Projects
Schedule 1.1C	-	Closing Date Approved Projects
Schedule 1.1D	-	Initial Projects
Schedule 4.1	-	Subsidiaries

THIS CONSTRUCTION LOAN AGREEMENT (together with all exhibits and schedules, as the same may be amended, restated, supplemented or otherwise modified at any time and from time to time, this “Agreement”) is made as of this 21st day of December, 2018, by and among FUELCELL ENERGY FINANCE II, LLC, a Connecticut limited liability company with its principal place of business located at 3 Great Pasture Road, Danbury, Connecticut 06810 (the “Borrower”), BAKERSFIELD FUEL CELL 1, LLC, a Delaware limited liability company (“Bakersfield”), BRT Fuel Cell, LLC, a New York limited liability company (“BRT”), CR FUEL CELL, LLC, a New York limited liability company (“CR”), Yaphank Fuel Cell Park, LLC, a New York limited liability company (“Yaphank”), Homestead Fuel Cell 1, LLC, a Connecticut limited liability company (“Homestead”), DERBY FUEL CELL, LLC, a Connecticut limited liability company (“Derby”, and collectively with Bakersfield, BRT, CR, Yaphank and Homestead, each, an “Initial Project Company Guarantor”, and together, the “Initial Project Company Guarantors”); each of the Subsidiaries of Borrower that becomes a party hereto as an “Additional Project Company Guarantor” (the Initial Project Company Guarantors and any such Additional Project Company Guarantors are sometimes hereinafter referred to individually as a “Project Company Guarantor” and collectively as the “Project Company Guarantors”; and collectively with the Borrower, the “Loan Parties” and each, a “Loan Party”), and GENERATE LENDING, LLC, a Delaware limited liability company with an office at 555 De Haro Street, Suite 300, San Francisco, CA 94107 (together with its successors and assigns, the “Lender”).

RECITALS:

The Borrower has requested that the Lender make available to the Borrower a construction loan facility in the aggregate original principal amount of up to Three Hundred Million Dollars ($300,000,000), the proceeds of which shall be used by the Borrower to finance the manufacturing, construction, installation, commissioning and start-up of a series of selected stationary fuel cell power plants, as more specifically set forth herein and in every other Loan Document.

Upon the terms and subject to the conditions contained herein, the Lender is willing to make such loans to the Borrower.

ACCORDINGLY, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Loan Parties and the Lender hereby agree as follows:

Section 1
DEFINITIONS

1.1           Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below: “Additional Project Documents” means, with respect to any Project, any contract, agreement or instrument relating to the acquisition, development, construction, ownership, use, testing, operation, maintenance, repair, insurance, management, or administration of such Project or the business of the applicable Project Company Guarantor or the Borrower with any other Person subsequent to the date of such Project becoming an Approved Project in accordance with the terms of this Agreement (including any contract(s), agreement(s) or instrument(s) entered into in substitution for the Project Document that has been terminated in accordance with its terms or otherwise).

“Affiliate” means, as to any specified Person, any other Person that directly or indirectly (through one or more intermediaries or otherwise) Controls, is Controlled by or is under common Control with such Person. The term “Control” (including the terms “Controlled by” and “under common Control with”) means (i) the power to vote thirty-five percent (35%) or more of the securities or other equity interests of a Person having ordinary voting power, or (ii) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, as trustee or executor, by contract or otherwise.

“Agreement” has the meaning given to such term in the introductory paragraph to this Agreement.

“Anti-Corruption Laws” shall mean all laws, rules and regulations of any jurisdiction applicable to any Loan Party or any Subsidiary of any Loan Party concerning or relating to bribery, corruption or money laundering, including, without limitation, the United States Foreign Corrupt Practices Act of 1977 (and any regulations promulgated thereunder).

“Applicable Law” means, with respect to any Person or Project, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities applicable to such Person or Project, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and Approvals of, and agreements with, any Governmental Authority, in each case, whether or not having the force of law.

“Approvals” means any and all approvals, permits, registrations, permissions, licenses, authorizations, consents, certifications, actions, orders, waivers, exemptions, variances, franchises, filings, declarations, rulings, registrations and applications from or issued by any Governmental Authority.

“Approved Costs” means, with respect to any Approved Project, the Invoice Payments and all other costs associated with the development, acquisition, design and construction of such Approved Project, in each case as set forth in the Project Loan Disbursement and Construction Schedule applicable to such Approved Project.

“Approved Customer” means any publicly traded company, municipality or privately held company, college or university or tax-exempt entity or any other type of entity that is approved by Lender:

2

(a)          that is Investment Grade; and

(b)          that is organized under the laws of the United States or any state thereof or the Republic of Korea; and

(c)          that is located in any of the United States or any state thereof or the Republic of Korea; and

(d)          that the Lender is not prohibited from transacting with under any Applicable Law, or that would not cause the Lender to violate any such Applicable Law if Lender financed a Revenue Contract in accordance with the terms hereof.

“Approved Project” means an Available Project that meets all of the following criteria, as determined by the Lender in its good faith discretion:

(a)          The Project must be owned by a Project Company Guarantor (or a Project Company Guarantor must have the right to acquire the Project pursuant to the applicable EPC Contract) and such Project and such Project Company Guarantor must comply with all applicable representations, warranties and covenants set forth in this Agreement and in the other Loan Documents;

(b)          such Project will be manufactured, constructed and installed by the EPC Contractor pursuant to an EPC Contract, and will be serviced by the Servicer pursuant to an O&M Agreement, and an Independent Engineer shall have reviewed and approved the Project level assumptions relating to such EPC Contract and such O&M Agreement, or other comparable documentation reasonably acceptable to the Lender has been provided;

(c)          the Customer with respect to such Project must be an Approved Customer;

(d)          there must be a Revenue Contract associated with such Project that has been executed and delivered by each party thereto, and the term of such Revenue Contract must be at least ten (10) years or, in lieu of a Revenue Contract, there must be the right to receive payment under a Utility Tariff;

(e)          such Project must utilize FuelCell Technology that is made available to the Project Company Guarantor through the EPC Contract and O&M Agreement;

(f)          the total out of pocket costs of designing, procuring, developing and installing such Project must be at least $5,000,000;

(g)          all requirements for Notice to Proceed under the EPC Contract to have been issued by the Borrower and applicable Project Company Guarantor to the EPC Contractor other than the receipt of any Approvals which are issued by the applicable Governmental Authority in the ordinary course and for which Borrower reasonably believes will be issued at the appropriate time, and such Notice to Proceed either shall have been obtained, or shall be reasonably expected to be obtained during the six (6) month period (or such other period as may be mutually agreed upon between Borrower and Lender) immediately following the date on which such Available Project has been submitted to the Lender for approval in accordance with Section 2.1(b);

3

(h)          the Project Company Guarantor shall have obtained all Approvals required for the commencement of construction of such Project other than the receipt of any Approvals which are issued by the applicable Governmental Authority in the ordinary course and for which Borrower reasonably believes will be issued at the appropriate time;

(i)          the Borrower shall have provided a Base Case Model for such Project, which Base Case Model, including all assumptions set forth therein;

(j)          The Borrower shall have provided an Independent Engineer’s report with respect to such Project or other documentation in form and substance reasonably acceptable to the Lender, which Independent Engineer’s report or other documentation shall confirm the assumptions set forth in the Base Case Model; and

(k)          The Borrower shall have delivered true, correct and complete copies of all Project Documents for such Project, and the Lender shall be satisfied with such Project Documents;

provided, that the Lender may, in its sole discretion, waive any one or more of the foregoing requirements in determining whether an Available Project constitutes an Approved Project.

“Approved Project Nominal Maturity Date” means, with respect to all Working Capital Loans attributable to any Approved Project, the earlier to occur of (i) the Substantial Completion Date for such Approved Project, and (ii) the Required Substantial Completion Date for such Approved Project.

“Approved Project Price” means, with respect to any Approved Project, the greater of (i) the EPC Contract Price, as such term is defined in the EPC Contract relating to such Approved Project, and (ii) the Working Capital Loan Amount determined for such Approved Project.

“Authorized Officer” means any of the following officers of the Parent: Chief Executive Officer & President, the Senior Vice President & Chief Financial Officer, the Senior Vice President & General Counsel or the Senior Vice President & Chief Operating Officer.

“Authorized Representative” means, in the case of the Parent, an Authorized Officer, and in the case of any Subsidiary of the Parent or any Loan Party, its sole member.

4

“Available Project” means any Project to be constructed or manufactured by Parent or any Affiliate of Parent and to be located in the United States of America or the Republic of Korea.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. §§101, et. seq.), as amended, and any successor statute thereto.

“Base Case Model” means the model to be used by the Borrower and the Project Company Guarantors to determine the anticipated performance of a Project, the form of which is attached hereto as Exhibit F.

“Borrower” has the meaning given to such term in the introductory paragraph to this Agreement.

“Business Day” means a weekday, other than a Saturday, Sunday or legal holiday, on which banks in California are open for the conduct of their commercial banking business.

“Capital Lease” means any lease which, in accordance with GAAP, should be capitalized on the balance sheet of the lessee.

“Capital Lease Obligations” means the aggregate amount which, in accordance with GAAP, should be reported as a liability on the balance sheet of a Person with respect to Capital Leases.

“Cash Equivalents” means, as to any Person, (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided, that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such Person, (b) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, having capital, surplus and undivided profits aggregating in excess of $500,000,000, and having maturities of not more than one year from the date of acquisition by such Person, (c) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (b) above, (d) commercial paper issued by any issuer rated at least A-3 by S&P or at least P-3 by Moody’s or carrying an equivalent rating by a comparable nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and in each case maturing not more than one year after the date of acquisition by such Person or (e) investments in money market funds substantially all of whose assets are comprised of securities of the types described in subsections (a) through (d) above.

“Cash Flow” means, for any Project and for any period, an amount equal to (a) all revenues received in respect of such Project in cash during such period; minus, (b) all amounts required or needed for the payment of expenses paid or to be paid in respect of such Project in cash during such period, in each case determined consistent with past practice and in accordance with GAAP.

5

“Change of Control” means, (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of such plan) shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the outstanding voting securities of the Parent, calculated on a fully-diluted as-converted basis, (ii) at any time, any transfer directly by Parent of more than five percent (5%) of the outstanding Equity Interests of Parent to a Prohibited Holder, (iii) at any time, the Parent shall cease to own and control, beneficially and of record, all of the issued and outstanding Equity Interests of Holdco, (iv) at any time, Holdco shall cease to directly own and control, beneficially and of record, all of the issued and outstanding Equity Interests of the Borrower, or (v) at any time, the Borrower shall cease to directly own and control, beneficially and of record, all of the issued and outstanding Equity Interests of any other Loan Party, except as a result of a transaction otherwise permitted under this Agreement. Notwithstanding the foregoing, a Project Company Subsidiary may admit a tax equity investor, so long as any proceeds received from such tax equity investor prior to a Disposition of such Project Company Subsidiary or a Refinancing of the Working Capital Loans attributable to such Project Company Subsidiary are deposited into the Proceeds Account immediately upon receipt and applied to repay the Working Capital Loans, together with all accrued and unpaid interest thereon and other amounts as may be owing hereunder, at the time of such Disposition or Refinancing.

“Charges” shall have the meaning set forth in Section 3.12.12.

“Closing Date” means the date on which the initial Loan is made by the Lender to the Borrower following satisfaction of the conditions to the making of such Loan as set forth herein, as determined by the Lender in its reasonable discretion.

“Closing Date Approved Projects” means each of the Projects listed on Schedule 1.1C that meet the requirements of an “Approved Project” as of the Closing Date and for which the initial Working Capital Loans funded on the Closing Date shall be made.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute, including the rules or regulations promulgated thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed to also refer to any successor sections.

“Collateral” means (i) all “Collateral”, as such term is defined in the Security Agreement; and (ii) all other assets and properties of the Borrower and the other Loan Parties that have been pledged as security for all or any portion of the Obligations.

6

“Commitment” means the obligation of the Lender to make Working Capital Loans to the Borrower pursuant to Section 2.1 in an aggregate original principal amount not to exceed an amount equal to Three Hundred Million Dollars ($300,000,000).

“Commitment Termination Date” means the earlier to occur of (i) December 21, 2021, (ii) such earlier date on which the Commitment may be terminated in accordance with the terms hereof.

“Construction Account” means deposit account number 360768052 in the name of the Borrower and maintained with the Depositary Bank and subject to the springing control of, and a perfected, first priority security interest in favor of, the Lender, and into which the proceeds of each Working Capital Loan shall be deposited.

“Construction Budget and Schedule” means, for any Available Project, the scheduled Invoice Payments and Progress Milestones as referenced in Section 2.1(b).

“Credit File” means, with respect to the Customer for any Available Project in respect of which the Borrower has requested to be approved as an Approved Project, or in respect of which the Lender has made a Working Capital Loan hereunder, the following information compiled at the time of Project origination in accordance with Borrower’s customary origination procedures, as agreed to by the Lender (whose agreement shall not be unreasonably withheld):

(i)	For any publicly traded company, a credit report from Moody’s or another equivalent rating agency;

(ii)	For any municipality, a bond report from Moody’s or another equivalent rating agency;

(iii)	For any privately held company, year-end financial statements for the three most recent years for which for which such financial statements are available, which shall have been either reviewed or audited by certified public accountants; and

(iv)	For any other entity that is not described in clause (i), (ii) or (iii) above, such information as is mutually agreed upon between Borrower and Lender.

“Customer” means a counterparty to a Revenue Contract or a utility pursuant to an approved Utility Tariff.

“Debt” means, as to any Person, without duplication, (i) all indebtedness for borrowed money, including, without limitation, all indebtedness of such Person evidenced by bonds, debentures, notes and other similar instruments, (ii) all obligations of such Person to pay the deferred purchase price of property or services, other than trade payables arising in the ordinary course of business, (iii) all obligations of such Person under any conditional sale or other title retention agreement relating to property acquired by such Person, (iv) all Capital Lease Obligations of such Person, (v) all Debt of any other Person secured by a Lien on any asset of such Person, whether or not such Debt has been assumed by such Person, provided that if such Person has not assumed or become liable for the payment of such obligation, the amount of such Debt shall be limited to the lesser of (A) the principal amount of the obligations being secured and (B) the fair market value of the encumbered property, (vi) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any capital stock of such Person prior to the date that is ninety-one (91) days after the Maturity Date (excluding provisions requiring redemption upon a “change of control” or similar event; provided that such “change of control” or similar event results in the repayment of the Obligations (other than contingent indemnification obligations) (such capital stock, “Disqualified Capital Stock”), (vii) all Hedging Obligations of such Person, net of liabilities owed to such Person by the counterparties in respect thereof, (viii) all lease obligations associated with any Project incurred in connection with a sale leaseback transaction entered into in respect of such Project; and (ix) all Debt of any other Person guaranteed by such Person.

7

“Debt Service Reserve” shall have the meaning set forth in Section 6.15(d).

“Default Rate” means the Interest Rate plus five percent (5%) per annum.

“Depository Bank” means JPMorgan Chase Bank, N.A.

“Disposition” shall have the meaning set forth in Section 8.3, and “Dispose” means to sell, transfer, lease, assign or otherwise dispose of.

“Dispute” shall have the meaning set forth in Section 12.11(b).

“Disqualified Capital Stock” shall have the meaning set forth in the definition of “Debt”.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States of America.

“Eligible Assignee” means any Person other than a natural Person that is (i) an Affiliate of the Lender or (ii) a commercial bank, insurance company, investment or mutual fund or other Person that is an “accredited investor” (as defined in Regulation D under the Securities Act) and that has been consented to in writing by the Borrower, such consent not to be unreasonably withheld, conditioned or delayed.

“Environmental Laws” means any and all applicable federal, state and local laws, statutes, ordinances, rules, regulations and orders of courts or Governmental Authorities, relating to pollution and protection of the environment or the release of Hazardous Materials into the environment.

8

“EPC Consent” means a Consent and Agreement, in the form attached hereto as Exhibit G, by and among the applicable Project Company Guarantor, the EPC Contractor and the Lender.

“EPC Contract” means, with respect to any Available Project, an Engineering, Procurement and Construction Agreement by and between the Project Company Guarantor that will own such Project and the EPC Contractor, in a form as may be acceptable to Lender, pursuant to which, among other things, the EPC Contractor shall assume the responsibility for the engineering, procurement and construction of such Project, which shall expressly include the specifications for such Project, as well as a Construction Budget and Schedule for such Project, and which shall provide that title to the applicable portion of such Project shall be transferred to such Project Company Guarantor upon each payment by such Project Company Guarantor thereunder.

“EPC Contract Price” means, for any EPC Contract, the aggregate amount payable by the Borrower and/or the applicable Project Company Guarantor to the EPC Contractor pursuant to the terms of such EPC Contract.

“EPC Contractor” means the Parent.

“Equity Interests” means, with respect to any Person, any of the shares of capital stock of (or other ownership or profit interests in) such Person, any of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, any of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and any of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute, including the rules and regulations promulgated thereunder, in each case as in effect from time to time. References to sections of ERISA will be construed to also refer to any successor sections.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in the Loans or the Commitment pursuant to a law in effect on the date on which (i) the Lender acquired such interest in the Loans or the Commitment or (ii) the Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.7, amounts with respect to such Taxes were payable either to the Lender immediately before the Lender became a party hereto or to the Lender immediately before it changed its lending office, (c) Taxes attributable to the Lender’s (or its assignee’s) failure to comply with Section 3.7(v) and (d) any U.S. federal withholding Taxes imposed under FATCA.

9

“Facility Default” means any of the events specified in Section 9.2 which constitutes a Facility Event of Default or which, upon the giving of notice, the lapse of time, or both pursuant to Section 9.2, would, unless cured or waived, constitute a Facility Event of Default.

“Facility Event of Default” shall have the meaning assigned thereto in Section 9.2.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any “intergovernmental agreements” with respect to the foregoing, and any laws, rules or regulations promulgated pursuant to such intergovernmental agreements.

“Final Acceptance”, with respect to any Approved Project, has the meaning set forth in the applicable EPC Contract relating to such Approved Project.1

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973), as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004, as now or hereafter in effect or any successor statute thereto and (iii) the Biggert –Waters Flood Insurance Reform Act of 2012, as now or hereafter in effect or any successor statute thereto.

“FuelCell Technology” means the technology described on Schedule 1.1A attached hereto.

“GAAP” means generally accepted accounting principles, as recognized from time to time by the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and as in effect from time to time, subject to the provisions of Section 1.2.

1 Conform term as necessary to EPC Contract

10

“Generate Capital” means Generate Capital, Inc., a Delaware corporation and the sole member of the Lender.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision or any court, agency, authority, department, commission, board, bureau or instrumentality thereof.

“Hazardous Materials” means substances or materials which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants or toxic substances under any applicable Environmental Law.

“Hedge Transaction” of any Person shall mean any transaction (including an agreement with respect thereto) now existing or hereafter entered into by such Person that is a rate swap, basis swap, forward rate transaction, commodity swap, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collateral transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedge Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedge Transactions and (iii) any and all renewals, extensions and modifications of any Hedge Transactions and any and all substitutions for any Hedge Transactions.

“Holdco” means FuelCell Energy Finance, LLC, a Connecticut limited liability company, and the owner of all of the issued and outstanding Equity Interests of the Borrower.

“Holdco Pledge Agreement” means that certain Pledge Agreement, dated as of the date hereof, executed by Holdco in favor of the Lender, pursuant to which Holdco shall have pledged to the Lender a perfected, first priority security interest in all of the issued and outstanding Equity Interests of the Borrower as collateral for the Obligations.

“Indemnified Parties” shall have the meaning set forth in Section 11.1.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Independent Engineer” means DAI Management Consultants, Inc. or another an independent engineer designated by the Lender and reasonably acceptable to the Borrower.

11

“Initial Diligence Cost Reimbursement Letter” means that certain letter agreement regarding expense reimbursement, dated as of December 12, 2018, and entered into by and between Parent and Generate Capital.

“Initial Projects” means those Projects listed on Schedule 1.1D that have been identified by Borrower as Available Projects as of the Closing Date, but have not yet qualified as an “Approved Project” as of the Closing Date.

“Intellectual Property Rights” shall have the meaning set forth in Section 4.10.

“Interest Rate” means a fixed rate of nine and one half percent (9.50%) per annum.

“Internal Rate of Return” means, with respect to any Project, the discount rate that sets A equal to B (calculated using the XIRR function in the current Microsoft Excel version as of the date of this Agreement), where A is the present value of projected Cash Flow from such Project, and B is the present value of the projected Investment by Borrower in such Project.

“Investment” means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to, or other investment in, any Person.

“Investment Grade” means, for the following Customers, determined as of the time the applicable Available Project is submitted to the Lender for approval in accordance with Section 2.1(b):

(i)	Any publicly traded company with a corporate credit rating of Baa3 or higher by Moody’s or an equivalent rating by another nationally recognized statistical rating agency;

(ii)	Any municipality with an investment grade bond rating by Moody’s or S&P;

(iii)	Any privately held company (a) with a rating of Baa3 or higher, as determined using Moody’s RiskCalc (“RiskCalc”) tool based upon at least three years of audited financial statements, (b) that has annual revenue for the most recent three fiscal years of at least $30,000,000 per year; and (c) has been in business for at least five (5) years; or

(iv)	For any other entity that is not described in clause (i), (ii) or (iii) above, such criteria as is mutually agreed upon between Borrower and Lender.

“Invoice Payments” shall mean the respective payment amounts and the dates on which such payments are required to be made in accordance with the terms and conditions of the applicable EPC Contract or as otherwise agreed to between Borrower and Lender. Such terms and conditions for required payments in the EPC Contract may include requirements that the EPC Contractor achieve certain milestones but any such references to a milestone in the EPC Contract shall not be treated as causing any such milestone to be a “Progress Milestone” unless specifically designated as a “Progress Milestone” in the Construction Budget and Schedule for such Approved Project.

12

“Irrevocable Payment Instruction” means, with respect to any Revenue Contract or Utility Tariff relating to an Approved Project, an irrevocable payment instruction, executed or to be executed by the applicable Loan Party and pursuant to which such Loan Party shall irrevocably authorize and direct the applicable counterparty under such Revenue Contract or Utility Tariff to pay all amounts payable to such Loan Party thereunder directly to a Project Revenue Account.

“Joinder Agreement” means a Joinder and Reaffirmation Agreement substantially in the form of Exhibit D.

“Lender” shall have the meaning given to such term in the introductory paragraph to this Agreement.

“Lien” means any deed of trust or mortgage lien, security interest, pledge, charge, lien or other similar encumbrance of any nature.

“Loan” means a Working Capital Loan, and “Loans” means all of such Working Capital Loans.

“Loan Disbursement Date” means any Business Day occurring on or after the Closing Date but on or prior to the Commitment Termination Date; provided that there shall not occur more than one Loan Disbursement Date in any calendar month.

“Loan Documents” means this Agreement, the Loan Note, the Security Agreement, the Holdco Pledge Agreement, the Parent Guaranty, the Right of Financing Agreement, any Real Estate Documents, each mortgage, deed of trust, and security deed, each assignment of leases and rents, each Working Capital Loan Notice, and each other document, agreement and instrument executed and delivered by the Borrower and the other Loan Parties, or any of them, or any other Person or Persons in connection with this Agreement.

“Loan Note” has the meaning given to such term in Section 2.2.

“Loan Parties” has the meaning given to such term in the introductory paragraph to this Agreement.

“Material Adverse Effect” means a material adverse effect upon (i) the business, assets, properties, liabilities, financial condition, or results of operations of the Loan Parties, taken as a whole, (ii) the ability of any Loan Party to perform its material obligations under this Agreement or any other Loan Document to which it is a party, (iii) the legality, validity, binding effect or enforceability of any Loan Document, or (iv) the ability of the Lender to enforce any rights or remedies under or in connection with any Loan Document.

13

“Material Damage” means, with respect to an Approved Project, any damage to the infrastructure or equipment of such Approved Project, that results, or could reasonably be expected to result, in a termination of the Revenue Contract associated with such Approved Project, or a material adverse effect on the ability of any Loan Party to perform its obligations under such Revenue Contract.

“Material Additional Project Document” means any Additional Project Document the terms of which (a) could reasonably be expected to result in a Project Material Adverse Effect or (b) could reasonably be expected to result in the payment by any Project Company Guarantor of an amount in excess of one percent (1.0%) of the EPC Contract Price for such Project Company Guarantor’s Approved Project.

“Material Project Documents” means, with respect to any Project, the Revenue Contract or Utility Tariff associated with such Project, the EPC Contract and any related Material Subcontracts associated with such Project (including the Construction Budget and Schedule for such Available Project), any interconnection agreement or other indication of interconnectability for distribution level interconnections relating to such Project, any real estate lease, license or other agreement for the real property on which such Project is to be situated, any access agreements relating to such Project, the agreements transferring the Project assets and Revenue Contract to the applicable Project Company Guarantor, all material Approvals relating to such Project, all environmental assessments and reports associated with such Project, all documentation pertaining to any environmental attributes associated with such Project, and any other agreements that are material to the acquisition, development, operation and ownership of such Project, as reasonably determined by the Borrower.

“Material Subcontract” means, with respect to any Project, any subcontract under the EPC Contract related to such Project that has a total contract amount equal or greater than five percent (5.0%) of the EPC Contract Price for such EPC Contract. For the avoidance of doubt, “Material Subcontract” will not be deemed to include any contracts (or subcontracts) between Parent and any third party for parts, components and raw materials of any kind that are utilized by Parent in connection with the manufacture of a fuel cell power plant.

“Maximum Rate” shall have the meaning set forth in Section 12.12.

“Membership Interest Purchase Agreement” means a Membership Interest Purchase Agreement by and between the Borrower and the Lender or an Affiliate of the Lender designated by the Lender, pursuant to which the Borrower shall transfer to the Lender or such Affiliate one hundred percent (100%) of the Equity Interests of a Project Company Guarantor for a purchase price equal to the sum of (i) the then outstanding principal amount of all Working Capital Loans attributable to such Project Company Guarantor and its Approved Project, plus (ii) an additional conditional amount equal to fifty percent (50%) of any distributions payable to the Lender or such Affiliate after such Lender or Affiliate has achieved a ten percent (10%) inefficient after-tax, unlevered Internal Rate of Return with respect to its interest in such Project Company Guarantor.

14

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” shall mean a mortgage, deed of trust, trust deed, security deed, debenture, deed of immovable hypothec, deed to secure debt or other real estate security document delivered by any Loan Party to the Lender from time to time, in form and substance satisfactory to the Lender, as the same may be amended, amended and restated, extended, supplemented, substituted or otherwise modified from time to time.

“Notice to Proceed” means, with respect to any Project, the notice to proceed issued by Borrower or a Project Company Subsidiary pursuant to the terms of the EPC Contract for such Project, which notice has been reviewed and confirmed by the Independent Engineer (or confirmed through other comparable documentation in form and substance reasonably acceptable to the Lender), and which is not conditional upon the obtaining of any additional Approvals.

“O&M Agreement” means, with respect to any Available Project, an Administrative and O&M Services Agreement by and between the Project Company Guarantor that owns such Project and the Servicer, pursuant to which the Servicer has assumed responsibility for the operation, maintenance and administration of such Project for the benefit of such Project Company Guarantor, including without limitation, the following:

(a)	Management of the day-to-day activities of such Project, including preventive and corrective maintenance and enforcement of equipment warranties;

(b)	Procurement and maintenance of spare parts inventory and an up to date Services Manual;

(c)	Delivery to such Project Company Guarantor of data and information regarding performance of such Project, including Customer energy consumption;

(d)	Periodic reporting on maintenance and other activities with respect to such Project; and

(e)	The obligation to carry property and liability insurance as set forth in such O&M Agreement.

“Obligations” means all amounts owing by the Borrower and the other Loan Parties to the Lender in connection with this Agreement or any other Loan Document or otherwise with respect to the Commitment and the Loans, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Loan Parties, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Lender incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, all obligations in respect of all other services and financial accommodations made by the Lender to the Loan Parties, or any of them, together with all renewals, extensions, modifications or refinancings of any of the foregoing.

15

“Operating Budget” means, for any Approved Project, a budget for the ongoing operation and maintenance of such Approved Project following achievement of Substantial Completion thereof.

“Original Principal Amount” means, with respect to any Loan, the original principal amount thereof, without regard to any principal payments thereon.

“Other Connection Taxes” means Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Loans or any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Parent” means FuelCell Energy, Inc., a Delaware corporation and the indirect legal and beneficial owner of all of the Equity Interests of the Borrower.

“Parent Diligence Cost Reimbursement Letter” means that certain letter agreement, dated as of the date hereof, by the Parent in favor of the Lender, pursuant to which the Parent has agreed, subject to the terms and conditions set forth therein, to reimburse the Lender for its diligence costs related to Lender’s diligence of Available Projects that have been proposed to become Approved Projects.

“Parent Guaranty” means that certain Guaranty Agreement, dated as of the date hereof, by the Parent in favor of the Lender.

“Payment Date” means the first Business Day of each month.

16

“PBGC” means the Pension Benefit Guaranty Corporation as created under ERISA, or any successor thereto under ERISA.

“Permissible Capacity Payments” means revenues resulting from capacity payments for obligations paid to an Affiliate that is the designated market participant for the respective Independent Systems Operator.

“Permitted Encumbrances” means, as of any particular time:

(i)	Liens in favor of a governmental entity for taxes, fees, assessments or other governmental charges or levies not then delinquent or being contested in good faith and by appropriate proceedings;

(ii)	Liens arising pursuant to the Loan Documents in favor of the Lender;

(iii)	Liens in respect of property imposed by law arising in the ordinary course of business such as materialmen’s, carrier’s, mechanics’, landlord’s, warehousemen’s, and other like Liens; provided that such Liens secure only amounts not more than thirty (30) days past due or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(iv)	Liens arising from (1) good faith deposits in connection with or to secure performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, utility market participation, performance and return-of-money bonds and other similar obligations (including Liens to secure health, safety and environmental obligations); and (2) letters of credit and bank guarantees required or requested by any Governmental Authority in connection with any contract or Law) incurred in the ordinary course of business (but in any event that do not secure obligations in respect of the payment of borrowed money);

(v)	Liens (1) of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon, (2) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and which are within the general parameters customary in the banking industry, or (3) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

17

(vi)	pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of any Loan Party (including obligations in respect of letters of credit or bank guarantees for the benefit of) to insurance carriers providing property, casualty or liability insurance to any Loan Party;

(vii)	easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and other minor title defects affecting real property that do not in the aggregate materially interfere with the ordinary conduct of the business of the Loan Parties, taken as a whole and ground leases in respect of real property on which facilities owned or leased by any Loan Party are located;

(viii)	leases, subleases, non-exclusive licenses or non-exclusive sublicenses granted Customers pursuant to Project Documents in the ordinary course of business;

(ix)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(x)	statutory judgment Liens securing judgments against one or more Loan Parties that do not constitute or give rise to a Project Company Event of Default; and

(xi)	Other Liens with respect to property or assets of any Loan Party having an aggregate value at any time not to exceed $100,000 (but in any event that do not secure obligations in respect of the payment of borrowed money).

“Person” means an individual, corporation, limited liability company, partnership, association, trust, business trust, joint venture, joint stock company, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity or group thereof.

“Plan” shall have the meaning assigned thereto in Section 4.11.

“Proceeds Account” means deposit account number 351536112 established by the Borrower with the Depository Bank and subject to the exclusive control of, and a perfected, first priority security interest in favor of Lender, into which each Project Company Guarantor shall direct its Customers to make all payments in respect its Approved Projects, and into which all other proceeds from any Disposition or refinancing of any Approved Project shall be deposited.

“Progress Milestone” means, for any Approved Project, certain material milestones relating to the development, acquisition and construction progress of such Approved Project that are designated as “Progress Milestones” in the Construction Budget and Schedule for such Approved Project.

18

“Prohibited Holder” means any Person that:

(a)        is in violation of (i) any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (ii) Executive Order No. 13,224, 66 Fed. Reg. 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) (the “Executive Order”) or (iii) any laws relating to terrorism or money laundering (collectively, “Anti-Terrorism Laws”);

(b)          is any of the following: (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (ii) a Person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or (v) a Person that is named as a “specially designated national and blocked person” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list;

(c)          to the knowledge of any Loan Party, engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law; or

(d)          has been the subject of any bankruptcy or insolvency proceeding during the immediately preceding three-year period.

“Project” means a stationary carbonate fuel cell project (either behind-the-meter or utility scale) for power generation only. For the avoidance of doubt, a “Project” shall not include hydrogen, storage or carbon capture facilities or projects except those hydrogen, storage or carbon capture projects listed on Schedule 1.1B attached hereto; provided, however, that the Parent and Borrower may, at their discretion, submit any project for consideration as an Available Project, even if such project does not otherwise satisfy the definition of a “Project” under this definition, and if such project is deemed by the Lender to constitute an Approved Project, then such project shall thereafter constitute a Project hereunder.

“Project Approval Certification” means a certification, in the form attached hereto as Exhibit I, executed by an Approved Officer and delivered to the Lender pursuant to Section 2.1(b) attached hereto.

“Project Company Default” means any of the events specified in Section 9.1 which constitutes a Project Company Event of Default or which, upon the giving of notice, the lapse of time, or both pursuant to Section 9.1, would, unless cured or waived, constitute a Project Company Event of Default.

19

“Project Company Event of Default” shall have the meaning assigned thereto in Section 9.1.

“Project Company Guarantor” shall have the meaning given to such term in the introductory paragraph to this Agreement.

“Project Documents” means, with respect to any Project, any contract, agreement or instrument relating to the acquisition, development, construction, ownership, development, testing, operation, maintenance, repair, insurance, management, administration or use of such Project or the business of the Project Company Guarantor that owns such Project, whether entered into by any of Borrower or the applicable Project Company Guarantor or any of their Affiliates, as any of the foregoing may be amended or modified from time to time in accordance with the terms of this Agreement.

“Project Loan Disbursement and Construction Schedule” shall have the meaning assigned thereto in Section 2.1(b).

“Project Material Adverse Effect” means, with respect to any Project Company Guarantor and related Approved Project, a material adverse effect upon (i) the business, assets, properties, liabilities, financial condition, or results of operations of such Project Company Guarantor, (ii) the ability of such Project Company Guarantor to perform its material obligations under this Agreement or any other Loan Document to which it is a party, (iii) the legality, validity, binding effect or enforceability of any Loan Document to which such Project Company Guarantor is a party, or (iv) the ability of the Lender to enforce any rights or remedies under or in connection with any Loan Document to which such Project Company Guarantor is a party.

“Project Revenue Account” means a deposit account established by a Project Company Guarantor to receive payments in respect of Revenue Contracts to which such Project Company Guarantor is a party.

“Real Estate” shall mean all real property owned or leased by any Loan Party.

“Real Estate Documents” shall mean, with respect to any Approved Project, as applicable:

(i) for any Real Estate owned or leased by the Project Company Guarantor that owns such Approved Project, in each case as reasonably required by the Lender, such mortgages, security deeds, deeds of trust, assignments of leases and rents, environmental indemnity agreements, title insurance commitments and title insurance policies, subordination and non-disturbance agreements, environmental appraisals, legal opinions, and other agreements and documents as the Lender may reasonably require to ensure that the Lender has a perfected, first priority security interest in all such Real Estate and other customary rights and protections with respect thereto as Lender may reasonably require; and

20

(ii) for any Real Estate with respect to which the applicable Project Company Guarantor has been granted rights pursuant to a license, usufruct, access agreement or similar arrangement, in each case as required by Lender, an estoppel agreement permitting the Lender to succeed to the rights of such Project Company Guarantor as to such Real Estate, and such other reports, documents, instruments and agreements as the Lender shall reasonably request, each in form and substance reasonably satisfactory to Lender.

“Refinancing” shall have the meaning assigned to such term in Section 2.3.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System of the United States, as it may be amended from time to time.

“Related Parties” and “Related Party” have the meanings assigned to such terms in Section 12.16.

“Required Substantial Completion Date”, with respect to an Approved Project, shall mean the earliest of (a) the date set forth in the EPC Contract as the “Guaranteed Substantial Completion Date”, if applicable, (b) the date that is ninety (90) days prior to the date on which such Approved Project is required to achieve Substantial Completion pursuant to the applicable Revenue Contract unless, in the reasonable discretion of Lender, Borrower has demonstrated that significant progress has been made on Project construction such that it is reasonably likely that such Approved Project will achieve Substantial Completion by the date required in such Revenue Contract; and (c) the date that is one hundred eighty (180) days after the date set forth for Substantial Completion in the Construction Budget and Schedule for such Approved Project.

“Reserve Account” means deposit account number 351536963 in the name of the Borrower and maintained with the Depositary Bank and subject to the exclusive control of, and a perfected, first priority security interest in favor of, the Lender, and in which the Debt Service Reserve for each Approved Project shall be maintained.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Borrower or any Project Company Guarantor, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests. For purposes of clarification, any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of Debt which by its terms is convertible into Equity Interests is not a “Restricted Payment”.

“Revenue Contract” means a multi-year contract for the sale of energy, capacity and/or environmental attributes, between a Project Company Guarantor and a Customer and associated with a Project, setting forth the terms and conditions pursuant to which such Project shall be installed for such Customer and the energy, capacity and/or environmental attributes shall be provided by to such Customer (or other Customers) relating to such Project.

21

“Right of Financing Agreement” means that certain Right of Financing Agreement, dated as of the date hereof, by and among the Lender, the Borrower and the Parent.

“S&P” means Standard & Poor’s Ratings Services Group, a division of The McGraw Hill Companies, Inc.

“Sanctioned Country” shall mean, at any time, a country, region or territory that is, or whose government is, the subject or target of any Sanctions.

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated persons maintained by OFAC, the United States Department of State, the United States Security Council, the European Union or any EU member state, (b) any Person located, organized, or resident in a Sanctioned Country, or (c) any Person Controlled by any such Person described in either clause (a) or clause (b) above.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom or (c) any other relevant sanctions authority.

“Security Agreement” means that certain Pledge and Security Agreement, dated as of the date hereof, executed by the Loan Parties party thereto, pursuant to which each Loan Party has granted to the Lender a security interest in the Collateral described therein to secure all Obligations of each of the Loan Parties to the Lender, as such Security Agreement may be amended, restated, supplemented or otherwise modified.

“Servicer” means the Parent.

“Services Manual” has the meaning given to it in the O&M Agreement.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person has enough capital, consisting of cash on hand, funds available through credit facilities and/or reasonably expected to be generated by ordinary course operations, to fund the business in which it proposes to be engaged. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

22

“Subsidiary” means, as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time, directly or indirectly, owned by such Person (irrespective of whether, at the time, capital stock or other ownership interests of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of a Loan Party.

“Substantial Completion”, with respect to any Approved Project, has the meaning set forth in the applicable EPC Contract relating to such Approved Project.

“Substantial Completion Date”, with respect to any Approved Project, the date on which such Approved Project has achieved Substantial Completion.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transaction Documents” means the Loan Documents and the Project Documents.

“USA Patriot Act” means the United Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time.

“Utility Tariff” means a tariff with a public utility acceptable to the Lender in its sole discretion.

“Withholding Agent” means any Loan Party or the Lender, as applicable.

“Working Capital Loan” has the meaning given to such term in Section 2.1(a).

“Working Capital Loan Amount” means, for any Approved Project for which the Borrower requests a Working Capital Loan, an amount requested by the Borrower not to exceed the lesser of (i) one hundred percent (100%) of the amount of the EPC Contract Price, as set forth in the Construction Budget and Schedule included in the EPC Contract for such Approved Project, and (ii) the invested amount that allows the Project Company Guarantor to achieve a ten percent (10%) unlevered, after-tax inefficient Internal Rate of Return; provided, however, that if the Borrower provides Lender with a binding term financing commitment for such Approved Project that ensures that funds will be available on the applicable Working Capital Loan Maturity Date in excess of the original Working Capital Loan Amount for such Approved Project, then such Working Capital Loan Amount may be increased by an amount determined in the sole discretion of the Lender.

23

“Written” or “in writing” means any form of written communication, including communication by means of telefacsimile, authenticated telex, telecopier, telegraph or cable.

1.2         Other General Terms. (a)          Section References, Etc. Unless otherwise specified, a reference in this Agreement to a particular section, subsection, schedule or exhibit is a reference to that section, subsection, schedule or exhibit of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or the plural will include the singular and plural.

(b)          Defined Terms. Unless otherwise defined herein, all capitalized terms defined in this Agreement will have the defined meanings when used in this Agreement, the other Loan Documents or any certificate, report or other document made or delivered pursuant to this Agreement.

(c)          Other References. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements, restatements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv)  any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified, supplemented, or amended and restated from time to time together with all rules, regulations and interpretations thereunder or related thereto; (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights; and (vi) titles of Sections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

(d)          Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not specifically defined or specified herein shall have the meanings generally attributed to such terms under GAAP and all calculations shall be made in accordance with GAAP (except, with respect to unaudited financial statements, for the absence of footnotes, subject to year-end adjustments and for non-compliance with ASC 718); provided that if at any time any change in GAAP would affect the computation or any covenant or requirement set forth in any Loan Document, and if either Borrower or Lender shall so request, Loan Parties and Lender shall negotiate in good faith to amend such covenant or requirement to preserve the original intent thereof in light of such change in GAAP; provided further that, until so amended, such covenant or requirement shall continue to be computed in accordance with GAAP prior to such change therein and Loan Parties shall provide Lender financial statements and other documents requirements under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such covenant or requirement made before and after giving effect to such change in GAAP; provided further that any obligations of a Person under a lease (whether now existing or entered into in the future) that is not (or would not be) a Capital Lease Obligation under GAAP on the Closing Date shall not be treated as a Capital Lease Obligation solely as a result of the adoption of changes in GAAP.

24

Section 2
The LOAN FACILITY.

2.1         Working Capital Loans.

(a)          Upon the terms and subject to the conditions contained in this Agreement, and following a request therefor from Borrower as set forth in Section 2.1(d) below, the Lender agrees to make construction loans (each such loan, a “Working Capital Loan”) to the Borrower from time to time on any Loan Disbursement Date designated by the Borrower prior to the Commitment Termination Date, so long as, in each case, (i) after giving effect to the making of any such requested Working Capital Loan, the outstanding principal amount of all Working Capital Loans then outstanding hereunder does not exceed the Commitment; and (ii) the principal amount of such requested Working Capital Loan is at least $250,000. Once any Working Capital Loan has been repaid hereunder, it may not be reborrowed. Notwithstanding the foregoing, Lender shall not be required, but may elect in its sole discretion, to make any Working Capital Loans to any Available Project that is made available to Lender pursuant to Section 2.1(b) if, as a result of Lender’s making of such Working Capital Loans, the total outstanding principal balance of Working Capital Loans will exceed $100,000,000.00. Lender represents and warrants to Borrower that (i) Lender has full corporate authorization to extend Working Capital Loans up to $100,000,000.00 without obtaining further approvals from its governing board or equity holders and such amount will not exceed any restrictions currently applicable to Lender; and (ii) Lender has, on the Closing Date, sufficient funds, either on hand or readily available through existing commitments, to make such Working Capital Loans in an amount of up to $100,000,000.00.

(b)          Subject to the terms and conditions of the Right of Financing Agreement, the Parent and the Borrower shall make available to the Lender for financing each of the Available Projects originated, developed, installed or operated by the Parent or any Affiliate of the Parent after the date hereof as follows. Prior to requesting Working Capital Loans to finance the cost of manufacturing and installing an Available Project, Borrower shall provide to Lender a Project Approval Certification accompanied by the following information relating to such Available Project:

25

(i)          a description of such Available Project, including the identity of the Customer of such Available Project and a list of all Material Project Documents associated with such Available Project;

(ii)         a copy of the Revenue Contract relating to such Available Project;

(iii)        a description and summary of revenue assumptions and operating cost assumptions (to include expected operations and maintenance costs, rent (if required) and operations and maintenance reserves to be maintained in connection with such Available Project), in each case determined in accordance with the Base Case Model, all of which shall have been reviewed and confirmed by the Independent Engineer, or confirmed by other comparable documentation in form and substance reasonably acceptable to the Lender;

(iv)        a copy of the EPC Contract relating to such Available Project, all Material Subcontracts related thereto, including all warranties related to such Available Project arising under such EPC Contract and Material Subcontracts, and including the Construction Budget and Schedule for such Available Project and all plans and designs for such Available Project;

(v)        a copy of a proposed schedule (the “Proposed Project Loan Disbursement and Construction Schedule”) that shall contain the Borrowers proposal as to: (A) the requested amount of Working Capital Loans for such Available Project, which shall be determined in accordance with the Base Case Model; and which shall be consistent with the Construction Budget and Schedule; (B) the Progress Milestones for such Available Project; (C) the Invoice Payments and/or dates when each advance of Working Capital Loan (and the amount of each such advance Working Capital Loan) would be made, which shall be made in arrears on a monthly basis as amounts are paid pursuant to the applicable EPC Contract; (D) the corresponding amount of any cost that, at such time, would be funded by the Borrower from sources other than Working Capital Loans; and (E) any Invoice Payments or Progress Milestones for which confirmation of the achievement of the applicable milestone would be required by an Independent Engineer;

(vi)        a copy of the Notice to Proceed pursuant to the EPC Contract for such Available Project or if Borrower will be requesting Working Capital Loans prior to the issuance of a Notice to Proceed (in the case where a Notice to Proceed has not been issued due to Approvals that are obtainable in the ordinary course not having been issued), a certification that the Notice to Proceed for such Project is reasonably expected to be issued within six (6) months from the date of such certification;

26

(vii)       a list of all Approvals required for such Available Project, which list shall (x) identify all of such Approvals that have already been obtained, and (y) include a certification that any remaining required Approvals that have not yet been obtained shall be obtainable in the ordinary course of business;

(viii)      the date that such Available Project is projected to achieve Final Acceptance;

(ix)        proof that such Available Project is properly insured;

(x)         a list of material equipment for such Available Project;

(xi)        evidence of approved rebate awards, if any, associated with such Available Project;

(xii)       an Independent Engineer’s report for such Available Project, or other documentation acceptable to the Lender, confirming the Base Case Model and relevant assumptions;

(xiii)      the Services Manual for such Available Project and the Operating Budget for such Available Project;

(xiv)      copies of all other Material Project Documents relating to such Available Project;

(xv)       a complete Credit File for the Customer associated with such Available Project; and

(xvi)      any other material documents associated with such Available Project as may be necessary to establish that such Available Project is an Approved Project, or that Lender may otherwise reasonably require.

Based upon the foregoing information, Lender shall determine, in its reasonable discretion, whether an Available Project constitutes an Approved Project. Lender may also perform its own due diligence on an Available Project as it may deem necessary to confirm that an Available Project may be deemed an Approved Project, and in that connection, Lender may engage third party engineers, consultants and outside legal counsel to perform such due diligence. Parent has agreed to reimburse Lender for all costs relating to any Available Project that becomes an Approved Project pursuant to the Parent Diligence Cost Reimbursement Letter. Following its receipt of a Project Approval Certification and all related information, Lender shall have three (3) Business Days to review such Project Approval Certification and related information for completeness. If Lender reasonably determines that, notwithstanding the delivery of a Project Approval Certification for an Available Project, the information provided by Borrower is incomplete, then Lender shall provide notice to Borrower identifying such missing information, and Borrower shall promptly provide the same provided that such information is reasonably available to Borrower. If Lender declines or fails to approve an Available Project within eighteen (18) Business Days following delivery of the Project Approval Certification and related information by Borrower to Lender (or following delivery of additional information provided by Borrower following Lenders’ request therefor), then Parent may finance such Project with other lenders or funding partners. If an Available Project approved by the Lender is owned by the Parent or any other Person that is not a Project Company Guarantor, then either (x) such Available Project shall be transferred and assigned, free and clear of any Liens other than Permitted Encumbrances, to a Project Company Guarantor to constitute an Approved Project; or (y) all of the Equity Interests of the Person owing such Available Project must be transferred and assigned, free and clear of any Liens other than Permitted Encumbrances, to the Borrower, and such Person shall become a Project Subsidiary Guarantor in accordance with Section 6.17.

27

In connection with the foregoing review for an Available Project, the Lender shall review the Proposed Project Loan Disbursement and Construction Schedule provided by the Borrower for such Available Project, and during the eighteen (18) Business Day time referenced above, the Borrower and the Lender shall negotiate in good faith to agree upon a final schedule for such Available Project, setting forth the agreement of the parties as to all of the matters contained in such Proposed Project Loan Disbursement Schedule (such final schedule being a “Project Loan Disbursement and Construction Schedule”); provided, however that, notwithstanding anything to the contrary, if Lender and Borrower are unable to agree upon such Project Loan Disbursement and Construction Schedule during such eighteen (18) Business Day period, such Available Project shall be deemed not approved by Lender as an “Approved Project”.

(c)          Each borrowing of a Working Capital Loan hereunder shall be made following the Borrower’s irrevocable written notice to the Lender. Such notice must be received by the Lender at least fifteen (15) Business Days prior to the requested date of borrowing (or such shorter period as may be approved by Lender in its sole discretion). The Borrower may not request more than one Working Capital Loan in any calendar month, with each borrowing of a Working Capital Loan occurring on a Loan Disbursement Date. Each Working Capital Loan shall be associated with one or more Approved Projects. The aggregate amount of the Working Capital Loan(s) (or portions thereof) for any Approved Project shall be the lesser of (x) the amount requested by the Borrower, and (y) an amount equal to the Working Capital Loan Amount determined for such Approved Project. Each notice to borrow a Working Capital Loan shall be in substantially the form of Exhibit A attached hereto (each such notice, a “Working Capital Loan Notice”), and shall: (i) specify the requested date of the borrowing, which shall be a Loan Disbursement Date; (ii) include a description of the Approved Project(s) requested to be associated with such Loan; (iii) specify the principal amount of the Working Capital Loan to be borrowed; (iv) include a summary of the Approved Costs for each Approved Project to be paid with the proceeds of such Working Capital Loan, and shall otherwise be consistent with the Project Loan Disbursement and Construction Schedule including the schedule of Invoice Payments set forth therein and reference the specific milestones, if any, that are applicable to such Invoice Payment; and (v) include such accompanying documentation and items as are required pursuant to Sections 5.2 and 5.3, as applicable. For the avoidance of doubt, the Borrower may submit an Available Project for approval in accordance with Section 2.1(b) above concurrently with the submission of Working Capital Loan Notice for such Project.

28

(d)          Following the receipt of a Working Capital Loan Notice, the additional information required in connection therewith, and such additional information as Lender may reasonably request, and if the Lender, in its reasonable discretion, determines that such Working Capital Loan Notice and related information satisfy all requirements of this Agreement, and that all conditions to the making of the requested Loan have been satisfied, the Lender shall disburse the principal amount of the requested Working Capital Loan on the Loan Disbursement Date specified in the Working Capital Loan Notice, into the Construction Account. Without limiting Lender’s authority to use its reasonable discretion in determining whether information reviewed by it pursuant to this Section 2.1(d), if the Borrower and the Lender disagree as to completion of a Working Capital Loan Notice, they shall work together to resolve such dispute. Immediately upon Lender’s disbursement of a Working Capital Loan into the Construction Account, Borrower shall utilize such funds to make payments to Parent pursuant to the EPC Contract consistent with the amounts specified in the Working Capital Loan Notice.

2.2         Evidence of Loans. The Loans shall be evidenced by a master promissory note, in the form attached hereto as Exhibit B in the amount of the Commitment, executed by the Borrower in favor of the Lender and dated the Closing Date (the “Loan Note”).

2.3         Repayment of Loans; Certain Put and Call Options.

(a)          Accrued and unpaid interest on each Working Capital Loan shall be due and payable on each Payment Date, commencing with the first such Payment Date occurring after the disbursement of such Working Capital Loan. Any interest that accrues on any Loan after the Maturity Date for such Loan shall be payable on demand.

(b)          Following the Approved Project Nominal Maturity Date applicable to the Working Capital Loans attributable to any Approved Project, the Borrower and the Lender shall cooperate to maximize the upfront and total proceeds to the Parent and Borrower arising out of the Disposition of such Approved Project or the refinancing of such Working Capital Loans (any such refinancing of an Approved Project to repay Working Capital Loans for such Approved Project, whether by provision of term financing, back leverage, tax equity or otherwise is referred to as a “Refinancing”). In that connection, the Borrower and the Lender shall openly share information required to effectively identify, negotiate, structure and transact with third parties to Dispose of such Approved Project or to consummate a Refinancing of such Working Capital Loans, in either case in accordance with this Section 2.3. Upon the consummation of any Refinancing of an Approved Project permitted hereunder, the Borrower shall transfer the Equity Interests of the applicable Project Company Guarantor to an Affiliate so that such Project Company Guarantor shall no longer be a Subsidiary of the Borrower and, in connection with the foregoing, such Project Company Guarantor shall be released from all of its obligations as a Loan Party under this Agreement and the other Loan Documents, including, without limitation, its guaranty of the Obligations pursuant to Section 10 of this Agreement. For the avoidance of doubt, subject to complying with the provisions of Section 2.3(c) and 2.3(d), Borrower has sole discretion to determine whether to Dispose of an Approved Project or consummate a Refinancing and the terms and conditions of any such Disposition or Refinancing.

29

(c)          If the Borrower determines to Dispose of an Approved Project to a third party, then upon consummation of such Disposition, the net proceeds of such Disposition shall be deposited into the Proceeds Account, and Borrower shall repay the entire outstanding principal amount of all Working Capital Loans attributable to such Approved Project, together with all then accrued and unpaid interest thereon, and together with the Disposition Fee as provided pursuant to Section 3.1(c) hereof. Any Project Company Guarantor that is so Disposed of pursuant to this Section 2.3(c) shall, immediately upon the effectiveness of such Disposition, be released from all of its obligations as a Loan Party under this Agreement and the other Loan Documents, including without limitation its guaranty of the Obligations pursuant to Section 10 of this Agreement.

(d)          If the Borrower determines to obtain Refinancing from a third party for any Approved Project, Lender shall have the exclusive right to make an equity investment in an amount of at least ten percent (10%) of the Approved Project Price for such Approved Project and, in connection therewith, be entitled to receive a return of no less than a twelve percent (12%) after-tax equity Internal Rate of Return on such investment prior to Borrower’s being entitled to any distributions with respect to such Approved Project. Any such investment by Lender shall be subordinate in all respects to the rights of any third party under a Refinancing. In the event that Borrower has determined to consummate a Refinancing of any such Approved Project, Borrower shall provide written notice to Lender of such intent including a summary of the material terms of such proposed Refinancing. Lender shall have ten (10) Business Days to notify Borrower that Lender intends to exercise its rights under this Section 2.3(d) including specifying the amount of the interest (at least 10%) that Lender wishes to obtain. If Lender exercises such right, Lender shall cooperate with Borrower in connection with Borrower’s efforts to close the Refinancing with the third party and execute any such agreements and documents reasonably related thereto. In connection with the closing of such Refinancing, the net proceeds of such Refinancing shall be deposited into the Proceeds Account, and Borrower shall repay the entire outstanding principal amount of all Working Capital Loans attributable to such Approved Project (less any amount that Lender elects to invest under this Section 2.3(d)), together with all then accrued and unpaid interest thereon.

(e)          If the Borrower has not repaid all of the Working Capital Loans attributable to an Approved Project by a date that is the ninety (90) days after the applicable Approved Project Nominal Maturity Date (or such longer period as the Lender may agree in its sole discretion), either with a Refinancing of the Working Capital Loans attributable to an Approved Project in accordance with Section 2.3(d) above, or pursuant to a Disposition of such Approved Project in accordance with Section 2.3(c), then the outstanding principal balance of all Working Capital Loans attributable to such Approved Project shall be converted to a one hundred percent (100%) ownership interest in all of the issued and outstanding Equity Interests of the Project Company Guarantor that owns such Approved Project. In that connection, (i) the Borrower and the Lender, or an Affiliate of the Lender designated by the Lender, on or prior to the date that is the ninety (90) days after the applicable Approved Project Nominal Maturity Date (or such longer period as the Lender may agree in its sole discretion), shall agree upon and enter into a Membership Interest Purchase Agreement, in form and substance satisfactory to the Borrower and the Lender, pursuant to which the Lender or such Affiliate shall acquire one hundred percent (100%) ownership interest in all of the issued and outstanding Equity Interests of the Project Company Guarantor in exchange for consideration set forth in the Membership Interest Purchase Agreement, and (ii) any Project Company Guarantor that is so acquired by the Lender or an Affiliate of the Lender pursuant to this Section 2.3(e) shall, immediately upon the effectiveness of such acquisition, be released from all of its obligations as a Loan Party under this Agreement and the other Loan Documents, including without limitation its guaranty of the Obligations pursuant to Section 10 of this Agreement.

30

(f)          In the event that Lender has made an initial advance of Working Capital Loans to Borrower with regard to any Approved Project and, at any time thereafter, Lender ceases providing additional Working Capital Loans to Borrower with regard to such Approved Project as a result of the failure of the conditions set forth in Section 5.3 to be satisfied with respect to such Approved Project, and Borrower is unable to satisfy such conditions despite using its commercially reasonable best efforts to do so, Borrower may, but shall not be required to, prepay the Working Capital Loans associated with such Project, together with all then accrued and unpaid interest thereon, without premium or penalty, and upon such prepayment, the Project Company Guarantor that owns such Approved Project shall be released from all of its obligations as a Loan Party under this Agreement and the other Loan Documents, including without limitation its guaranty of the Obligations pursuant to Section 10 of this Agreement.

(g)          In the event that the Borrower and the Lender have not entered into a Membership Interest Purchase Agreement with respect to an Approved Project that has not been Disposed of or Refinanced within the time period set forth in Section 2.3(e) above, Lender may, but shall not be required to, require that Borrower repay the Working Capital Loans associated with such Project, together with all then accrued and unpaid interest thereon, without premium or penalty, and upon such prepayment, such Project Company Guarantor that owns such Approved Project shall be released from all of its obligations as a Loan Party under this Agreement and the other Loan Documents, including without limitation its guaranty of the Obligations pursuant to Section 10 of this Agreement. In the event Borrower repays such Working Capital Loans associated with such Project pursuant to this Section 2.3(g), Lender shall not be entitled to any Disposition Fee on any subsequent Disposition of the Project or Project Company Guarantor by Borrower or have any rights under Section 2.3(d) with respect to any Refinancing of such Project.

31

(h)          In the event that the Loan Parties fail to achieve any Progress Milestone with respect to any Approved Project on or prior to the date set forth for such Progress Milestone to be attained in the Construction Budget and Schedule for such Approved Project, (x) Lender may, but shall not be required to, require that Borrower repay the Working Capital Loans associated with such Project, together with all then accrued and unpaid interest thereon, without premium or penalty, and (y) Borrower may, but shall not be required to, prepay the Working Capital Loans associated with such Project, together with all then accrued and unpaid interest thereon, without premium or penalty. In the case of any prepayment under this Section 2.3(h), such Project Company Guarantor that owns such Approved Project shall be released from all of its obligations as a Loan Party under this Agreement and the other Loan Documents, including without limitation its guaranty of the Obligations pursuant to Section 10 of this Agreement. The Parent shall guaranty all payments required pursuant to this Section 2.3(h) pursuant to the Parent Guaranty. In the event Borrower repays such Working Capital Loans associated with such Project pursuant to this Section 2.3(h), Lender shall not be entitled to any Disposition Fee on any subsequent Disposition of the Project or Project Company Guarantor by Borrower or have any rights under Section 2.3(d) with respect to any Refinancing of such Project.

(i)          The Lender may, in its sole discretion, issue a notice to Borrower that Lender is terminating the Commitment, and that all Working Capital Loans shall be due and payable on September 30, 2019; provided that such notice shall be issued by the Lender if at all, during the ten (10) day period beginning on June 20, 2019 and ending on (and including) June 30, 2019, and such notice may be in the form of an e-mail message or other memorandum. If the Lender delivers such notice, all of the Working Capital Loans, together with all accrued and unpaid interest thereon, shall be due and payable in its entirety, without penalty or premium. If the Lender delivers such notice, the Borrower may prepay all then outstanding the Working Capital Loans at any time prior to September 30, 2019, without penalty or premium. The obligation of the Borrower to repay the Working Capital Loans and all accrued and unpaid interest thereon as contemplated by this Section 2.3(i) shall be guaranteed by the Parent pursuant to the Parent Guaranty. In the event that Lender issues the foregoing notice, from and after such date, Lender shall not be entitled to any Disposition Fee under Section 2.3 (c) or have any rights under Section 2.3(d) with respect to any Disposition or Refinancing that occurs after such date; provided, however, the Lender shall be entitled to a Disposition Fee on any Disposition of the Bakersfield Project, regardless of when such Disposition occurs.

(j)          So long as no Project Event of Default or Facility Event of Default then exists, if an Initial Project is determined in accordance to Section 2.1(b) to not constitute an Approved Project, at any time thereafter upon Borrower’s written notice to Lender, and at Borrower’s sole cost and expense, the Initial Project Company Guarantor that owns such Initial Project shall be released from all of its obligations as a Loan Party under this Agreement and the other Loan Documents, including without limitation its guaranty of the Obligations pursuant to Section 10 of this Agreement, and the Lender shall release its security interest in the assets and Equity Interests of such Initial Project Company Guarantor. Thereafter, Borrower shall promptly transfer the Equity Interests of such Initial Project Company Guarantor to an Affiliate so that such Initial Project Company Guarantor is no longer a Subsidiary of Borrower.

32

2.4         Prepayments.

(a)          Mandatory Prepayments—Damage or Destruction of Approved Project. In the event, with respect to any Approved Project that has been financed in whole or in part with the proceeds of any Loan, of destruction of such Approved Project or Material Damage to such Approved Project, then in any such case, the Borrower shall, within thirty (30) days following occurrence of such event, make a prepayment of the Loan(s) relating to such Approved Project in an amount equal to that portion of the then outstanding principal amount of such Loan(s) attributable to such Project, plus all accrued and unpaid interest thereon without any other premium or penalty; provided, however, that if (i) the Borrower desires that such Approved Project be repaired or replaced, and (ii) the Revenue Contract permits sufficient time for such repair or replacement, and (iii) such Approved Project can achieve Substantial Completion by the applicable Required Substantial Completion Date, then the Borrower may repair or replace such Approved Project and no prepayment shall be required under this Section 2.4(a) in respect of such destruction or damage; provided, further, that the Lender shall be entitled to retain all insurance proceeds received in respect of such destruction or Material Damage and release the same to the Borrower for application to Approved Costs on the same terms and conditions as apply to the making of Loans in respect of such Approved Project, as applicable; and provided, further, that all such Working Capital Loans shall remain subject to prepayment in respect of any other events or circumstances that would otherwise require prepayment hereunder.

(b)          Mandatory Prepayments—Prepayment, Termination or Default under Revenue Contract. In the event, in each case with respect to any Approved Project that has been financed in whole or in part with the proceeds of any Loan, that (i) the Customer for such Approved Project prepays the Revenue Contract relating to such Approved Project, (ii) the Revenue Contract relating to such Approved Project is terminated, (iii) the Customer party to the Revenue Contract related to such Approved Project becomes the subject of a case in any bankruptcy, or any reorganization, arrangement, insolvency, or liquidation proceedings, or (iv) the Customer party to the Revenue Contract related to such Project shall cease making payments thereunder for any reason, and Borrower shall reasonably believe that such payments are not likely to resume, then in any such case, the Borrower shall, within thirty (30) days following occurrence of such event, make a prepayment of the Loan(s) relating to such Approved Project in an amount equal to that portion of the then outstanding principal amount of such Loan(s) attributable to such Project, plus all accrued and unpaid interest thereon, but without any other premium or penalty.

(c)          Mandatory Prepayments—Change of Control. If so required by the Lender, the Borrower shall prepay all of the Loans, and all accrued and unpaid interest thereon, plus the Disposition Fee payable pursuant to Section 3.1(c), immediately upon a Change of Control, but without any other premium or penalty.

33

(d)          Mandatory Prepayment—Failure to Achieve Substantial Completion. If an Approved Project does not achieve Substantial Completion by the applicable Required Completion Date relating to such Approved Project, then the Borrower shall immediately prepay the then outstanding principal amount of all Working Capital Loans attributable to such Approved Project, together with all then accrued and unpaid interest thereon, but without any other premium or penalty.

(e)          Voluntary Prepayments. Except as otherwise provided herein, the Borrower may not voluntarily repay any Loans hereunder without the prior written consent of the Lender, which may be granted, conditionally granted or withheld in the Lender’s sole discretion.

(f)          Application of Prepayments. Each prepayment of any Loan(s) pursuant to this Section 2.4 shall be applied in accordance with Section 6.15 hereof.

2.5         Use of Proceeds. The Borrower shall use the proceeds of each Working Capital Loan solely and exclusively to finance the manufacturing, construction, installation, commissioning and start-up of Approved Projects, and not for any other purposes.

2.6        Obligations Absolute. The obligations of the Borrower to repay the Obligations and to perform and observe the agreements and covenants contained herein are absolute and unconditional and are not subject to any defense or right of setoff, counterclaim or recoupment arising out of any breach of the Borrower or the Lender of any obligation to the Borrower, whether hereunder or otherwise, or out of indebtedness or liability at any time owing to any of the Borrower by the Lender. Unless and until the Obligations (other than contingent indemnification obligations) have been paid in full, the Borrower:

(a)          will perform and observe all agreements and covenants contained in this Agreement or any documents executed in connection therewith, and

(b)          will not terminate this Agreement for any cause, including, without limiting the generality of the foregoing, the occurrence of acts or circumstances that may constitute the failure of consideration, eviction or constructive eviction, destruction of the assets of the Borrower, the sale of the assets of the Borrower, the taking by eminent domain of title to or temporary use of any assets of the Borrower, commercial frustration of purpose, any change in the tax or other laws of the United States of America or the State of New York or any political subdivision thereof or any failure of Lender to perform and observe any agreement, whether express or implied, or any duty, liability or obligation arising out of or in connection with this Agreement.

34

Section 3
fees, iNTEREST and PAYMENTS

3.1         Fees.

(a)          In consideration of the Lender’s making available the credit facilities as set forth in this Agreement, the Borrower agrees to pay to the Lender a drawdown fee (the “Drawdown Fee”) in an amount equal to three percent (3.00%) of the amount of each Working Capital Loan made hereunder. The Drawdown Fee relating to any Working Capital Loan shall be fully earned and due and payable on the date of disbursement of such Working Capital Loan, and the Borrower hereby authorizes and directs the Lender to retain the Drawdown Fee from each disbursement of Working Capital Loans hereunder. Once paid, each such Drawdown Fee shall not be subject to refund, rebate or proration for any reason.

(b)          In consideration of the Lender’s administration of the credit facilities pursuant to this Agreement, the Borrower agrees to pay the Lender an administrative fee (the “Administrative Fee”) in an amount equal to $5,000 per month, payable monthly in advance on the first Business Day of each month, commencing on the Closing Date to but excluding the Commitment Termination Date. The Administrative Fee shall be fully earned when due, and once paid, each such installment of the Administrative Fee shall not be subject to refund, rebate or proration for any reason. The Borrower hereby authorizes and directs the Lender to retain any installment of the Administrative Fee that has not been paid when due from a disbursement of Working Capital Loans hereunder.

(c)          If Borrower Disposes of any Project Company Guarantor, or if any Project Company Guarantor Disposes of any Project that is then subject to an outstanding Loan, then the Borrower shall pay to the Lender a Disposition Fee (a “Disposition Fee”) in an amount equal to three percent (3.0%) of the total purchase price for such Approved Project, including all cash and non-cash consideration included in such purchase price, paid to the Borrower or such Project Company Guarantor, as applicable, as consideration for such Disposition. The foregoing provision shall not constitute a consent to any Disposition not otherwise expressly permitted pursuant to this Agreement. At such time as the Lender has made Loans pursuant to this Agreement, (i) in an aggregate original principal amount greater than $100,000,000.00, but less than $200,000,000.00, the Disposition Fee set forth above for any Project Disposition thereafter shall be reduced from three percent (3.0%) to two percent (2.0%), and (ii) in an aggregate original principal amount greater than or equal to $200,000,000.00, the Disposition Fee set forth above for any project Disposition thereafter shall be reduced from two percent (2.0%) to one percent (1.0%). For the avoidance of doubt, the Disposition Fee shall not be payable with respect to any Disposition of a Project Company Guarantor or a Project that occurs after there has been any prepayment of the applicable Loan relating to such Project Company Guarantor and Project pursuant to Section 2.4 or any other acceleration of such Loan by Lender or after any Refinancing of such Project.

35

3.2         Interest Rate. The outstanding principal balance of each Loan as it exists from time to time will bear interest at a fixed rate per annum equal to the Interest Rate. Interest on a Loan shall be computed on the basis of a twelve months of 30 days each. In computing interest on any Loan, the date of the making of such Loan shall be included, and the date of payment of such Loan shall be excluded.

3.3         Default Rate.

(a)          Upon the occurrence and during the continuance of a Project Company Event of Default, at the sole discretion of the Lender, that portion of the Loan attributable to the Project Company Guarantor(s) and associated Approved Project(s) to which such Project Company Event of Default relates shall bear interest at the Default Rate, with such Default Rate to be effective on the first date as of which the applicable Project Company Event of Default occurs notwithstanding the fact that such Project Company Event of Default may not be reported or otherwise discovered until a subsequent date.

(b)          Upon the occurrence and during the continuance of a Facility Event of Default, at the sole discretion of the Lender, the Loans shall bear interest at the Default Rate, with such Default Rate to be effective on the first date as of which the applicable Facility Event of Default occurs notwithstanding the fact that such Facility Event of Default may not be reported or otherwise discovered until a subsequent date.

3.4         Reserved.

3.5         Payments. The disbursement of each Loan hereunder and each payment of the principal of and interest on such Loan, and all other fees, charges, costs, expenses and other Obligations owed to the Lender hereunder or under any other Loan Document shall be made in United States Dollars and in immediately available funds. All payments of Loans arising out of any Disposition of an Approved Project or refinancing of an Approved Project as contemplated in Section 2.3, and all payments of Loans arising out of any mandatory prepayment pursuant to Section 2.4, shall in each case be deposited to the Proceeds Account for application in accordance with Section 6.15.

3.6         Payment on Days Other Than Business Days. Whenever any payment to be made hereunder or under the Loan Note shall be stated to be due on a day other than a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest to be paid on such date.

3.7         Taxes.

(i)          Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.7) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

36

(ii)         Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.

(iii)        Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify the Lender, within 10 Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.7) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any reasonable and documented expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(iv)        Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.7, such Loan Party shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(v)         Tax Forms. Lender, or any successor, assign, transferee or participant of Lender’s interest in a Loan that is entitled to an exemption from or reduction of withholding tax (including, without limitation, any withholding tax imposed under any of Sections 1441 – 1446 of the Code, Sections 1471 – 1474 of the Code, and/or Sections 3401 – 3406 of the Code) under the law of the United States, or any state, local or foreign jurisdiction, or an applicable treaty to which such jurisdiction is a party, with respect to payments under the Loan Documents shall deliver to the Borrower, at the time or times prescribed by Applicable Law and at any times reasonably requested by the Borrower, such properly completed and executed documentation prescribed by Applicable Law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. In addition, Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not Lender is subject to backup withholding or information reporting requirements. Each party providing a form or certification pursuant to this Section 3.7 agrees that if any such form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification.

37

(vi)        Treatment of Certain Refunds. If an indemnified party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.7 (including by the payment of additional amounts pursuant to this Section 3.7), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.7 with respect to the Taxes giving rise to such refund), net of all documented out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (vi) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (vi), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (vi) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(vii)       Survival. Each party’s obligations under this Section 3.7 shall survive any assignment by the Lender, the termination of the Commitment and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 4
REPRESENTATIONS

In order to induce the Lender to enter into this Agreement, and to make the disbursements of any Loan from time to time in accordance with the terms hereof, (i) the Loan Parties represent and warrant to the Lender on the Closing Date, and (ii) at the time any Loan is requested in respect of any Project Company Guarantor and related Approved Project, the Borrower and such Project Company Guarantor represent and warrant as provided in Section 5.3(j) (which representations and warranties shall survive the execution of the Loan Documents and the making of the disbursement of each Loan on the applicable Loan Disbursement Date) is made that:

38

4.1         Subsidiaries and Ownership. The Parent is the sole owner, beneficially and of record, of all Equity Interests of Holdco, and Holdco is the sole owner, beneficially and of record, of all Equity Interests of Borrower. There are no options, warrants, or other rights to purchase or otherwise acquire Equity Interests of Borrower. The Borrower has no Subsidiaries, other than those Subsidiaries listed on Schedule 4.1 attached hereto and, following the Closing Date, such additional Subsidiaries that have been formed to facilitate the conduct of business in foreign jurisdictions, and which shall be described on supplements to Schedule 4.1 as delivered by Borrower in accordance with Section 6.17 hereof. All of the Subsidiaries of the Borrower are Project Company Guarantors that own, or are contemplated to own, Approved Projects.

4.2         Organization and Existence. Each Loan Party and each of their respective Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) (a) has all requisite corporate or other power and authority and (b) all Approvals necessary to own or lease and operate its properties and to carry on its business as now being conducted and as hereafter proposed to be conducted; and (iii) is duly qualified and authorized to do business and is in good standing in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization; except, in each case referred to in clause (ii)(b) and clause (iii) of this Section 4.2 where failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.3         Authority. Each Loan Party has full corporate or company power and authority to enter into this Agreement and the other Loan Documents to which it is a party, to incur or guaranty the borrowings hereunder, to grant the security interests under the Loan Documents to which it is a party, and to incur and perform the obligations provided for herein and therein, all of which have been duly authorized by all necessary corporate or company action. Other than those that have previously been obtained, no consent or approval of stockholders or members, or consent or approval of, notice to or filing with, any Governmental Authority is required as a condition to the validity or enforceability of this Agreement or any of the other Loan Documents to which each Loan Party is a party.

4.4         Binding Agreements. This Agreement constitutes, and each other Loan Document to which any Loan Party is a party when executed and delivered pursuant hereto will constitute, the valid and legally binding obligations of each Loan Party thereto, enforceable in accordance with their respective terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

39

4.5         Litigation. There are no actions, suits, proceedings or investigations pending or, so far as the Authorized Officers, or any of them, know, threatened before any court or administrative agency naming any Loan Party as a party or target that could reasonably be expected, in any particular case or in the aggregate, to have a Material Adverse Effect or a Project Material Adverse Effect.

4.6         No Conflicting Agreements. There is no charter, bylaw, operating agreement, or preference stock or membership interest provision of any Loan Party and no provision of any Material Project Document, material mortgage, indenture, contract or agreement binding on any Loan Party or affecting any such Loan Party’s property that would conflict in any material respects with or in any way prevent the execution, delivery or carrying out of the terms of any Loan Document to which Loan Party is a party.

4.7         Non-Contravention. The execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents to which any Loan Party is a party require no action (other than (x) actions that have been taken, (y) consents with respect to Material Project Documents required to be obtained pursuant to Section 6.17, and (z) material Approvals as contemplated by Section 6.7) by or in respect of, and will not contravene or constitute a default under, any Material Project Document or any provision of any Applicable Law and will not result in the creation or imposition of any Lien on any asset of any Loan Party, other than Permitted Encumbrances.

4.8         Financial Condition. The audited balance sheet of the Parent and its Subsidiaries as of December 31, 2017, and the related statements of income, retained earnings and cash flows for the period then ended, and the internally prepared balance sheet of the Parent and its Subsidiaries as of August 31, 2018, and the related internally prepared statements of income, retained earnings and cash flows for the period then ended, in each case heretofore delivered to the Lender, fairly present the consolidating and consolidated financial condition of the Parent and its Subsidiaries and the consolidating and consolidated results of their operations and changes in their financial position as of the dates and for the periods referred to therein and have been prepared in accordance with GAAP. There are no material liabilities, direct or indirect, fixed or contingent of the Borrower and its Subsidiaries as of the dates of such balance sheet that are not reflected on any such balance sheet. There has been no Material Adverse Effect since December 31, 2017.

4.9         Ownership of Property. Each Loan Party has good and valid title to or valid leasehold or other possessory interests in, or other legal right to use, all land and other real estate, and on the Loan Disbursement Date of each Working Capital Loan relating to any Approved Project, has good and valid title or right to use to each such Approved Project and all other properties that comprise the Collateral, including those referred to in the financial statements referred to in Section 4.8, to the extent necessary to perform its obligations under the applicable Revenue Contract, subject only to Permitted Encumbrances. Each Loan Party enjoys full, peaceful and undisturbed possession under all leases that are material and necessary for the operation of its business or properties. All such leases are valid and subsisting and are in full force and effect, to the extent necessary, and no material default or event of default exists thereunder. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, except to the extent that the applicable Loan Party maintains flood insurance with respect to such improved real property in compliance with the requirements of Section 6.5.

40

4.10       Intellectual Property. Without limiting the generality of Section 4.9, each of the Loan Parties has rights to use all material franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, trade names, trade name rights, copyrights and other intellectual property rights as necessary or required for use in connection with its respective business and which the failure to have would reasonably be expected to have a Material Adverse Effect (collectively, the “Intellectual Property Rights”). No event has occurred which permits, or after notice or lapse of time, or both, would permit, the revocation or termination of any such material rights, and none of the Loan Parties is liable in any material respect to any Person for infringement under any Applicable Law with respect to any such rights as a result of its business operations, in each case which would reasonably be expected to have a Material Adverse Effect.

4.11       Employee Benefit Pension Plans. Each Loan Party is in compliance with all applicable provisions of the ERISA, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect. Neither a Reportable Event (as defined in Section 4043 of ERISA) nor a Prohibited Transaction (as defined in Section 406 of ERISA) for which there is not an applicable exemption has occurred or exists in connection with any employee benefit pension plan of any Loan Party covered by ERISA (including any plan of any member of a controlled group of corporations or entities and all trades and businesses (whether or not incorporated) under common control which, together with any such Loan Party, are treated as a single employer under Section 414 of the Code) (each, a “Plan”), except as would not reasonably be expected to have a Material Adverse Effect. No notice of intent to terminate any Plan has been filed, and no Plan has been terminated. No circumstances exist which could reasonably be expected to constitute grounds for the termination of any Plan by the PBGC or for the appointment of any trustee to administer a Plan, nor has the PBGC instituted any such proceedings. No circumstances exist which could reasonably be expected to constitute grounds for the imposition of a Lien in favor of any Plan pursuant to Section 302 of ERISA. No Loan Party has completely or partially withdrawn from a Multiemployer Plan (as described in Section 4001(a)(3) of ERISA), and at no time has any Loan Party contributed to or been obligated to contribute to a Multiemployer Plan. Each Loan Party has met the minimum funding requirements of ERISA with respect to each of the Plans. No Loan Party has incurred any liability to the PBGC under ERISA.

41

4.12       Taxes. Each of the Loan Parties has (a) filed or caused to be filed all material tax returns which are required to be filed by it (or obtained extensions for filing) pursuant to Applicable Law and (b) each of the Loan Parties has paid, or made provisions for the payment of, all taxes, assessments, fees and other governmental charges which have or may have become due pursuant to those returns or otherwise, or pursuant to any assessment received by such Loan Party, except such taxes that are being contested in good faith and by appropriate proceedings and as to which adequate reserves (determined in accordance with GAAP) have been provided, and no tax Liens other than Permitted Encumbrances have been filed against a Loan Party and, to the knowledge of each such Loan Party, no claims are being asserted against any of the Loan Parties with respect to any such taxes, fees or other charges.

4.13       Compliance with Laws. Each of the Loan Parties is in compliance with all Applicable Laws, except to the extent that any such failure to comply could not reasonably be expected to have a Material Adverse Effect or a Project Material Adverse Effect.

4.14       Approved Projects. With respect to each Approved Project for which a Working Capital Loan is being disbursed or has been requested, on the applicable Loan Disbursement Date:

(a)          The Material Project Documents for each such Approved Project for which a Working Capital Loan has been requested have been duly and validly executed and delivered by the Loan Parties and Parent, as applicable, and to the knowledge of the Loan Parties, each other party thereto, are in full force and effect, and no material provisions thereof have been modified, amended or waived. Copies of all such Material Project Documents and other materials provided to Lender, including without limitation those documents and other materials delivered pursuant to Section 5.2(c), are true, correct and complete. Each such Approved Project, if acquired, constructed and operated in accordance with the applicable Material Project Documents, will comply in all material respects with all Applicable Laws, all Approvals required for such Project, and all warranty requirements of the equipment incorporated therein.

(b)          The Construction Budget and Schedule for such Approved Project are based upon reasonable assumptions as to all legal and factual matters then existing and known to the Borrower that are material to the estimates set forth therein and set forth the Borrowers’ reasonable and good faith estimates of the expected costs and expenses associated with the design, procurement, manufacture and construction of such Approved Project and the schedule thereof, consistent with the related EPC Contract, Revenue Contract and all other Material Project Documents related thereto. There are no material costs associated with the design, procurement, manufacture and construction of such Approved Project that are not reflected in such Construction Budget and Schedule.

(c)          The Loan Parties have timely and diligently made the necessary applications for any and all rebates, subsidies, payments or performance-based incentives available from any Governmental Authority, utility or any other Person in respect of each Approved Project that it is required to have done pursuant to any Material Project Document, and have provided true, correct and complete copies of approved rebate awards related thereto to Lender.

42

(d)          The Loan Parties are in compliance, to the extent applicable, with all requirements set forth in the Transaction Documents to maintain insurance on such Approved Projects.

(e)          The Loan Parties have obtained all necessary Approvals for each Approved Project required to be obtained for such Approved Project, other than those Approvals that are not required on or prior to the dates as of which this representation and warranty is made or reaffirmed and that are routinely issued, and the Loans Parties reasonably expect that any such Approvals yet to be obtained shall be obtained as and when required in the ordinary course. All such required Approvals obtained by any Loan Party are validly issued, are in full force and effect, are free from any condition or requirement that cannot be met or that could have an adverse effect on any such Approved Project, and are not the subject of any current challenge and are not subject to any unusual or onerous conditions. Lender will be entitled, without undue expense or delay, to the benefit of each required Approval upon the exercise of its remedies under the Loan Documents.

(f)          To the extent an Approved Project has been constructed and operated, such Approved Project has been constructed and operated in accordance with the applicable Material Project Documents, all Applicable Laws, all Approvals required for such Approved Project, and all warranty requirements.

(g)          Each such Approved Project, and the related Material Project Documents, are owned by a Project Company Guarantor (or by the EPC Contractor, subject to the terms of the applicable Approved Project), and the related Revenue Contract, and all amounts payable thereunder except for Permissible Capacity Payments, are owned by a Project Company Guarantor, free and clear of any liens or encumbrances, other than Permitted Encumbrances.

(h)          All materials and information relating to any Approved Project delivered to Lender pursuant to the terms of this Agreement are true, complete and correct in all material respects. The Loan Parties are not aware of any facts or circumstances that have not been disclosed to the Lender with respect to any Project that could reasonably be expected to affect the determination as to whether such Project constitutes an Approved Project.

4.15        Employees. None of the Loan Parties has any employees.

4.16        Investment Company Act; Public Utility Holding Company Act; Federal Power Act. None of the Loan Parties is required to register under the provisions of the Investment Company Act of 1940, as amended, and neither the entering into or performance by the Loan Parties of any of the Transaction Documents to which it is a party, violates any provisions of such Act or requires any consent, approval, or authorization of, or registration with, any Governmental Authority pursuant to any of the provisions of such Act. None of the Loan Parties is (i) a “holding company” or a “subsidiary company” of a “holding company,” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, or (ii) a “public utility,” as such term is defined in the Federal Power Act, as amended.

43

4.17        No Defaults. None of the Loan Parties is in default in the payment of the principal of or any interest on any Debt and none of the Loan Parties is otherwise in default under any instrument under or subject to which any Debt, and no event has occurred under the provisions of any such instrument which, with the giving of notice or the lapse of time, or both, would constitute an event of default thereunder that would permit the holder of such Debt (or trustee on behalf of such holder) to cause it to become due prior to its stated maturity.

4.18        Required Approvals. Except for Approvals that are not required on or prior to the dates as of which this representation and warranty is made or reaffirmed and that the Loan Parties reasonably expect shall be obtained as and when required in the ordinary course, all required material Approvals of any Governmental Authority or any other Person have been obtained for the execution and delivery of the Transaction Documents to which each Loan Party is a party, the performance and enforcement of the obligations of the Loan Parties thereunder, the construction, ownership, maintenance and operation of each Approved Project by each Loan Party, and the conduct by each Loan Party of its business (except, if applicable, modifications due to changes in the design, technical specifications or requirements of any such Approved Project that are permitted by the terms of this Agreement and that have been approved by the Lender in writing). All of such Approvals are in full force and effect.

4.19        No Liens. Other than Permitted Encumbrances, no Lien exists against any Project, or any other property or assets of any Loan Party.

4.20        Federal Regulations. No part of the proceeds of any Loan has been or will be used by any Loan Party for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U or for any other purpose which violates the provisions of the Regulations of the Board of Governors of the Federal Reserve System. If requested by the Lender, the Loan Parties, or such Loan Party as the Lender may specify, will furnish to the Lender a statement to the foregoing effect in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U. All proceeds of Loans have been used exclusively for purposes permitted pursuant to Section 2.5 of this Agreement.

4.21        Affiliate Debt. No Debt is owed by any Loan Party to its Affiliates, or any holders of any of its Equity Interests, officers, managers or directors, other than Debt of the type set forth in Section 8.1(d), owing pursuant to EPC Contracts or Permissible Capacity Payments.

4.22        Bank Accounts. The Loan Parties do not maintain any deposit account or other account with any bank or other depositary institution, other than: (i) the Proceeds Account maintained by the Borrower, (ii) Project Revenue Accounts maintained by Project Company Guarantors, (ii) the Construction Account, and (iii) the Reserve Account.

4.23        Reserved.

4.24        Permitted Existing Debt. No Debt is owed by Borrower or any other Loan Party, other than Debt permitted by the terms of this Agreement.

44

4.25        Reserved.

4.26        Accuracy of Information. All written information, exhibits or reports furnished by or on behalf of any Loan Party to the Lender in connection with the negotiation of this Agreement or any of the other Transaction Documents, when taken as a whole, did not, when furnished, contain any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time). No Loan Party has any knowledge of any fact that any Loan Party has not disclosed to the Lender in writing that could reasonably be expected to result in a Material Adverse Effect. Any projections have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time furnished (it being recognized that such projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the Borrower’s control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material).

4.27        Survival of Representations and Warranties, Etc. All representations and warranties set forth in this Section 4 and all representations and warranties contained in any certificate or any of the other Loan Documents (including but not limited to any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement (i) shall be made or deemed to be made at and as of the Closing Date and each day on which any Loan is requested or made by the Lender hereunder (except those representations and warranties made explicitly only as of the Closing Date), (ii), shall survive the Closing Date, and (iii) shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lender or any extension of credit hereunder.

4.28        Sanctions and Anti-Corruption Laws.

(a)           None of the Loan Parties or any of their respective Subsidiaries or any of their respective directors, officers, employees, agents or Affiliates is a Sanctioned Person.

(b)          The Loan Parties, their Subsidiaries and their respective directors, officers and employees and, to the knowledge of the Loan Parties, the agents of the Loan Parties and their Subsidiaries, are in compliance with applicable Anti-Corruption Laws and applicable Sanctions. The Loan Parties and their Subsidiaries have instituted and maintained policies and procedures designed to ensure continued compliance therewith.

45

Section 5
CONDITIONS TO advance of the loanS

5.1          Conditions to the Making of the Initial Working Capital Loan. The obligation of the Lender to make the initial Loan hereunder is subject to the satisfaction by the Borrower (or waiver by the Lender) of each of the following conditions precedent, the satisfaction of which shall be determined by the Lender in its sole discretion, exercised in good faith:

(a)          Certificates, Evidence of Organizational Action by Loan Parties, Etc. The Loan Parties shall have delivered to the Lender such closing and officer’s certificates as may be requested by the Lender, along with a certified copy of each such Loan Party’s articles of incorporation or organization and bylaws or operating agreement, an incumbency certificate relating to its officer(s) or managers who will be executing on its behalf the Transaction Documents to which it is a party, a certified copy of the resolutions of its board of directors, board of managers or other governing body authorizing and approving the transactions described herein (and any other papers evidencing corporate action taken by it relating to any of the Transaction Documents), and a good standing certificate (or equivalent document) related to such Loan Party as of recent date from the jurisdiction of such Loan Party’s organization and each other jurisdiction in which such Loan Party is required to be qualified to conduct its business and where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect or a Project Material Adverse Effect.

(b)          Security Agreement and Loan Documents. The Security Agreement, the Holdco Pledge Agreement and such other Loan Documents as the Lender may reasonably require shall have been executed by each of the parties thereto and delivered to the Lender.

(c)          Financing Statements. The Loan Parties shall have authorized the filing of Uniform Commercial Code financing statements naming each of the Loan Parties, as a debtor, and the Lender as secured party, with respect to the Collateral described in the Security Agreement (it being understood and agreed that the Loan Parties shall have authorized such filings pursuant to the Security Agreement upon the execution and delivery of the Security Agreement as required by Section 5.1(b) hereof).

(d)         UCC and Federal Tax Lien Search Reports. The Loan Parties shall have delivered to the Lender Uniform Commercial Code and federal tax lien search reports acceptable to the Lender naming each Loan Party as debtor performed in each filing office in which a financing statement in favor of the Lender has been filed to perfect the security interests granted to the Lender in the Security Agreement and for each filing office otherwise specified by the Lender, which reports show only Permitted Encumbrances.

(e)          Evidence of Insurance. The Loan Parties shall have delivered to the Lender evidence reasonably satisfactory to the Lender that all insurance required by the terms of this Agreement and the other Loan Documents is in full force and effect.

46

(f)          Other Documents. The Loan Parties shall have delivered to the Lender and caused to be delivered to the Lender such other documents, agreements, information, certificates and other papers as may have been requested by the Lender.

(g)          Insurance Endorsements. Lender shall have received endorsements naming the Lender as an additional insured and mortgagee or lenders loss payee, as applicable, under all insurance policies to be maintained with respect to the properties of the Loan Parties forming any part of the Collateral for the Obligations.

(h)          Reserve Account, Construction Account and Proceeds Account. The Reserve Account, the Construction Account and the Proceeds Accounts shall have been established with the Depositary Bank or another financial institution acceptable to the Lender, and the Lender, the Loan Parties and the Depositary Bank or such other financial institution shall have entered into a deposit account control agreement with respect to such Reserve Account, Construction Account and Proceeds Account granting to the Lender a perfected, first priority security interest therein. Such deposit account control agreements shall provide for exclusive dominion and control by the Lender in the Reserve Account and the Proceeds Account, and springing dominion control by the Lender in the Construction Account.

(i)          Hercules Amendment. The Loan Parties shall have delivered to the Lender, in form and substance reasonably satisfactory to the Lender, an amendment to Parent’s existing credit facility with Hercules such that the execution of the Loan Documents will not conflict with the Hercules credit facility.

(j)          Opinion of Counsel. The Lender shall have received an opinion of counsel to the Parent and the Loan Parties, in form and substance satisfactory to the Lender.

(k)          [Reserved].

(l)          Payment of Expenses. As a condition to the obligation of the Lender to make the initial Loan hereunder, the Loan Parties shall have paid (or shall have made arrangements to pay on the Closing Date) all of the Lender’s reasonable and documented third party costs and expenses associated with the negotiation and documentation of this Agreement and the other Loan Documents and the credit facilities contemplated hereby and thereby; provided that the amount of third party transaction expenses relating to the closing of this Agreement and for which the Loan Parties shall be liable shall not exceed $150,000, as contemplated by the Initial Diligence Cost Reimbursement Letter.

5.2          Additional Conditions to the Initial Advance of Working Capital Loans in respect of any Approved Project. The obligation of the Lender to make the initial Working Capital Loan hereunder, including the initial Loan on the Closing Date, in accordance with Section 2.1(c) is in each case subject to the satisfaction by the Borrower of each of the following additional conditions precedent, the satisfaction of which shall be determined by the Lender in its good faith discretion:

47

(a)          Copies of Material Project Documents. Lender has received copies of all Material Project Documents for such Approved Project, all in form and substance reasonably satisfactory to the Lender.

(b)          Approved Project. All requirements for the Project to which such Working Capital Loans relate to constitute an Approved Project shall have been satisfied (or waived by the Lender), including, without limitation, the requirement that Notice to Proceed has been delivered pursuant to the EPC Contract associated with such Approved Project (except in the case where such Project was approved as an Approved Project pursuant to Section 2.1(b) with Working Capital Loans to be initiated prior to the issuance of a Notice to Proceed).

(c)          Additional Loan Documents. The Borrower and the Project Company Guarantor have duly executed and delivered to the Lender all Loan Documents required by the terms of this Agreement to be joined to this Agreement as a Project Company Guarantor, and the Project Company shall have granted to the Lender a perfected, first priority security interest in all of its assets and properties, and the Borrower shall have granted to the Lender a perfected, first priority security interest in all Equity Interests of such Project Company Guarantor.

(d)          Consents. The Lender has received consents from counterparties to each of the Material Project Documents relating to such Approved Project (other than Material Subcontracts) that requires consent to any assignments of such Material Project Document by the counterparty thereto (including any collateral assignment to the Lender or any subsequent assignment by the Lender in respect of such collateral assignment), each duly executed and delivered to the Lender and in form and substance satisfactory to the Lender.

(e)          [Reserved.]

(f)           Evidence of Insurance. The Loan Parties shall have delivered to the Lender evidence reasonably satisfactory to the Lender that all insurance required by the terms of this Agreement and the other Loan Documents with respect to such new Approved Project is in full force and effect, and Lender shall have received endorsements naming the Lender as an additional insured and mortgagee or lenders loss payee, as applicable, under all insurance policies to be maintained with respect to the properties of the Loan Parties forming any part of the Collateral for the Obligations.

(g)          Real Estate Matters. The Loan Parties shall have delivered to the Lender an executed collateral assignment of license agreement relating to the applicable Project Company Guarantor’s access to the underlying real estate on which the Approved Project is located, together with a title insurance policy, title report or other evidence satisfactory to the Lender that such Project Company Guaranty has sufficient rights in such underlying real estate.

5.3          Additional Conditions to the Advance of Each Working Capital Loan. The obligation of the Lender to make each Working Capital Loan hereunder, including the making of the initial Loan on the Closing Date, in accordance with Section 2.1(c) is in each case subject to the satisfaction by the Borrower (or waiver by the Lender) of each of the following additional conditions precedent, the satisfaction of which shall be determined by the Lender in its good faith discretion:

48

(a)          Working Capital Loan Notice. Lender has received a Working Capital Loan Notice, duly executed by an Authorized Representative of Borrower, requesting the making of the Working Capital Loan on the Loan Disbursement Date specified therein and in conformity with Section 2.1(c);

(b)          Independent Engineer Site Visit Report. If expressly required under the Project Loan Disbursement and Construction Schedule with respect to a specific Invoice Payment or Progress Milestone, confirmation by an Independent Engineer that the requirements for such Invoice Payment or Progress Milestone, as applicable, have been met.

(c)          Material Project Documents. Lender has received all Material Project Documents associated with each Approved Project to which the requested Working Capital Loan relates, and Lender shall be satisfied with the form and substance of such Material Project Documents.

(d)          Invoices; Lien Waivers. Lender has received (i) copies of invoices from Parent under the EPC Contract, and from any subcontractors of Material Subcontracts, to support all payments and expenses required in connection with the applicable Invoice Payment under the EPC Contract to which such Working Capital Loan is to be applied; (ii) to the extent applicable with respect to the EPC Contract, duly executed acknowledgments of payments and an unconditional waiver and release upon progress payment to release all mechanics’ and materialmen’s liens from the EPC Contractor and the primary construction contractor for all work, services and materials done, previously performed or furnished for the construction of each related Approved Project; and (iii) to the extent applicable with respect to the EPC Contract, duly executed acknowledgments of payments and a conditional waiver and release upon progress payment for such work, services and materials to be paid for with the proceeds of the requested borrowing, in each case from the EPC Contractor and the primary construction contractor (and with respect to the final payment under each such contract, such lien releases shall be unconditional waivers and releases upon final payment).

(e)          Completion; Sufficiency of Funds. (i) No event has occurred that could reasonably be expected to delay or prevent any Approved Project to which the requested Working Capital Loan relates from achieving Substantial Completion by the applicable Required Substantial Completion Date; and (ii) after giving effect to the making of the requested Working Capital Loan, amounts on deposit in the Construction Account and allocated to such Approved Project plus the amounts available for any such Approved Project under the Commitment are not less than the aggregate amount of unpaid costs and expenses required to cause Final Acceptance of any such Approved Project in accordance with the EPC Contract, including without limitation the Construction Budget and Schedule relating thereto, for any such Approved Project, and in compliance with all applicable material Approvals and all other applicable legal requirements.

49

(f)          Construction Loan Commitment. After giving effect to the making of the requested Working Capital Loan, the aggregate outstanding amount of the Working Capital Loans is not in excess of the Commitment.

(g)          Parent Financial Information. The Lender has received (i) the then most recently available month-end balance sheet for the Parent and its Subsidiaries, and (ii) the then most recently available quarterly projections of the Parent, which shall demonstrate that the Parent is then Solvent, and shall continue to be Solvent at all times through the commissioning of each Approved Project that has not yet achieved Substantial Completion.

(h)          Pari Passu Equity Funding. With respect to all Approved Costs attributable to each Approved Project that have been incurred (including those Approved Costs to be reimbursed or paid with the requested Working Capital Loan), the Borrower shall have funded, from sources other than Working Capital Loans, a portion of such Approved Costs in an amount equal to (x) the sum of all Approved Costs attributable to such Approved Project minus (y) the amount of the requested Working Capital Loan, and shall have provided evidence of such funding to the Lender, and with respect to all costs associated with such Approved Project that are not Approved Costs, Borrower shall have funded all of such costs from sources other than Working Capital Loans and shall have provided evidence of such funding to the Lender.

(i)          No Facility Default. No Facility Default shall have occurred and be continuing, no Facility Event of Default shall exist, and no Facility Default or Facility Event of Default would result from the making or conversion of such Loan hereunder.

(j)          No Project Company Default. In each case with respect to any Project Company Guarantor and related Approved Project for which the requested Loan proceeds, or any portion thereof, are to be applied, no Project Company Default shall have occurred and be continuing, no Project Company Event of Default shall exist, and no Project Company Default or Project Company Event of Default would result from the making or conversion of such Loan hereunder.

(k)          Representations and Warranties. Both immediately before and immediately after giving effect to the making of such Loan,

(i) as to all Loan Parties, the representations and warranties set forth in the following sections of this Agreement shall be true and correct in all material respects (unless any such representation or warranty is qualified as to materiality, Project Material Adverse Effect or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects) with the same effect as though such representations and warranties had been made at the time of the making or conversion of such Loan, except to the extent that such representations and warranties relate solely to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects on the date made: Sections 4.1, 4.2, 4.3, 4.4, 4.6, 4.7, 4.8, 4.10, 4.11, 4.15, 4.16, 4.20, 4.21, 4.24, 4.26 and 4.28; and

50

(ii) as to any Project Company Guarantor and related Approved Project, the Approved Costs of which shall be paid or refinanced with the proceeds of the requested Loan, the representations and warranties set forth in the following sections of this Agreement shall be true and correct in all material respects (unless any such representation or warranty is qualified as to materiality, Project Material Adverse Effect or Material Adverse Effect, in which case such representation and warranty shall be true and correct in all respects) with the same effect as though such representations and warranties had been made at the time of the making or conversion of such Loan, except to the extent that such representations and warranties relate solely to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects on the date made: Sections 4.5, 4.9, 4.12, 4.13, 4.14, 4.17 (as to the Borrower and such Project Company Subsidiary only) 4.18, 4.19, and 4.22 (as to the Borrower and such Project Company Subsidiary only).

(l)          No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted before any Governmental Authority to enjoin, restrain or prohibit, or to obtain substantial damages with respect to, or which is related to or arises out of, this Agreement or any of the other Loan Documents or the consummation of the transactions contemplated hereby or thereby.

(m)         Notice to Proceed. The Loan Parties shall have delivered to the Lender a Notice to Proceed with respect to such Approved Project; provided, however, that delivery of such Notice to Proceed shall not be a condition to advances of Working Capital Loans in an amount not to exceed twenty percent (20%) of the aggregate amount of all Working Capital Loans proposed to be made for such Approved Project as set forth in the Project Loan Disbursement and Construction Schedule for such Approved Project.

(n)          Progress Milestones. Each Progress Milestone for such Approved Project required, if any, to have been achieved in accordance with the Construction Budget and Schedule for such Approved Project at the time such Working Capital Loan has been requested shall have been achieved by the applicable date specified in such Construction Budget and Schedule; and each Progress Milestone for such Approved Project not yet required to have been achieved in accordance with the Construction Budget and Schedule for such Approved Project at the time such Working Capital Loan has been requested shall be reasonably expected to be achieved by the applicable date specified in such Construction Budget and Schedule.

Each request for a Working Capital Loan hereunder shall constitute a representation and warranty by the Borrower to the Lender that all conditions to the making or conversion of such Loan, as applicable, have been satisfied, unless such conditions have been waived in writing by Lender.

51

5.4          Waiver of Conditions. The making or conversion of any Loan hereunder shall not constitute an acknowledgment by the Lender that all of the conditions to the making or conversion of such Loan have been satisfied. Unless the Lender otherwise agrees in writing, if the Lender permits a condition to any Loan advance or conversion be satisfied at a later date, and the applicable Loan Party fails to satisfy such condition within the period of time, if any, specified by the Lender (or, if no such period of time is specified, within thirty (30) days after such advance is made), such failure shall, at the Lender’s option, constitute a Project Company Event of Default with respect to the applicable Approved Project. To the extent that the Lender permits any condition to an advance to be satisfied at a later date as set forth above, and the failure to satisfy such condition would result in the breach of a representation and warranty set forth herein, then such breach shall not constitute a Project Company Default or a Project Company Event of Default, so long as the Loan Parties satisfy such condition within the required time period. Unless expressly agreed in writing by the Lender, any waiver of any condition precedent to the making or conversion of any Loan in one instance shall not constitute a waiver of such condition in any other instance, or obligate the Lender to waive such condition in any other instance.

5.5          Conditions to Advances for Lender’s Sole Benefit. All conditions to the obligation of the Lender to make any Loan are solely and exclusively for the benefit of the Lender. No other Person shall have standing to require satisfaction of such conditions or shall be entitled to assume that the Lender will require compliance with any or all of such conditions, and no other Person, under any circumstances, shall be deemed to be a beneficiary of such conditions. In no event shall the Lender be liable to any Person, other than the applicable Loan Party, for any failure to make any Loan to which such Loan Party is entitled under this Agreement, nor shall the Lender be liable to any Person to see that the proceeds of any advance of any Loan are properly applied.

Section 6
AFFIRMATIVE COVENANTS

So long as the Borrower may borrow under this Agreement and until payment in full of the Obligations (other than contingent indemnification obligations in respect of which no claim has been made hereunder), the Loan Parties will:

6.1          Reports, Statements and Notices. Furnish to the Lender:

(a)          as soon as available, but in no event more than forty-five (45) calendar days after the end of month, internally prepared consolidated balance sheets of the Parent and its Subsidiaries as of the end of such month, and consolidated statements of income and cash flows for the Parent and its Subsidiaries for such month and for the year to date period then ended, each in reasonable detail and in form and substance reasonably satisfactory to the Lender, prepared in accordance with GAAP and certified by an Authorized Officer of the Parent;

(b)          as soon as available, but in no event more than one hundred twenty (120) calendar days after the end of each of the Loan Parties’ fiscal years, a copy of the audited annual consolidated financial statements of the Parent and its Subsidiaries in reasonable detail (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to the scope of such audit) and in form and substance satisfactory to the Lender, prepared in accordance with GAAP, which financial statements shall include consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal year, consolidated statements of income and cash flows for the Borrower and its Subsidiaries for such fiscal year, and all normal and reasonable financial notes;

52

(c)          as soon as available, but in no event more than forty-five (45) calendar days after the end of month, internally prepared consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such month, and consolidated statements of income and cash flows for the Borrower and its Subsidiaries for such month and for the year to date period then ended, each in reasonable detail and in form and substance reasonably satisfactory to the Lender, prepared in accordance with GAAP and certified by an Authorized Officer of the Parent;

(d)          together with the financial statements delivered pursuant to Sections 6.1(c) above, a compliance certificate, in substantially the form attached hereto as Exhibit E, and signed by an Authorized Officer of the Parent, which provides a statement as to whether the Loan Parties are in compliance with all of the terms and conditions of this Agreement;

(e)          as soon as available, but in no event more than fifteen (15) days after the end of each month, a monthly construction progress report for each Approved Project;

(f)          as soon as available, but in no event more than thirty (30) days after the end of each month, a summary construction report as to the Approved Projects on a Project by Project basis, regarding construction status and other key metrics and information, as well as an accounting of (i) the amounts in the Reserve Account funded as Debt Service Reserve for each Approved Project pursuant to this Agreement, and (ii) the amounts held in the Construction Account with respect to each Approved Project, in the form attached hereto as Exhibit C, and all data shall be provided to Lender in a Microsoft compatible Import/Export format;

(g)          as soon as possible, but in no event more than five (5) calendar days after any Loan Party obtains knowledge of a Facility Default, a Facility Event of Default, a Project Company Default or a Project Company Event of Default, a certificate of an Authorized Officer of the Parent, setting forth the details thereof and the action the Loan Parties have taken or propose to take with respect thereto;

(h)          as soon as possible, but in no event more than five (5) calendar days after any Loan Party obtains knowledge of any event that results, or could reasonably be expected to result in, a Material Adverse Effect, a Project Material Adverse Effect or which makes any of the representations set forth in Section 4 inaccurate in any material respect, a certificate of an Authorized Officer of the Parent, setting forth the details of such event and the action the Loan parties have taken or propose to take with respect thereto; and

53

(i)          as soon as possible, but in no event more than five (5) calendar days after any Loan Party obtains knowledge of a Change of Control, a certificate of an Authorized Officer of the Parent setting forth the details of such Change of Control;

(j)          with reasonable promptness, such additional information, reports and statements concerning the Loan Parties or any of their respective businesses, properties, assets and/or liabilities as the Lender may from time to time reasonably request.

6.2          Inspections; Access to Information.

(a)          Upon at least five (5) Business Days’ prior written notice (or, if any Facility Event of Default or Project Facility Company of Default exists, without prior notice), permit an audit team from the Lender, any Affiliate of the Lender or any agent of the Lender to inspect and audit the Collateral and all of the Loan Parties’ books, records, files and computer files relating thereto for the purpose of preparing a written report concerning the Lender’s Collateral and matters relating thereto, and if any Facility Event of Default or Project Company Event of Default then exists with respect to any Loan Party that is the subject of such inspection and audit, the Loan Parties shall pay for the reasonable and documented fees and expenses for each such audit on demand. Furthermore, without expense to the Lender, the Lender, its Affiliates and agents may use any of the Loan Parties’ premises during reasonable business hours and as reasonably requested by the Lender, such Affiliates and agents to conduct such Collateral audit. In addition to the foregoing, the Loan Parties shall permit the Lender and its representatives to discuss the Loan Parties’ financial and business affairs with any of (i) the Chief Financial Officer, General Counsel or Vice President of Finance of the Parent, and (ii) any other officers, managers, and accountants of any of the Loan Parties made available to the Lender as needed by any officer specified in clause (i) above, in each case as the Lender and its representatives may reasonably request.

(b)          Without limiting the requirements set forth in Section 6.2(a) above, the Loan Parties agree to establish and maintain an electronic portal, allowing the Lender to have real time access to certain performance data of the type and kind routinely provided to end user customers of Parent regarding each of the Revenue Contracts that is included in the Collateral and on the performance of the Approved Projects.

6.3          Taxes. Pay and discharge all material taxes, assessments, and governmental charges upon it, its income, and its properties prior to the date on which penalties are attached thereto, unless and to the extent only that (i) such taxes, assessments, and governmental charges are being contested by any Loan Party, as the case may be, in good faith and by appropriate proceedings, and (ii) each of the Loan Parties, as the case may be, have established on its books adequate reserves with respect to such tax, assessment or charge so contested in accordance with GAAP.

6.4          Payment of Obligations. Pay and discharge at or before their maturity all material indebtedness and other material obligations and liabilities of the Loan Parties, except when (i) the same may be contested by any Loan Party, as the case may be, in good faith and by appropriate proceedings, and (ii) the Loan Parties, as the case may be, have established on their books adequate reserves with respect to such indebtedness, obligation or liability in accordance with GAAP.

54

6.5          Insurance. (a) Keep and maintain all property material to the conduct of its business and each Approved Project in good working order and condition, ordinary wear and tear excepted; and (b) maintain insurance as required pursuant to the insurance requirements set forth in Exhibit H (including, in any event, flood insurance as described in the definition of Real Estate Documents), in the amount and on the terms and conditions specified therein and with financially sound and reputable carriers; provided that (i) all insurance shall be in form, content and amounts approved by Lender and written by an insurance company or companies licensed to do business in the jurisdiction in which such Project is located and approved by Lender and (ii) the policies for such insurance shall have attached thereto standard mortgagee clauses in favor of and permitting Lender to collect any and all proceeds payable thereunder and shall include notice of a cancellation clause in favor of Lender (providing ten (10) days’ notice for nonpayment of premium and thirty (30) days’ notice in all other cases). The covenant contained in this Section 6.5 shall be in addition to any covenants relating to insurance in any of the other Loan Documents.

6.6          Corporate or Company Existence. Maintain their existing form of corporate, limited liability company or partnership (or equivalent form, as applicable) existence in good standing in their respective jurisdiction of incorporation or organization, except in connection with a transaction that is otherwise permitted under Section 8.7, and maintain their qualification and authorization to do business and their good standing (or equivalent status, as applicable) in each jurisdiction in which the character of their properties or the nature of their business requires such qualification or authorization, except where the failure to be so qualified and authorized could not reasonably be expected to result in a Material Adverse Effect or a Project Material Adverse Effect.

6.7          Licenses and Approvals. Maintain all material Approvals of any Governmental Authorities and all other material licenses, authorizations, approvals and intellectual property required to construct, own and operate the businesses and properties of the Loan Parties; provided, that with respect to any Approved Project that has not yet achieved Substantial Completion, the Loan Parties shall not be deemed to be in violation of this Section 6.7 solely as a result of the failure to obtain any material Approval relating to an Approved Project, so long as such material Approval: (i) is not then required to achieve Substantial Completion for such Approved Project by the Required Substantial Completion Date; (ii) is readily available and routinely provided by the applicable Governmental Authority or other Person that will issue or provide such material Approval; (iii) is reasonably expected to be readily and timely obtained, and the issuance and enforceability of such material Approval is not subject to any conditions or contingencies that are not reasonably expected to be achieved or satisfied; and (iv) and such material Approval will have been obtained at the earlier to occur of (x) the time required so as to avoid any delay in the construction of such Approved Project that could result in a failure to achieve Substantial Completion for such Approved Project by the applicable Required Substantial Completion Date for such Approved Project, and (y) Substantial Completion for such Project.

55

6.8          Properties. Maintain, preserve, and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and keep the same in good repair, working order, and condition, ordinary wear and tear excepted and from time to time make or cause to be made all needful and proper repairs, renewals, replacements, betterments, and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and, to the extent permitted under Section 6.2 hereof and subject to the limits set forth therein, permit the Lender and its agents to enter upon and inspect such properties during normal business hours.

6.9          Employee Benefit Pension Plans. Promptly during each year, pay contributions that in the judgment of the chief executive officer of the Loan Parties after reasonable inquiry are believed adequate to meet at least the minimum funding standards set forth in Sections 302 through 305 of ERISA with respect to each Plan of any Loan Party, if any, covered by ERISA (including any plan of any member of a controlled group of corporations and all trades and businesses (whether or not incorporated) under common control which, together with any such Loan Party, are treated as a single employer, under Section 414 of the Code); file each annual report required to be filed pursuant to Section 103 of ERISA in connection with each such Plan for each year; and notify the Lender within ten (10) days of the occurrence of a Reportable Event (as defined in Section 4043 of ERISA) that might constitute grounds for termination of any Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer any such Plan.

6.10        Business Activities. Borrower shall engage solely in the business of owning and managing Project Company Guarantors. Each Project Company Guarantor shall engage solely in the business of owing, developing and operating Approved Projects.

6.11        Compliance with Environmental Laws. Comply with all Environmental Laws, except to the extent that a failure to so comply would not reasonably be expected to have a Project Material Adverse Effect.

6.12        Compliance with Other Applicable Law. Comply with all other Applicable Law and orders of any Governmental Authority having jurisdiction over it, except to the extent that a failure to so comply would not reasonably be expected to have a Material Adverse Effect or a Project Material Adverse Effect.

6.13        Development, Construction, Ownership and Operation of Projects. The Loan Parties shall acquire, develop, manufacture, construct, own, operate and maintain each Project in all material respects in compliance with all applicable Material Project Documents, all Applicable Laws, all required Approvals and all insurance and warranty requirements. The Loan Parties shall enforce their respective rights and remedies under each of the Material Project Documents, except to the extent that the Loans Parties determine, in the exercise of their reasonable discretion, that it is not in the interest of the Loan Parties to do so.

56

6.14        GAAP. Maintain its books and records in accordance with GAAP, and the Loan Parties shall not change their fiscal year end.

6.15        Payments of Amounts Received Pursuant to Material Project Documents And in respect of Approved Projects; Reserves.

(a)          The Borrower and the applicable Project Company Guarantor will irrevocably authorize and direct, pursuant to an Irrevocable Payment Instruction, each Customer and each other Person to pay all amounts other than Permissible Capacity Payments) that are otherwise payable to any Loan Party pursuant to a Material Project Document relating to each Approved Project financed hereunder directly, via wire transfer, to a Project Revenue Account. If, notwithstanding any such authorization and direction, any such Customer or other Person shall pay such amounts directly to a Loan Party, such Loan Party shall, at its sole cost and expense, but on Lender’s behalf and for Lender’s account, receive such amounts in trust for the Lender as Lender’s property, shall not commingle such receipts with any other property or assets of any Loan Party, and shall promptly (i) in the case of remittances paid by check, deposit all such remittances in their original form (after supplying any necessary endorsements) into such Project Revenue Account, and (ii) in the case of remittances paid by wire transfer or other electronic transfer of funds, transfers all such remittances in such Project Revenue Account. All amounts received in any Project Revenue Account, net of amounts necessary to pay operating expenses for the applicable Approved Project in the next thirty (30) days, shall be transferred to the Proceeds Account.

If required by the Lender, the Borrower and the applicable Project Company Guarantor shall cause the financial institution at which a Project Revenue Account is maintained to enter into a deposit account control agreement with respect to such Project Revenue Account, which shall provide for springing dominion and control of such Project Revenue Account in favor of the Lender. If a Facility Event of Default then exists, or if a Project Company Event of Default then exists with respect to such Project Company Guarantor, then in either case in addition to all other remedies available to it, whether under the Loan Documents or under Applicable Law, the Lender may exercise exclusive control over amounts held in the Project Revenue Account maintained by such Project Company Guarantor from time to time, and may apply such amounts toward repayment of the Obligations in such manner as it may determine in its sole discretion.

(b)          The Lender shall apply amounts held in the Proceeds Account in accordance with the following priority, so long as no Facility Event of Default or Project Company Event of Default then exists:

57

(i)          First, to Lender, to be applied to all cost and expense reimbursements owing to the Lender pursuant to this Agreement and the other Loan Documents;

(ii)         Second, to Lender, to be applied to payments of interest due on the Loans, on each Payment Date or when otherwise required under this Agreement;

(iii)        Third, to Lender, to be applied to payments of principal due on the Loans, when required under this Agreement;

(iv)        Fourth, to Lender, to be applied to fees or any other Obligations then due and owing to the Lender under the terms of this Agreement and the other Loan Documents;

(v)         Fifth, to deposit into the Reserve Account, on each Payment Date to the extent necessary to fund or replenish the Debt Service Reserve in accordance with the requirements of this Agreement, including the requirements set forth in Section 6.15(d);

(vi)        Sixth, if so elected by Borrower, and so long as no Facility Default, Project Company Default, or Facility Event of Default or Project Company Event of Default then exists, Borrower may request any additional amounts remaining in the Proceeds Account to be paid in accordance with the written instructions of the Borrower.

If, notwithstanding the requirements set forth herein, the Borrower pays over any amounts required to be deposited into the Proceeds Account directly to the Lender, the Lender may, at its option, either retain such amounts for application to the Obligations in accordance with the forgoing priorities (or, if a Facility Event of Default or Project Company Event of Default then exists, to the Obligations in such order as Lender may determine in its sole discretion) or deposit such amounts into the Proceeds Account.

(c)          If a Facility Event of Default or a Project Company Event of Default then exists, in addition to all other remedies available to it, whether under the Loan Documents or under Applicable Law, the Lender may exercise exclusive control over amounts held in the Proceeds Account from time to time, and may apply such amounts toward repayment of the Obligations in such manner as it may determine in its sole discretion.

(d)          The Borrower shall cause to be maintained, as a debt service reserve (the “Debt Service Reserve”), in a Debt Service Account in an amount equal to three monthly payments of principal and interest on the outstanding Loans as such amount is reasonably determined by Lender. The Debt Service Reserve shall be funded by applying three percent (3%) of each Working Capital Loan (or such lesser percentage as may be necessary to satisfy the debt service reserve requirement described above) to the Reserve Account at the time of disbursement of such Working Capital Loan. If at any time Borrower fails to make any payment of principal and/or interest on the Loans or any other Obligations as and when the same is due and owing hereunder, the Lender may apply amounts held as Debt Service Reserve to such payments in its sole discretion. During the existence of a Facility Event of Default or a Project Company Event of Default, Lender may apply amounts on deposit in the Reserve Account to the Obligations in such manner as it determines in its sole discretion. Following payment in full of the Obligations outstanding hereunder, any portion of the Debt Service Reserve then remaining shall be repaid to the Borrower.

58

6.16        Enforcement of Material Project Documents. The Loan Parties shall diligently enforce all of their respective rights and remedies under Revenue Contracts, EPC Contracts and other Material Project Documents. If any Loan Party or any other Person shall materially breach or default under the terms of any Material Project Document, then the Loan Parties shall promptly provide notice of such breach or default. In the case of a breach or default by a Loan Party, the Loan Parties shall cause such breach or default to be cured as promptly.

6.17        New Subsidiaries.

(a)          In the event that, after the Closing Date, any Person becomes a Subsidiary of any Loan Party, whether pursuant to formation, acquisition or otherwise, (i) the Borrower shall promptly notify the Lender and (ii) within fifteen (15) days after such Person becomes a Subsidiary, the applicable Loan Party shall cause such Subsidiary (x) to become a Project Company Guarantor party to, and agree to be bound by the terms of, this Agreement and the other Loan Documents, grant Liens in favor of the Lender in all of its personal property, and authorize and deliver, at the request of the Lender, such UCC financing statements or similar instruments required by the Lender to perfect the Liens in favor of the Lender granted under any of the Loan Documents, in each case pursuant to a Joinder Agreement, satisfactory to the Lender in all respects and (y) to deliver all such other documentation (including without limitation, certified organizational documents, resolutions, lien searches and legal opinions) and to take all such other actions as such Subsidiary would have been required to deliver and take pursuant to Section 5.1 if such Subsidiary had been a Loan Party on the Closing Date, in each case as required by the Lender with respect to such new Subsidiary, each in form and substance reasonably satisfactory to the Lender

(b)          The Loan Parties shall, and shall cause any applicable Subsidiary that becomes a Loan Party to, pledge its ownership interest in any Equity Interests in any Person that becomes a Subsidiary after the Closing Date within fifteen (15) days after the day on which such Person becomes a Subsidiary (but in any event prior to the disbursement of any Loans attributable to any Approved Project owned or to be owned by such Subsidiary), by delivering to the Lender (i) a supplement to the Security Agreement in the form of Annex A attached thereto, and (ii) all original certificates evidencing such pledged Equity Interests, together with appropriate transfer powers executed in blank.

(c)          Once any Subsidiary becomes a party to this Agreement in accordance with this Section 6.17, such Subsidiary thereafter shall remain a party to this Agreement as a Loan Party, and the Equity Interests in such Subsidiary (including, all initial Subsidiaries) shall remain subject to the pledge to the Lender.

59

6.18        USA Patriot Act. Provide information to the Lender, and to take such other and further actions as the Lender shall require, to enable the Lender to comply with the USA Patriot Act. The Lender hereby notifies the Loan Parties that, pursuant to the requirements of the USA Patriot Act, the Lender may be required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of each Loan Party and other information that will enable the Lender to identify the Loan Parties in accordance with the USA Patriot Act.

6.19        Separateness. Conduct its business and operations separate and apart from that of any other Person. In furtherance of the foregoing and without limiting any other covenants applicable to the Borrower set forth in this Agreement, the Borrower:

(a)          has not owned, does not own and will not own any asset or property other than (i) the Projects, and (ii) incidental personal property necessary for the ownership, management or operation of the Projects;

(b)          has not engaged, does not engage, and will not engage in any business other than as set forth in its limited liability company operating agreement in effect on the Closing Date;

(c)          shall maintain its accounts, financial statements, books, accounting and other records, and other Borrower documents separate from those of any other Person, provided that the Borrower may be consolidated with Parent solely for tax and accounting purposes and for purposes of Parent’s consolidated financial statements;

(d)          shall not commingle or pool any of its funds or assets with those of any Affiliate or any other Person (other than as expressly contemplated in this Agreement), and it shall hold all of its assets in its own name, except as otherwise permitted or required under the Loan Documents;

(e)          shall conduct its own business in its own name and, for all purposes, shall not operate, or purport to operate, collectively as a single or consolidated business entity with respect to any Person except with regard to Permissible Capacity Payments;

(f)          shall pay its own debts, liabilities and expenses (including overhead expenses, if any) only out of its own assets as the same shall become due;

(g)          has observed, and shall observe all: (i) limited liability company formalities, and (ii) other organizational formalities, in each case to the extent necessary or advisable to preserve its separate existence, and shall preserve its existence, and it shall not, nor shall it permit any Affiliate or any other Person to, amend, modify or otherwise change the Borrower’s limited liability company agreement;

60

(h)         shall not: (i) guarantee, become obligated for, or hold itself or its credit out to be responsible for or available to satisfy, the debts or obligations of any other Person, or (ii) control the decisions or actions respecting the daily business or affairs of any other Person except as permitted by or pursuant to the Loan Documents;

(i)          shall, at all times, hold itself out to the public as a legal entity separate and distinct from any other Person; provided that the assets of the Borrower may be consolidated into Parent for accounting purposes and included in consolidated financial statements of Parent;

(j)          shall not identify itself as a division of any other Person;

(k)          shall maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or any other Person;

(l)          shall not use its separate existence to perpetrate a fraud in violation of Applicable Law;

(m)         shall not, in connection with the Transaction Documents, act with an intent to hinder, delay or defraud any of its creditors in violation of Applicable Law;

(n)         shall maintain an arm’s length relationship with its Affiliates;

(o)         shall not grant a security interest or otherwise pledge its assets for the benefit of any other Person, except as permitted by or pursuant to the Loan Documents;

(p)         shall not acquire any securities or debt instruments of Parent, its Affiliates or any other Person, except as permitted by or pursuant to the Loan Documents;

(q)         shall not make loans or advances to any Person, except as permitted by or pursuant to the Loan Documents;

(r)          shall make no transfer of its assets, except as permitted by or pursuant to the Loan Documents;

(s)          shall not acquire obligations or securities of its members;

(t)          shall correct any known misunderstanding regarding its separate identity;

(u)         shall maintain adequate capital in light of its contemplated business operations;

61

(v)         shall at all times be organized as a special purpose entity with organizational documents substantially similar in all material respects to its organizational documents in effect as of the Closing Date;

(w)          shall not dissolve, merge, liquidate or consolidate, except as provided in this Agreement; and

(x)          shall not amend its organizational documents with respect to matters expressly set forth in this Section 6.19 which would cause it to not be in compliance with this Section 6.19, without the prior written consent of the Lender.

6.20        Further Assurances.  Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents), which may be required under any Applicable Law, or which the Lender may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created by any of the Loan Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Loan Parties also agree to provide to the Lender, from time to time upon request, evidence reasonably satisfactory to the Lender as to the perfection and priority of the Liens created or intended to be created by the Loan Documents. To the extent otherwise permitted hereunder, if any Loan Party proposes to acquire an interest in Real Estate after the Closing Date, it shall at the time of such acquisition provide to the Lender Real Estate Documents in regard to such Real Estate.

6.21        Post-Closing Covenants.

(a)           With respect to each Initial Project, within five (5) Business Days following the execution of each Revenue Agreement, interconnection agreement, site lease or license, or any other Material Project Document (other than any Material Subcontract) related to such Initial Project that requires consent to any assignments of such Material Project Document by the counterparty thereto (including any collateral assignment to the Lender or any subsequent assignment by the Lender in respect of such collateral assignment), submit an appropriate request to such counterparty to provide such consent, and thereafter diligently pursue such requested consent, to be in form and substance reasonably satisfactory to the Lender, until the same has been obtained.

(b)          As of the date hereof, the Equity Interests of each of the Initial Project Company Guarantors is owned by Holdco. Within thirty (30) days following the date hereof, the Borrower shall acquire all of such Equity Interests from Holdco, subject to the pledge of such Equity Interests in favor of the Lender, and shall provide to the Lender an executed supplement to the Security Agreement reflecting that such Equity Interests have been pledged to the Lender pursuant to such Security Agreement.

62

(c)          Within sixty (60) days following the date hereof, the Borrower shall provide to the Lender a fully-executed deposit account control agreement with respect to the Project Revenue Account maintained by Bakersfield with the Depository Bank, which deposit account control agreement shall provide for springing dominion and control of such Project Revenue Account in favor of the Lender.

(d)          Within ten (10) Business Days following the date hereof, the Borrower shall have delivered to Lender’s counsel all original certificates evidencing Holdco’s pledge of the Equity Interests in Borrower, including Certificate No. A-001, together with appropriate, original transfer powers executed in blank.

Section 7
RESERVED

Section 8
NEGATIVE COVENANTS

So long as the Borrower may borrow under this Agreement and until payment in full of the Obligations (other than contingent indemnification obligations in respect of which no claim has been made hereunder), the Loan Parties will not:

8.1          Borrowings. Without the prior written consent of the Lender (which consent the Lender may grant or withhold it its sole discretion), create, incur, assume, or suffer to exist in any manner any Debt, except:

(a)          Debt of any Loan Party existing or arising under this Agreement;

(b)          Debt of any Loan Party owed to any other Loan Party;

(c)          Debt incurred as a result of endorsing negotiable instruments for deposit or collection in the ordinary course of business;

(d)          Debt in respect of any Approved Project constituting payments due and owing from time to time pursuant to an EPC Contract, so long as such payments have been reflected in the Construction Budget and Schedule for such Approved Project approved by the Lender;

(e)          Debt owed to any Affiliate constituting Permissible Capacity Payments; and

(f)          Debt of any Loan Party owed to any third party pursuant to any Project Document including, without limitation, any Debt relating to any letter of credit, guaranty or other financial assurance provided to any such third party to secure obligations of a Loan Party under a Project Document.

63

8.2          Mortgages and Pledges. Without the prior written consent of the Lender (which consent the Lender may grant or withhold in its sole discretion), create, incur, assume, or suffer to exist, any Lien of any kind upon any of their property or assets, whether now owned or hereafter acquired, except for Permitted Encumbrances.

8.3          Dispositions. Without the prior written consent of the Lender (which consent the Lender may grant or withhold in its sole discretion), sell, transfer, lease, assign, or otherwise dispose of (each a “Disposition” (it being understood and agreed that “Disposition” shall not be deemed to include the issuance of equity interests of the Borrower)), in one transaction or a series of transactions, all or any portion of its assets, other than:

(a)          Dispositions among the Loan Parties; provided that at all times, each Approved Project shall be owned by only one Project Company Guarantor, and each Project Company Guarantor shall own no more than one Approved Project;

(b)          to the extent constituting a Disposition, the creation of Permitted Encumbrances, the making of Investments permitted by Section 8.6 and the making of Restricted Payments permitted by Section 8.12;

(c)          the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any immaterial intellectual property that is no longer used or useful in the Loan Parties’ business;

(d)          Dispositions of Collateral which is subject to a casualty event resulting in damage to or the destruction of such Collateral, so long as the Borrower prepays the Loans as required pursuant to Section 2.4(a);

(e)          Dispositions of interests in Approved Projects, or of interests in Project Company Guarantors, in each case subject to compliance with the requirements of Section 2.3(c) or Section 2.3(e);

(f)          Dispositions of cash and cash equivalents pursuant to transactions not prohibited hereunder for reasonably equivalent value;

(g)          Dispositions of machinery, equipment or materials no longer used or useful in the business of any Loan Party;

(h)          Dispositions of obsolete or worn-out property in the ordinary course of business; and

(i)          Dispositions resulting from any taking or condemnation of any property of the Borrower, any Loan Party by any Governmental Authority or Dispositions of any assets subject to a casualty event in connection with the adjustment of insurance claims relating to such assets, in each case so long as the Borrower complies with all applicable mandatory prepayment requirements set forth herein.

64

8.4           Acquisitions. Without the prior written consent of the Lender (which consent the Lender may grant or withhold in its sole discretion), acquire in one transaction or a series of transactions, all or any substantial part of the capital stock (or other ownership interests) or assets of any other Person unless associated with the acquisition of an Approved Project that is financed by Lender hereunder. Any new Subsidiary shall become a Loan Party in accordance with the requirements of Section 6.17 hereof; provided that Borrower shall not have or acquire any Subsidiary other than a Subsidiary that is to become, and does become, a Project Company Guarantor.

8.5           Contingent Liabilities. Assume, guarantee, endorse, or otherwise become surety for or upon the obligation of any Person (other than obligations of another Loan Party that are permitted hereunder), except by the endorsement of negotiable instruments for deposit or collection in the ordinary course of business and as otherwise permitted under Section 8.1 of this Agreement.

8.6          Investments. Make or suffer to exist any Investment in any Person, except:

(a)          the Borrower may make Investments in Project Company Guarantors, including new Subsidiaries that are to become, and do become, Project Company Guarantors pursuant to Section 6.17 hereof, so long as each such Project Company Guarantor holds one Approved Project;

(b)          Investments consisting of extensions of trade credit in the nature of accounts receivable or general intangibles arising in the ordinary course of business pursuant to the Material Project Documents;

(d)          Investments constituting acquisitions permitted pursuant to Section 8.4; and

(c)          Investments in cash and Cash Equivalents.

8.7          Merger, Consolidation or Dissolution. Without the prior written consent of the Lender (which consent the Lender may grant or withhold in its sole discretion) merge, consolidate, dissolve or liquidate, in whole or in part, or change the form of entity of any Loan Party.

8.8          Conduct of Business. Engage to any material degree in any business other than the business conducted by them on the Closing Date and any business reasonably related thereto or ancillary extensions thereof.

65

8.9          Change in Board of Directors, Control or Management. Permit any change after the Closing Date in the ownership (including without limitation the ownership of the voting stock or voting membership interests of the Borrower) of, control of, or individuals holding executive offices (including without limitation the president and the chief executive officer) of the Borrower or any other Loan Party without providing Lender notice thereof within thirty (30) days after such change.

8.10        [Reserved].

8.11        Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of any Loan Party (other than transactions between or among the Loan Parties) except for (i) compensation arrangements approved by the managers of the Borrower; (ii) subordinated Debt financings agreed to by the Lender in its sole discretion; (iii) equity financings not otherwise prohibited hereunder; (iv) O&M Agreements; (v) EPC Contracts; and (vi) transactions with Affiliates relating to Permissible Capacity Payments.

8.12        Dividends and Distributions. Declare or make, directly or indirectly, any Restricted Payment, except that (i) any Project Company Guarantor may declare and pay dividends and distributions to the Borrower; and (ii) so long as so no Facility Default, Facility Event of Default, Project Company Default or Project Company Event of Default then exists or would result therefrom, the Borrower may make Restricted Payments to Holdco in accordance with Section 6.15(b).

8.13        Project Documents. Without the prior written consent of the Lender (which consent the Lender may grant or withhold in its sole discretion), following the time at which Lender has designated a Project as an Approved Project, with regard to such Approved Project:

(a)           enter into any Material Additional Project Document; or

(b)          (i) Amend or modify, or consent to the amendment or modification of, the Project Documents or waive any material provision thereof (each an “Agreement Change”); (ii) terminate, replace or assign any or all interests of the Borrower or any Project Company in any Project Document; or (iii) exercise any rights Borrower or any Project Company Guarantor may have to consent to any termination, replacement or assignment of the Project Documents by the Project Participant thereto or give any other material consent or exercise any material option thereunder (each a “Consent Action”); in any such case described in this clause (c) unless one of the following conditions is met:

(A)         such Agreement Change is of a ministerial nature;

(B)          such Agreement Change, Consent Action or termination, expiration, replacement or assignment of the Project Document (other than any Revenue Contract, O&M Agreement or EPC Contract) could not reasonably be expected to have a Project Material Adverse Effect and, in the case of any such Agreement Change, Consent Action or termination, replacement or assignment of any Material Project Document, the Borrower shall have delivered to the Lender a certificate to that effect; or

66

(C)         such Agreement Change, Consent Action or termination, expiration, replacement or assignment of any Revenue Contract or other Project Document is approved by the Lender.

8.14        Sanctions and Anti-Corruption Laws. The Loan Parties will not, and will not permit any Subsidiary to, request any Loan or, directly or indirectly, use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as the Lender, underwriter, advisor, investor or otherwise), or (iii) in furtherance of an offer, payment , promise to pay or authorization of the payment or giving of money or anything else of value to any Person in violation of applicable Anti-Corruption Laws.

Section 9
EVENTS OF DEFAULT

9.1          Project Company Events of Default. A “Project Company Event of Default” means, with respect to any Project Company Subsidiary and related Approved Project, any one or more of the following events: (a)   Failure to pay when due any principal or interest on any Working Capital Loans or any portion thereof attributable to such Project Company Guarantor and its Approved Project, when and as the same becomes due and payable, whether at the stated maturity thereof, by mandatory prepayment, by acceleration, demand or otherwise; or

(b)           Failure to pay when due any other amount due to Lender under this Agreement or any of the other Loan Documents attributable to such Project Company Guarantor and its Approved Project, when the payment thereof becomes due and payable and such failure shall continue unremedied for a period of five (5) or more Business Days;

(c)           (i)           Default shall be made by such Project Company, or by the Borrower solely with respect to such Project Company, in the due observance of any of the covenants contained in Sections 6.1(f), 6.1(h), 8.2, 8.5, 8.7, 8.8, 8.10, 8.11, 8.12, or 8.13; or

(ii)          Default shall be made by such Project Company, or by the Borrower solely with respect to such Project Company, in the due observance or performance of any of the covenants contained in Sections 6.1(i), 6.3, 6.4, 6.5, 6.6 (solely with respect to the Project Company), 6.7, 6.8, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16 or 6.20, or under any of the other Loan Documents, and such default shall continue for a period in excess of thirty (30) days after the earlier of such Project Company or the Borrower learns of such default or receives notice thereof;

67

(d)           Any representation or warranty made by such Project Company, or by the Borrower with respect to such Project Company, herein pursuant to Section 5.3(j)(ii), or in any statement, representation or warranty made in any certificate, report, or opinion delivered pursuant hereto by or on behalf of such Project Company, or by the Borrower with respect to such Project Company, shall prove to have been incorrect in any material respect when made; provided, however, that to the extent a representation or warranty was incorrect when made in any material respect, no Project Company Event of Default shall result therefrom, so long as all of the following conditions have been satisfied with respect to such incorrect representation and warranty: (i) such misrepresentation was unintentional; (ii) the condition, event or circumstances that gave rise to such incorrect representation or warranty did not, individually or in the aggregate, result in a Project Material Adverse Effect; and (iii) the condition, event or circumstances that gave rise to such incorrect representation or warrant can be corrected, and are corrected, within sixty (60) days after the earlier of the Borrower or such Project Company Guarantor learns of such incorrect representation and warranty or receives notice thereof, such that such representation or warranty and after giving effect to such correction, if made on such date, would no longer be incorrect; or

(e)           Such Project Company Guarantor shall be generally not paying its debts as such debts become due, shall make an assignment for the benefit of creditors, shall consent to the appointment of a trustee or a receiver, or shall admit in writing its inability to pay its debts as they mature; or

(f)            A trustee, receiver or custodian shall be appointed for such Project Company Guarantor, or for a substantial part of any of their respective properties; or

(g)           (i) Any case in bankruptcy shall be commenced, or any reorganization, arrangement, insolvency, or liquidation proceedings shall be instituted, by such Project Company Guarantor; or

(ii) Any case in bankruptcy shall be commenced, or any reorganization, arrangement, insolvency or liquidation proceeding shall be instituted, against such Project Company Guarantor by any other Person or Person, and shall be consented to by the Project Company Guarantor or shall remain undismissed or unstayed for a period of sixty (60) calendar days; or

(h)           any material default shall be made in the performance of any Material Project Document relating to such Project Company Guarantor or its Approved Project, which has not been cured or waived pursuant to the terms of such Material Project Document, or any party to any Material Project Document otherwise shall be entitled to terminate such Material Project Document prior to its scheduled termination or expiration date, in each case that would reasonably be expected to have a Project Material Adverse Effect; or

(i)            any default shall be made in the payment or performance of any obligation incurred in connection with such Project Company involving an amount in excess of 20% of the total contract price set forth in the EPC Contract to which such Project Company is a party, if in any such case the effect of such default is to permit the holder of such Debt (or a trustee on behalf of such holder) to cause it to become due prior to its stated maturity or to do so with the giving of notice or passage of time, or both, or any such Debt becomes due prior to its stated maturity or shall not be paid when due; provided that this clause shall not apply to secured Debt that becomes due as a result of a voluntary sale or transfer of property or assets securing such Debt, if such sale or transfer is permitted hereunder and under the documents evidencing the terms of such Debt; or

68

(j)           One or more final judgments for the payment of money shall be rendered at any time against such Project Company in an aggregate amount in excess of $150,000 (exclusive of amounts covered by insurance provided by a financially sound insurance company and for which such insurer has accepted liability) and the same shall remain undischarged for a period of thirty (30) calendar days during which time execution shall not be effectively stayed; or

(k)          (i) Any material part of the properties of such Project Company Guarantor or the Equity Interests of such Project Company Guarantor shall be sequestered or attached.

For the avoidance of doubt, any breach, default, event or occurrence described in this Section 9.1 may constitute a Project Company Event of Default with respect to more than one Project Company Guarantor.

9.2           Facility Events of Default. A “Facility Event of Default” means any one or more of the following events: (a)   There shall occur during the period commencing on the date hereof Project Company Events of Default with respect to three (3) or more Project Company Guarantors; or

(b)          (i)            Default shall be made by the Loan Parties, or any of them, in the due observance of any of the covenants contained in Sections 2.5, 6.19 and 8.1, 8.3, 8.4, 8.6, 8.9 or 8.14; or

(ii)          Default shall be made by the Loan Parties, or any of them, in the due observance of any of the covenants contained in Sections 6.1 (other than Section 6.1(f), 6.1(h) or 6.1(i)), and such failure shall continue unremedied for a period of ten (10) or more Business Days following the earlier of (x) written notice thereof from Lender to Borrower and (y) Borrower’s actual knowledge of such failure; or

(iii)         Default shall be made by the Loan Parties, or any of them, in the due observance or performance of any of the covenants contained in Sections 6.2, 6.9, 6.17, 6.18, 6.21, or under any of the other Loan Documents, to the extent such default is not limited to two or fewer Project Company Guarantors and related Approved Projects, and such default shall continue for a period in excess of thirty (30) days after the earlier of such Project Company or the Borrower learns of such default or receives notice thereof;

69

(c)          Any representation or warranty made by any Loan Party herein pursuant to Section 5.3(j)(i), or by Parent or Holdco in any Loan Document, or in any statement, representation or warranty as to the Loan Parties as a whole made in any certificate, report, delivered pursuant hereto by or on behalf of the Loan Parties, or any of them, shall prove to have been incorrect in any material respect when made; provided, however, that to the extent a representation or warranty was incorrect when made in any material respect, no Facility Event of Default shall result therefrom, so long as all of the following conditions have been satisfied with respect to such incorrect representation and warranty: (i) such misrepresentation was unintentional; (ii) the condition, event or circumstances that gave rise to such incorrect representation or warranty did not, individually or in the aggregate, result in a Material Adverse Effect; and (iii) the condition, event or circumstances that gave rise to such incorrect representation or warrant can be corrected, and are corrected, within sixty (60) days after the earlier of the applicable Loan Party learns of such incorrect representation and warranty or receives notice thereof, such that such representation or warranty and after giving effect to such correction, if made on such date, would no longer be incorrect; or

(d)          The Parent, Holdco, or the Borrower shall be generally not paying its debts as such debts become due, shall make an assignment for the benefit of creditors, shall consent to the appointment of a trustee or a receiver, or shall admit in writing its inability to pay its debts as they mature; or

(e)           A trustee, receiver or custodian shall be appointed for the Parent, Holdco or the Borrower, or for a substantial part of any of their respective properties; or

(f)           (i) Any case in bankruptcy shall be commenced, or any reorganization, arrangement, insolvency, or liquidation proceedings shall be instituted, by the Parent, Holdco, or the Borrower; or

(ii) Any case in bankruptcy shall be commenced, or any reorganization, arrangement, insolvency, or liquidation proceedings shall be instituted, against the Parent, Holdco, or the Borrower by any other Person or Persons, and shall be consented to by the Parent, Holdco, or the Borrower, as the case may be, or shall remain undismissed or unstayed for a period of sixty (60) calendar days; or

(g)          any default shall be made in the payment or performance of any obligation incurred in connection with any Debt of Parent in an aggregate principal amount in excess of $1,000,000, or in connection with any Debt of Holdco or Borrower in an aggregate principal amount in excess of $250,000, if in any such case the effect of such default is to permit the holder of such Debt (or a trustee on behalf of such holder) to cause it to become due prior to its stated maturity or to do so with the giving of notice or passage of time, or both, or any such Debt becomes due prior to its stated maturity or shall not be paid when due; provided that this clause shall not apply to secured Debt that becomes due as a result of a voluntary sale or transfer of property or assets securing such Debt, if such sale or transfer is permitted hereunder and under the documents evidencing the terms of such Debt; or

70

(h)          One or more final judgments for the payment of money shall be rendered at any time against Holdco or the Borrower in an aggregate amount in excess of $250,000 (in each case exclusive of amounts covered by insurance provided by a financially sound insurance company and for which such insurer has accepted liability) and the same shall remain undischarged for a period of thirty (30) calendar days during which time execution shall not be effectively stayed; or

(i)            (i) Any material part of the properties of Parent shall be sequestered or attached and such event could reasonably be expected to result in a Material Adverse Effect, or (ii) any material part of the properties of Holdco or the Borrower (other than Equity Interests in a Project Subsidiary Guarantor) shall be sequestered or attached; or

(j)          Any provision of this Agreement or any of the other Loan Documents to which the Parent, Holdco, or any Loan Party is a party at any time for any reason shall cease to be valid and binding on such Parent, Holdco, such Servicer, or such Loan Party, as the case may be, or shall be declared to be null or void (other than as a result of any action or inaction by the Lender); or the validity or enforceability of any such provision shall be contested by the Parent, Holdco, or any Loan Party; or the Parent, Holdco, or any Loan Party shall deny that it has further liability or obligation under any such provision;

(k)          The occurrence of a Change of Control; or

(n)          Failure to pay when due the entire then outstanding principal amount of the Working Capital Loans, together with all then accrued and unpaid interest thereon, on or before September 30, 2019, if the Lender provides notice to the Borrower pursuant to Section 2.3(i).

9.3          Remedies Upon the Occurrence of a Project Company Event of Default. Upon the occurrence of a Project Company Event of Default, the Lender may, if it deems appropriate, by written notice to the Borrower, take any or all of the following actions, at the same or different times: (i) declare that portion of all Loans and all other amounts attributable to the Project Company Guarantor(s) and the related Approved Project(s) to which such Project Company Event of Default relate (“Defaulted Project Company Obligations”) to be forthwith due and payable, whereupon such Defaulted Project Company Obligations shall be forthwith due and payable, both as to principal and interest, without notice of intent to accelerate, notice of acceleration, presentment, demand, protest, or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in such the Loan Note to the contrary notwithstanding, and/or (ii) proceed to enforce payment of the Loan Note, to the extent of such Defaulted Project Company Obligations, and to exercise any and all of its rights hereunder, under the Loan Note, under the other Loan Documents or otherwise available to the Lender, in each case solely with respect to subject Project Company Guarantor(s) (including, but not limited to, the Equity Interests of such Project Company Guarantor(s)) and Approved Project(s), and may apply any amounts received in respect thereof to the Defaulted Project Company Obligations in such manner as it may determine in its sole discretion. In addition, the Lender shall be entitled to apply all amounts on deposit in the Proceeds Account, or otherwise payable to the Borrower upon the Disposition or Refinancing of any Project Company Guarantor and related Approved Project, to the Defaulted Project Company Obligations as it may determine in its sole discretion. For the avoidance of doubt, the Lender agrees that it is not entitled to exercise any remedies with respect to any Project Company Guarantors and related Approved Projects that are not subject to a Project Company Event of Default as a result of such Project Company Event of Default, expect as expressly set forth herein.

71

9.4          Remedies Upon the Occurrence of a Facility Event of Default. (A) Upon the occurrence of a Facility Event of Default described in Section 9.2(f), (i) the Commitment and the Lender’s obligation to make any further advances of any Loan hereunder shall automatically and immediately terminate, (ii) the entire outstanding principal balance of the Loans and all accrued interest thereon and all other amounts payable by the Loan Parties to the Lender shall automatically become immediately due and payable without notice of intent to accelerate, notice of acceleration, presentment, demand, protest or any notice of any kind, or any other action by or on behalf of the Lender, all of which are hereby waived, anything contained herein or in the Loan Note to the contrary notwithstanding, and (iii) the Lender may proceed to enforce payment of the Loan Note and to exercise any and all of its rights hereunder, under the Loan Note, under the other Loan Documents or otherwise available to the Lender; and (B) at any time after the occurrence of any Facility Event of Default (other than a Facility Event of Default described in Section 9.2(f)), the Lender may, if it deems appropriate, by written notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitment and its obligation to make any further advances of Loans hereunder, (ii) declare the Loans and all other amounts payable by the Loan Parties to the Lender to be forthwith due and payable, whereupon such Loans and all such other amounts shall be forthwith due and payable, both as to principal and interest, without notice of intent to accelerate, notice of acceleration, presentment, demand, protest, or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in such the Loan Note to the contrary notwithstanding, and/or (iii) proceed to enforce payment of the Loan Note, and to exercise any and all of its rights hereunder, under the Loan Note, under the other Loan Documents or otherwise available to the Lender. All proceeds received by Lender upon such enforcement may be applied to the Obligations in such manner as the Lender may determine in its sole discretion.

Section 10
GUARANTEE

10.1        Unconditional Guaranty. Each Project Company Guarantor hereby irrevocably, unconditionally and jointly and severally guarantees, each as a primary obligor and not merely as a surety, to the Lender the due and punctual payment and performance in full of the Obligations. The Project Company Guarantors’ guaranty under this Section 10 is an absolute, present and continuing guarantee of payment and not of collectability, and is in no way conditional or contingent upon any attempt to collect from the Borrower, any of the Project Company Guarantors or any other guarantor of the Obligations (or any portion thereof) or upon any other action, occurrence or circumstances whatsoever. In the event that the Borrower or any Project Company Guarantor shall fail so to pay any such principal, premium, interest or other amount to the Lender, the Project Company Guarantors will pay the same forthwith, without demand, presentment, protest or notice of any kind (all of which are waived by the Project Company Guarantors to the fullest extent permitted by law), in lawful money of the United States, at the place for payment specified in the Loan Documents or specified by the Lender in writing, to the Lender. The Project Company Guarantors further agree, promptly after demand, to pay to the Lender the costs and expenses incurred by the Lender in connection with enforcing the rights of the Lender against the Borrower and any or all of the Project Company Guarantors (whether in a bankruptcy proceeding or otherwise) following any default in payment of any of the Obligations or the obligations of the Project Company Guarantors hereunder, including, the fees and expenses of counsel to the Lender.

72

10.2        Obligations Absolute. The obligations of the Project Company Guarantors hereunder are and shall be absolute and unconditional, irrespective of the validity, regularity or enforceability of this Agreement, any of the Obligations or any of the Loan Documents, shall not be subject to any counterclaim, set-off, deduction or defense based upon any claim any of the Project Company Guarantors may have against the Borrower, any other Project Company Guarantor or the Lender, hereunder or otherwise, and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, to the fullest extent permitted by law, any circumstance or condition whatsoever (other than the prior payment in full of the Obligations) (whether or not any of the Project Company Guarantors shall have any knowledge or notice thereof), including:

(a)          any amendment or modification of or supplement to any of the Loan Documents or any other instrument referred to herein or therein, or any assignment or transfer of any thereof or of any interest therein, or any furnishing or acceptance of additional security for any of the Obligations;

(b)          any waiver, consent or extension under any Loan Document or any such other instrument, or any indulgence or other action or inaction under or in respect of, or any extensions or renewals of, any Loan Document, any such other instrument or any Obligation;

(c)          any failure, omission or delay on the part of the Lender to enforce, assert or exercise any right, power or remedy conferred on or available to the Lender against the Borrower or any Project Company Guarantor, any Subsidiary of the Borrower or any Subsidiary of any Project Company Guarantor;

(d)          any bankruptcy, insolvency, readjustment, composition, liquidation or similar proceeding with respect to the Borrower, any Project Company Guarantor, any Subsidiary of the Borrower or any Subsidiary of any Project Company Guarantor or any property of the Borrower, any Project Company Guarantor or any such Subsidiary or any unavailability of assets against which the Obligations, or any of them, may be enforced;

(e)          any merger or consolidation of the Borrower, any Subsidiary of the Borrower or any Project Company Guarantor or any of the Project Company Guarantors into or with any other Person or any sale, lease or transfer of any or all of the assets of any of the Project Company Guarantors, the Borrower or any Subsidiary of the Borrower or any Project Company Guarantor to any Person;

73

(f)          any failure on the part of the Borrower, any Project Company Guarantor or any Subsidiary of the Borrower or any Project Company Guarantor for any reason to comply with or perform any of the terms of any agreement with any of the Project Company Guarantors;

(g)          any exercise or non-exercise by the Lender of any right, remedy, power or privilege under or in respect of any of the Loan Documents or the Obligations, including, under this Section 10.2;

(h)          any default, failure or delay, willful or otherwise, in the performance or payment of any of the Obligations;

(i)          any furnishing or acceptance of security, or any release, substitution or exchange thereof, for any of the Obligations;

(j)          any failure to give notice to any of the Project Company Guarantors of the occurrence of any breach or violation of, or any event of default or any default under or with respect to, any of the Loan Documents or the Obligations;

(k)          any partial prepayment, or any assignment or transfer, of any of the Obligations; or

(l)          any other circumstance (other than payment in full) which might otherwise constitute a legal or equitable discharge or defense of a guarantor or which might in any manner or to any extent vary the risk of such Project Company Guarantor.

The Project Company Guarantors covenant that their respective obligations hereunder will not be discharged except by full and complete payment and performance of the Obligations. The Project Company Guarantors unconditionally waive, to the fullest extent permitted by law (1) notice of any of the matters referred to in this Section 10.2, (2) any and all rights which any of the Project Company Guarantors may now or hereafter have arising under, and any right to claim a discharge of the Project Company Guarantor’s obligations hereunder by reason of the failure or refusal by the Lender to take any action pursuant to any statute permitting a Project Company Guarantor to request that the Lender attempt to collect the Obligations from the Borrower, any of the Project Company Guarantors or any other guarantor, (3) all notices which may be required by statute, rule of law or otherwise to preserve any of the rights of the Lender against the Project Company Guarantors, including, presentment to or demand of payment from any of the Borrower, any of the Subsidiaries of the Borrower or any Project Company Guarantor, or any of the other Project Company Guarantors with respect to any Loan Document or this agreement, notice of acceptance of the Project Company Guarantors’ guarantee hereunder and/or notice to the Borrower, any of the Subsidiaries of the Borrower or any Project Company Guarantor, or any Project Company Guarantor of default or protest for nonpayment or dishonor, (4) any diligence in collection from or protection of or realization upon all or any portion of the Obligations or any security therefor, any liability hereunder, or any party primarily or secondarily liable for all or any portion of the Obligations, and (5) any duty or obligation of the Lender to proceed to collect all or any portion of the Obligations from, or to commence an action against, the Borrower, any Project Company Guarantor or any other Person, or to resort to any security or to any balance of any deposit account or credit on the books of the Lender in favor of the Borrower, any Project Company Guarantor or any other Person, despite any notice or request of any of the Project Company Guarantors to do so.

74

Each Project Company Guarantor further waives all rights and defenses such Project Company Guarantor may have arising out of (i) any election of remedies by Lender, even though that election of remedies, such as a non-judicial foreclosure with respect to any security for any portion of the Obligations, destroys such Project Company Guarantor’s rights of subrogation or Project Company Guarantor’s rights to proceed against the Borrower or any other Person for reimbursement, or (ii) any loss of rights such Project Company Guarantor may suffer by reason of any rights, powers or remedies of any of the Borrower in connection with any anti-deficiency laws or any other laws limiting, qualifying or discharging Borrower’s Obligations, whether by operation of Applicable Law or otherwise, including any rights such Project Company Guarantor may have to a fair market value hearing to determine the size of a deficiency following any foreclosure sale or other disposition of any real property security for any portion of the Obligations.

10.3        Continuing Obligations; Reinstatement. The obligations of the Project Company Guarantors under this Section 10 are continuing obligations and shall continue in full force and effect until such time as all of the Obligations (and any renewals and extensions thereof) shall have been finally performed, paid and satisfied in full, other than contingent indemnification obligations for which no claim has been asserted. The obligations of the Project Company Guarantors under this Section 10 shall continue to be effective or be automatically reinstated, as the case may be, if any payment made by the Borrower, any Project Company Guarantor or any Subsidiary of the Borrower or any Project Company Guarantor on, under or in respect of any of the Obligations is rescinded or must otherwise be restored or returned by the recipient upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, any Project Company Guarantor or any such Subsidiary, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to the Borrower, any Project Company Guarantor or any such Subsidiary or any substantial part of the property of the Borrower, any Project Company Guarantor or any such Subsidiary, or otherwise, all as though such payment had not been made. If an event permitting the acceleration of all or any portion of the Obligations shall at any time have occurred and be continuing, and such acceleration shall at such time be stayed, enjoined or otherwise prevented for any reason, including because of the pendency of a case or proceeding relating to the Borrower, any Project Company Guarantor or any Subsidiary of the Borrower or any Project Company Guarantor under any bankruptcy or insolvency law, for purposes of this Section 10 and the obligations of the Project Company Guarantors hereunder, such Obligations shall be deemed to have been accelerated with the same effect as if such Obligations had been accelerated in accordance with the terms of the applicable Loan Documents or of this Agreement.

75

10.4        Additional Security, Etc. The Project Company Guarantors authorize the Lender without notice to or demand on the Project Company Guarantors and without affecting their liability hereunder, from time to time (a) to obtain additional or substitute endorsers or guarantors; (b) to exercise or refrain from exercising any rights against, and grant indulgences to, the Borrower, any Subsidiary of the Borrower, any Project Company Guarantor or any others; and (c) to apply any sums, by whomsoever paid or however realized, to the payment of the principal of, premium, if any, and interest on, and other obligations consisting of, the Obligations. The Project Company Guarantors waive any right to require the Lender to proceed against any additional or substitute endorsers or guarantors or the Borrower or any of their Subsidiaries or any other Person or to pursue any other remedy available to the Lender.

10.5        Information Concerning the Borrower. The Project Company Guarantors assume all responsibility for being and keeping themselves informed of the financial condition and assets of the Borrower, the other Project Company Guarantors and their respective Subsidiaries, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks which the Project Company Guarantors assume and insure hereunder, and agree that the Lender shall not have any duty to advise the Project Company Guarantors, or any of them, of information known to the Lender regarding or in any manner relevant to any of such circumstances or risks.

10.6        Project Company Guarantors’ Subordination. The Project Company Guarantors hereby absolutely subordinate, both in right of payment and in time of payment, any present and future indebtedness of the Borrower or any Subsidiary of the Borrower or any Project Company Guarantor to any or all of the Project Company Guarantors to the indebtedness of the Borrower or any such Subsidiary or Project Company Guarantor to the Lender.

10.7        Subrogation. Notwithstanding anything herein to the contrary, until the payment in full of the Obligations, the Project Company Guarantors hereby agree not to exercise any rights they may acquire by way of subrogation (under contract, Section 509 of the Bankruptcy Code or otherwise) or any other right of indemnity, reimbursement or contribution against the Borrower, any Project Company Guarantor or any endorser or any other guarantor of all or any part of the Obligations until the Obligations shall have been paid in full (other than contingent obligations for which no claim has been asserted).

10.8        Enforcement. In the event that the Project Company Guarantors shall fail forthwith to pay upon demand of the Lender any amounts due pursuant to this Section 10 or to perform or comply with or to cause performance or compliance with any other obligation of the Project Company Guarantors under this Agreement the Lender shall be entitled and empowered to institute any action or proceeding at law or in equity for the collection of the sums so due and unpaid or for the performance of or compliance with such terms, and may prosecute any such action or proceeding to judgment or final decree and may enforce such judgment or final decree against the Project Company Guarantors and collect in the manner provided by law out of the property of the Project Company Guarantors, wherever situated, any monies adjudged or decreed to be payable. The obligations of the Project Company Guarantors under this Agreement are continuing obligations and a separate cause of action shall arise in respect of each default hereunder.

76

10.9        Miscellaneous. Except as may otherwise be expressly agreed upon in writing, the liability of the Project Company Guarantors under this Section 10 shall neither affect nor be affected by any prior or subsequent guaranty by the Project Company Guarantors of any other indebtedness to the Lender. Notwithstanding anything in this Section 10 to the contrary, the maximum liability of each Project Company Guarantor hereunder shall in no event exceed the maximum amount which could be paid out by such Project Company Guarantor without rendering such Project Company Guarantor’s obligations under this Section 10, in whole or in part, void or voidable under Applicable Law, including, (i) the Bankruptcy Code, and (ii) any applicable state or federal law relative to fraudulent conveyances.

Section 11
INDEMNIFICATION

11.1        Environmental. The Loan Parties, jointly and severally, hereby agree to indemnify, defend and hold the Lender, Generate Capital, their respective Affiliates, officers, employees, directors and agents, and their respective successors and assigns (collectively, the “Indemnified Parties”) harmless from, and to indemnify the Indemnified Parties against, all claims, demands, suits, losses, damages, assessments, fines, penalties, costs and other expenses (including, but not limited to, reasonable and documented attorneys’ fees, costs and expenses) incurred by any such Indemnified Parties as a result of or arising from or in any way related to actual or threatened damage to the environment, agency costs of investigation, personal injury or death, or property damage, due to a release of Hazardous Materials arising from any of the Loan Parties’ real property or business operations or any of any Project Company Guarantor’s business operations, any other condition existing or arising from any of the Loan Parties’ real property or business operations resulting from the use or existence of Hazardous Materials; provided that such indemnity shall not be available to any Indemnified Party to the extent that such claims, demands, suits, losses, damages, assessments, fines, penalties, costs and other expenses are determined by a court of competent jurisdiction in a final, non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Party. The Loan Parties further hereby agree that their indemnity obligations shall include, but are not limited to, liability for damages resulting from the personal injury or death of an employee of any Borrower, regardless of whether any Loan Party has paid the employee under the worker’s compensation laws of any state or other similar federal or state legislation for the protection of employees. The term “property damage” as used in this Section 11.1 includes, but is not limited to, damage to any real or personal property of the Loan Parties, the Indemnified Parties, or of any third party. All of the foregoing losses, damages, costs and expenses of the Indemnified Parties shall be payable by the Loan Parties on demand by the Indemnified Parties and shall be secured by the Liens granted to the Lender or for its benefit pursuant to the Loan Documents. The Loan Parties’ obligations under this Section 11.1 shall survive the repayment of the Loans and all other Obligations owing by the Loan Parties to the Lender under this Agreement and the other Loan Documents.

77

11.2        Other. In addition to all of the Indemnified Parties’ other rights and remedies against the Loan Parties, the Loan Parties, jointly and severally, hereby agree to hold the Indemnified Parties harmless from, and to indemnify the Indemnified Parties against, all claims, demands, suits, losses, damages, assessments, fines, penalties, costs and other expenses (including, but not limited to, reasonable and documented attorneys’ fees, costs and expenses) incurred by the Indemnified Parties as a result of or arising from or in any way related to any suit, action or proceeding by any Person other than the Loan Parties, or any of them, whether actual or threatened, asserting a claim for any legal or equitable remedy or relief against any Person under any federal, state or local statute, or ordinance or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution or performance of, or the financing transaction contemplated by, this Agreement or the other Transaction Documents or the Lender’s furnishing of funds to the Loan Parties pursuant to this Agreement, provided that such indemnity shall not be available to any Indemnified Party to the extent that such claims, demands, suits, losses, damages, assessments, fines, penalties, costs and other expenses are determined by a court of competent jurisdiction in a final, non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Party. All of the foregoing losses, damages, costs and expenses of the Indemnified Parties shall be payable by the Loan Parties upon demand by the Indemnified Parties and shall be secured by the Liens granted to the Lender or for its benefit pursuant to the Loan Documents. The Loan Parties’ obligations under this Section 11.2 shall survive the repayment of the Loans and all other Obligations owing by the Loan Parties to the Lender under this Agreement and the other Loan Documents. This Section 11 shall not apply with respect to Taxes, other than Taxes that represent losses, damages, etc. arising from any non-Tax claim.

Section 12
MISCELLANEOUS

12.1        Costs and Expenses. (a) The Loan Parties, jointly and severally, hereby agree that they will pay all reasonable and documented out-of-pocket expenses incurred by the Lender and its Affiliates in connection with the negotiation and preparation of this Agreement and the other Loan Documents (whether or not the transactions hereby contemplated shall be consummated) and the making of the Loans hereunder, including but not limited to, the reasonable fees and disbursements of counsel for the Lender, all recordation and filing fees, Collateral audits, financing statement search costs and expenses, and all other third party costs, fees and expenses arising under or in connection with the negotiation, preparation and closing of the Loan Documents and the making of the Loans hereunder, subject to the limitation set forth in Section 5.1(l).

78

(b)          The Loan Parties, jointly and severally, hereby agree that they will pay all out-of-pocket expenses incurred by the Lender and its Affiliates in connection with the waiver of any provision hereof or thereof, any amendments to or other modifications of any of the provisions hereof or thereof, the workout of the facilities hereunder, and the enforcement of the rights of the Lender in connection with this Agreement and the other Loan Documents, including but not limited to, the reasonable fees and disbursements of counsel for the Lender, and all other costs, fees and expenses arising under or in connection with any of the foregoing.

12.2        Cumulative Rights and No Waiver. Each and every right granted to the Lender hereunder or under any other Loan Document, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of the Lender to exercise, and no delay in exercising, any right shall operate as a waiver thereof, nor shall any single or partial exercise by the Lender of any right preclude any other or future exercise thereof or the exercise of any other right.

12.3        Reserved.

12.4        Notices. Any request, demand, notice, authorization, direction, consent or waiver permitted or required to be given hereunder shall be in writing and shall be given to such party at its address or telefacsimile number set forth below or such other address or facsimile number as such party may hereafter specify in writing for this purpose by notice to the other party:

If to the Loan Parties:

c/o FuelCell Energy, Inc.

3 Great Pasture Road

Danbury, Connecticut 06810

Attn: Legal Department

Facsimile: (203) 825-6069
Email: jarasimowicz@fce.com

If to the Lender:

Generate Lending, LLC

555 De Haro Street, Suite 300
San Francisco, CA 94107
Attn: Notices
Email: notices@generatecapital.com

79

With a copy to:

Justin Boose, Esquire

Troutman Sanders LLP

875 Third Avenue

New York, NY 10022

Facsimile:  212-704-5922

Email: Justin.boose@troutman.com

Each such notice, request or other communication will be effective (i) if given by facsimile, the date sent, (ii) if given by recognized overnight courier service, one (1) Business Day after delivery to such courier with all charges prepaid, addressed as provided above, (iii) if given by mail, two (2) Business Days after it is deposited in the U.S. mail with first class postage prepaid, addressed as provided above, or (iv) if given by any other means, when delivered at the applicable address as provided above.

12.5        Applicable Law.

(a)          GOVERNING LAW. The Loans shall be deemed to have been made in the State of New York and this Agreement and the other Loan Documents shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(b)          SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE LENDER IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE STATE AND FEDERAL COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

80

(c)          WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION 12.5. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)          SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.4. IF THE MANNER OF SUCH SERVICE IS PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY OTHER THAN THE BORROWER HEREBY IRREVOCABLY APPOINTS THE BORROWER AS ITS AGENT FOR SERVICE OF PROCESS IN RESPECT OF ANY ACTION OR PROCEEDING. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

12.6        Modifications. No modification, amendment or waiver of any provision of this Agreement, nor consent to any departure by the Loan Parties therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender and the Loan Parties and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand upon the Loan Parties, or any of them in any case shall entitle the Loan Parties, or any of them, to any other or further notice or demand in the same or similar circumstances.

12.7        Successors and Assigns; Reliance. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party, and all covenants, promises and agreements by or on behalf of the Loan Parties, or any of them, which are contained in this Agreement shall bind the successors and assigns of each such Loan Party and inure to the benefit of the successors and assigns of the Lender. The Lender may assign its rights and interests under this Agreement and the other Loan Documents, in whole or in part (i) to any Eligible Assignee, (ii) in connection any Disposition of all or a material portion of the Lender’s business, (iii) pursuant to any pledge to the any Person that has extended credit to the Lender, or (iv) if at the time of such assignment, any Facility Event of Default then exists, to any other Person or Persons. Subject to notification of an assignment, such assignee shall be a party hereto and, to the extent of the interest assigned, shall have the rights and obligations of the Lender under this Agreement, and the Lender shall, to the extent of the interest assigned, be released from its obligations under this Agreement. The Loan Parties shall not have the right to assign any of their respective rights or delegate any of their respective duties or obligations hereunder. This Agreement is solely for the benefit of the Lender and the Loan Parties, and may not be relied upon by any other Person for any purpose.

81

12.8        Survivorship. All covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making of the Loans under this Agreement and the execution and delivery of the Loan Note, and shall continue in full force and effect so long as any portion of the Obligations hereunder or under any other Loan Document is outstanding and unpaid.

12.9        Assignments and Participations. The holder of the Loan Note, or any interest therein, may, subject to the Borrower’s consent to the extent expressly required pursuant to Section 12.7 herein, from time to time, sell or offer to sell the Loan Note or interests therein to one or more assignees or participants, and is hereby authorized to disseminate any information it has pertaining to the Loans, including, without limitation, any security for the Loans and credit information on the Loan Parties, to any such assignee or participant or prospective assignee or prospective participant, and to the extent, if any, specified in any such assignment or participation, such assignee(s) or participant(s) shall have the same rights and benefits with respect to this Agreement and the Loan Note as such Person(s) would have if such Person(s) were the Lender hereunder.

12.10      Independence of Covenants. Each covenant and agreement of the Loan Parties contained herein is independent of each other covenant and agreement of the Loan Parties contained herein. The fact that the operation of any such covenant or agreement permits a particular action to be taken or condition to exist does not mean that such action or condition is not prohibited, restricted or conditioned by operation of another such covenant or agreement.

82

12.11      WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (1) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (2) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY. NOTWITHSTANDING THE FOREGOING TO THE CONTRARY, IN THE EVENT THAT THE JURY TRIAL WAIVER CONTAINED HEREIN SHALL BE HELD OR DEEMED TO BE UNENFORCEABLE, EACH PARTY HERETO HEREBY EXPRESSLY AGREES TO SUBMIT TO JUDICIAL REFERENCE ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING HEREUNDER FOR WHICH A JURY TRIAL WOULD OTHERWISE BE APPLICABLE OR AVAILABLE. PURSUANT TO SUCH JUDICIAL REFERENCE, THE PARTIES AGREE TO THE APPOINTMENT OF A SINGLE REFEREE AND SHALL USE THEIR BEST EFFORTS TO AGREE ON THE SELECTION OF A REFEREE. IF THE PARTIES ARE UNABLE TO AGREE ON A SINGLE REFEREE, A REFEREE SHALL BE APPOINTED BY THE COURT TO HEAR ANY DISPUTES HEREUNDER IN LIEU OF ANY SUCH JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT THE APPOINTED REFEREE SHALL HAVE THE POWER TO DECIDE ALL ISSUES IN THE APPLICABLE ACTION OR PROCEEDING, WHETHER OF FACT OR LAW, AND SHALL REPORT A STATEMENT OF DECISION THEREON; PROVIDED, HOWEVER, THAT ANY MATTERS WHICH WOULD NOT OTHERWISE BE THE SUBJECT OF A JURY TRIAL WILL BE UNAFFECTED BY THIS WAIVER AND THE AGREEMENTS CONTAINED HEREIN. THE PARTIES HERETO HEREBY AGREE THAT THE PROVISIONS CONTAINED HEREIN HAVE BEEN FAIRLY NEGOTIATED ON AN ARM’S-LENGTH BASIS, WITH BOTH SIDES AGREEING TO THE SAME KNOWINGLY AND BEING AFFORDED THE OPPORTUNITY TO HAVE THEIR RESPECTIVE LEGAL COUNSEL CONSENT TO THE MATTERS CONTAINED HEREIN. ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 12.11 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY AND THE AGREEMENTS CONTAINED HEREIN REGARDING THE APPLICATION OF JUDICIAL REFERENCE IN THE EVENT OF THE INVALIDITY OF SUCH JURY TRIAL WAIVER.

(b)          Each party hereto hereby agrees that it will not have a remedy of punitive damages or exemplary damages against the other in any claim or controversy arising out of or related to this Agreement, the Loan Note and/or any of the other Loan Documents (a “Dispute”), and each hereby waives any right or claim to punitive or exemplary damages it may have now or which may arise in the future in connection with any Dispute.

12.12      Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under Applicable Law (collectively, “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by Lender in accordance with Applicable Law, the rate of interest payable hereunder, together with all Charges payable to Lender, shall be limited to the Maximum Rate, provided, that such excess amount shall be paid to Lender on subsequent payment dates to the extent not exceeding the legal limitation.

83

12.13      Execution in Counterparts. This Agreement and the other Loan Documents may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document by telefacsimile, email or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

12.14      Time of the Essence. Time is of the essence of this Agreement and of each and every provision hereof, to the full extent that time can be of the essence of an agreement under the laws of the State of New York.

12.15      Entire Agreement. This Agreement and the other Loan Documents constitute the entire understanding of each Loan Party and the Lender with respect to the subject matter hereof, and supersede any prior or contemporaneous agreements, commitments, discussions and understandings, oral or written.

[Remainder of page intentionally blank; signature pages follow.]

84

IN WITNESS WHEREOF, the Loan Parties and the Lender have caused this Agreement to be duly executed by their duly authorized officers or representatives, all as of the day and year first above written.

BORROWER:

FUELCELL ENERGY FINANCE II, LLC

By:	FuelCell Energy Finance, LLC
Its:	Sole Member

By:	FuelCell Energy, Inc.
Its:	Sole Member

By:	/s/ Michael S. Bishop
	Name:	Michael S. Bishop
	Title:	Senior Vice President & Chief Financial Officer

[Signatures continue on following page.]

CONSTRUCTION LOAN AGREEMENT

SIGNATURE PAGE

INITIAL PROJECT COMPANY GUARANTORS:

BAKERSFIELD FUEL CELL 1, LLC

By:	FuelCell Energy Finance, LLC
Its:	Sole Member

By:	FuelCell Energy, Inc.
Its:	Sole Member

By:	/s/ Michael S. Bishop
	Name:	Michael S. Bishop
	Title:	Senior Vice President & Chief
Financial Officer

BRT Fuel Cell, LLC

By:	FuelCell Energy Finance, LLC
Its:	Sole Member

By:	FuelCell Energy, Inc.
Its:	Sole Member

By:	/s/ Michael S. Bishop
	Name:	Michael S. Bishop
	Title:	Senior Vice President & Chief
Financial Officer

CR FUEL CELL, LLC

By:	FuelCell Energy Finance, LLC
Its:	Sole Member

By:	FuelCell Energy, Inc.
Its:	Sole Member

By:	/s/ Michael S. Bishop
	Name:	Michael S. Bishop
	Title:	Senior Vice President & Chief
Financial Officer

[Signatures continue on following page.]

CONSTRUCTION LOAN AGREEMENT

SIGNATURE PAGE

Yaphank Fuel Cell Park, LLC

By:	FuelCell Energy Finance, LLC
Its:	Sole Member

By:	FuelCell Energy, Inc.
Its:	Sole Member

By:	/s/ Michael S. Bishop
	Name:	Michael S. Bishop
	Title:	Senior Vice President & Chief
Financial Officer

Homestead Fuel Cell 1, LLC

By:	FuelCell Energy Finance, LLC
Its:	Sole Member

By:	FuelCell Energy, Inc.
Its:	Sole Member

By:	/s/ Michael S. Bishop
	Name:	Michael S. Bishop
	Title:	Senior Vice President & Chief
Financial Officer

DERBY FUEL CELL, LLC

By:	FuelCell Energy Finance, LLC
Its:	Sole Member

By:	FuelCell Energy, Inc.
Its:	Sole Member

By:	/s/ Michael S. Bishop
	Name:	Michael S. Bishop
	Title:	Senior Vice President & Chief
Financial Officer

[Signatures continue on following page.]

CONSTRUCTION LOAN AGREEMENT

SIGNATURE PAGE

LENDER:

GENERATE LENDING, LLC

By:	/s/ Matan Friedman
Name:	Matan Friedman
Title:	Manager

CONSTRUCTION LOAN AGREEMENT

SIGNATURE PAGE

EXHIBIT A

FORM OF WORKING CAPITAL LOAN NOTICE

_______________, 20__

To:	Generate Lending, LLC, as Lender

555 De Haro Street, Suite 300

San Francisco, CA 94107

Attention: Notices

Email: notices@generatecapital.com

Re:	Construction Loan Agreement dated as of December 21, 2018 (as the same may be amended, restated, supplemented or modified from time to time, the “Loan Agreement”), among FUELCELL ENERGY FINANCE II, LLC, a Connecticut limited liability company, as Borrower, the Project Company Guarantors from time to time party thereto, and Generate LENDING, LLC, as Lender.

Ladies and Gentlemen:

Unless otherwise defined herein, capitalized terms used herein shall have the meanings attributable thereto in the Loan Agreement. This Working Capital Loan Notice (this “Loan Notice”) is delivered to you pursuant to Section 2.1(c) of the Loan Agreement.

The Borrower hereby requests an advance of a Working Capital Loan in the aggregate principal amount of $________________ to be made on _______________, 20__. The proceeds of such Working Capital Loan shall be used to finance the manufacture, construction, installation, commissioning and start-up of the Projects identified below, and not for any other purpose.

In connection with the foregoing request, the Borrower hereby certifies the Lender as follows:

1.          Each of the Projects associated with the requested Working Capital Loan is (a) described on Exhibit A attached hereto, including the identity of the Loan Party that will manufacture and install and manage such Project and the identity of the Customer for such Project, and (b) an Approved Project.

2.          Attached hereto as Exhibit B is a summary of the Approved Costs for each Approved Project to be paid with the proceeds of the requested Working Capital Loan.

3.          Attached hereto as Exhibit C is (a) a copy of the most recent month-end balance sheet for the Parent and its Subsidiaries, and (b) a copy of the most recent quarterly projections of the Parent, to demonstrate that the Parent is Solvent, and shall continue to be Solvent at all times through the commissioning of each of the Projects associated with the requested Working Capital Loan.

The Borrower hereby further certifies that all of the conditions to the requested advance, as set forth in each of Section 5.2 and Section 5.3 of the Loan Agreement, as applicable, are satisfied or have been waived by the Lender in writing. .

The Borrower has caused this Loan Notice to be executed and delivered by its duly authorized officer this ___ day of _____________, 20__.

FUELCELL ENERGY FINANCE II, LLC

By: FuelCell Energy Finance, LLC
Its: Sole Member

By: FuelCell Energy, Inc.
Its: Sole Member

By:
	Name:	Michael S. Bishop
	Title:	Senior Vice President & Chief Financial Officer

EXHIBIT B

FORM OF WORKING CAPITAL LOAN NOTE

$300,000,000.00	San Francisco, California
December 21, 2018

For value received, the undersigned, FUELCELL ENERGY FINANCE II, LLC, a Connecticut limited liability company (hereinafter referred to as the “Borrower”), hereby promises to pay to the order of, GENERATE LENDING, LLC, a Delaware limited liability company, whose address is 555 De Haro Street, Suite 300, San Francisco, CA 94107 (hereinafter referred to as the “Lender”), , the principal sum of THREE HUNDRED MILLION and 00/100 Dollars ($300,000,000.00), or such lesser amount as shall equal the unpaid principal amount of the Loans advanced by the Lender to the Borrower pursuant to the Loan Agreement referred to below, on the dates and in the amounts determined in accordance with the Loan Agreement. The Borrower promises to pay interest on the unpaid principal amount of this Loan Note (this “Loan Note”) on the dates and at the rate or rates provided for in accordance with the Loan Agreement. Interest on any overdue principal of and, to the extent permitted by law, overdue interest on the principal amount hereof shall bear interest at the Default Rate, as provided for in the Loan Agreement. All such payments of principal and interest shall be made in lawful money of the United States in federal or other immediately available funds at the office of the Lender at 555 De Haro Street, Suite 300, San Francisco, CA 94107, or at such other address as may be specified by the Lender from time to time pursuant to the Loan Agreement.

Each Loan advance made by the Lender, the interest rates from time to time applicable thereto and all repayments of the principal thereof shall be recorded by the Lender in its books and records, which shall constitute prima facie evidence of the information set forth therein, provided that the failure of the Lender to make, or any error of the Lender in making, any such recordation shall not affect the obligations of the Borrower hereunder or under the Loan Agreement. The obligations evidenced by this Loan Note are secured by the Collateral.

This Loan Note is the Loan Note referred to in the Construction Loan Agreement dated as of December 21, 2018 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among the Borrower, the Project Company Guarantors from time to time party thereto, and the Lender. Terms defined in the Loan Agreement but not otherwise defined herein are used herein with the same meanings. Reference is made to the Loan Agreement for provisions for the prepayment and the repayment hereof and the acceleration of the maturity hereof.

Borrower hereby waives presentment, demand, protest, notice of demand, protest and nonpayment and any other notice required by law relative hereto, except to the extent as otherwise may be expressly provided for in the Loan Agreement.

[Remainder of page intentionally blank; signature page follows.]

IN WITNESS WHEREOF, Borrower has caused this Loan Note to be duly executed under seal, by its duly authorized officers as of the day and year first above written.

FUELCELL ENERGY FINANCE II, LLC

By: FuelCell Energy Finance, LLC
Its: Sole Member

By: FuelCell Energy, Inc.
Its: Sole Member

By:
	Name:	Michael S. Bishop
	Title:	Senior Vice President & Chief Financial Officer

EXHIBIT C

FORM OF COLLATERAL REPORT

[Form of Collateral Report to be mutually agreed by

Lender and the Loan Parties prior to the initial funding.]

EXHIBIT D

FORM OF JOINDER AND REAFFIRMATION AGREEMENT

THIS JOINDER AND REAFFIRMATION AGREEMENT (the “Agreement”) dated as of ______________, 20__ (this “Agreement”) is executed and delivered by ______________________, a __________________ (the “New Project Company Guarantor”), FUELCELL ENERGY FINANCE II, LLC, a Connecticut limited liability company (the “Borrower”), and each of the parties listed on the signature pages hereto as a “Project Company Guarantor” (collectively, the “Guarantors”), in favor of GENERATE LENDING, LLC (the “Lender”).

WHEREAS, the Borrower, the Guarantors, and the Lender are parties to that certain Construction Loan Agreement, dated as of December 21, 2018 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), pursuant to which, among other things, and subject to the terms and conditions contained therein, the Lender has made, and will continue to make a working capital and term loan facility available to the Borrower on the terms and conditions contained therein; and

WHEREAS, pursuant to the terms, conditions and provisions of Section 6.17 of the Loan Agreement, the Borrower is required to cause the New Project Company Guarantor to become a party to the Loan Agreement and the Security Agreement (used herein as such term is defined in the Loan Agreement); and

WHEREAS, the New Project Company Guarantor acknowledges that it will receive direct and indirect benefits from the making of financial accommodations by the Lender to the Borrower under the Loan Agreement and, accordingly, the New Project Company Guarantor is willing to become a party to the Loan Agreement and the Security Agreement on the terms and conditions contained herein; and

NOW, THEREFORE, in consideration of the above premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the New Project Company Guarantor, the Borrower and the Guarantors, the New Project Company Guarantor, the Borrower and the Guarantors hereby agree as follows:

Section 1. Definitions. Capitalized terms used herein and not otherwise defined herein shall have their respective defined meanings given them in the Loan Agreement.

Section 2. Accession to Loan Agreement. The New Project Company Guarantor hereby adopts the Loan Agreement as a “Guarantor” thereunder, and agrees that effective upon its execution and delivery to the Lender of this Agreement, it constitutes a Guarantor thereunder, and assumes all obligations of a Guarantor thereunder, all as if the New Project Company Guarantor had been an original party to the Loan Agreement as a Guarantor thereunder.

Section 3. Accession to Security Agreement; Grant of a Security Interest. The New Project Company Guarantor hereby adopts the Security Agreement as a “Grantor” thereunder, and agrees that effective upon its execution and delivery to the Lender of this Agreement, it constitutes a Grantor under the Security Agreement, and assumes all obligations of a Grantor thereunder, all as if the New Project Company Guarantor had been an original party to the Security Agreement as a Grantor thereunder. In furtherance of the foregoing, New Project Company Guarantor hereby assigns, pledges, hypothecates and sets over to Lender, its successors and its assigns, and grants to the Lender, its successors and its assigns, a security interest in all of its right, title and interest in and to the following, in each case whether now owned or existing or hereafter acquired or arising, and wheresoever located: all Collateral (as such term is defined in the Security Agreement), including without limitation, all Commercial Tort Claims and all Supporting Obligations, and all Proceeds (as each such term is defined in the Security Agreement) arising out of or relating to the Collateral.

Section 4. Representations, Warranties and Covenants. In addition to the continuing representations, warranties and covenants heretofore or hereafter made by the Guarantors (which term shall expressly include the New Project Company Guarantor for purposes of this Section 4) to the Lender pursuant to the Loan Agreement and the other Loan Documents, the New Project Company Guarantor, the Borrower and the Guarantors, jointly and severally, hereby represent, warrant and covenant with and to the Lender as follows (which representations, warranties and covenants are continuing and shall survive the execution and delivery hereof and shall be incorporated into and made a part of the Loan Documents):

(a)        The execution and delivery by the New Project Company Guarantor of this Agreement and the other Loan Documents that it is executing in connection therewith, and performance by the New Project Company Guarantor of this Agreement, the Loan Agreement, the Security Agreement and the other Loan Documents to which it is a party, and the transactions contemplated hereunder, (i) are all within its corporate, limited partnership or other organizational powers (as applicable), (ii) have been duly authorized by all necessary corporate, partnership or other necessary organizational action, (ii) are not in contravention of law or the terms of its certificate of incorporation, any bylaws, partnership agreement and/or any other organizational documentation, or any indenture, agreement or undertaking to which it is a party or by which it or its property are bound, and (iv) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any of its property (except for the liens and security interests expressly granted to the Lender by the New Project Company Guarantor pursuant to the terms of this Agreement).

(b)          This Agreement and each of the Loan Agreement, the Security Agreement and the other Loan Document to which the New Project Company Guarantor is a party constitutes the valid and legally binding obligations of the New Project Company Guarantor, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 5. Consent and Reaffirmation By Borrower and Guarantors. The Borrower and the Guarantors, by their execution and delivery of this Agreement, hereby (i) consent to the joinder of the New Project Company Guarantor to the Loan Agreement and the Security Agreement pursuant to the terms of this Agreement, and (ii) reaffirm all of their respective obligations under the Loan Agreement, the Security Agreement and the other Loan Documents to which they are a party, all of which shall remain in full force and effect without waiver or modification, notwithstanding the joinder of the New Project Company Guarantor as contemplated herein or any other event or circumstance.

Section 6. Further Assurances. The New Project Company Guarantor, the Borrower and the Guarantors shall take all such steps and execute and deliver, and cause to be executed and delivered, to the Lender, such other and further agreements, documents and instruments as the Lender may require in order to more fully evidence, in order to fully consummate all the transactions contemplated under this Agreement, the Loan Agreement, the Security Agreement and all other Loan Documents.

Section 7. Counterparts. This Agreement may be executed in multiple counterparts, each of which may be considered an original, but all of which together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall have the same force and effect as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall also deliver an original executed counterpart of this Agreement, but the failure to do so shall not affect the validity, enforceability, and binding effect of this Agreement.

Section 8. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

[Remainder of page intentionally blank; signature page follows.]

IN WITNESS WHEREOF, the New Project Company Guarantor, the Borrower and the Guarantors have caused this Agreement to be duly executed and delivered by their respective duly authorized officers as of the date first written above.

NEW PROJECT COMPANY GUARANTOR:

FUELCELL ENERGY FINANCE II, LLC

By: FuelCell Energy Finance, LLC
Its: Sole Member

By: FuelCell Energy, Inc.
Its: Sole Member

By:
	Name:	Michael S. Bishop
	Title:	Senior Vice President & Chief Financial Officer

GUARANTORS:

BAKERSFIELD FUEL CELL 1, LLC

By: FuelCell Energy Finance, LLC
Its: Sole Member

By: FuelCell Energy, Inc.
Its: Sole Member

By:
	Name:	Michael S. Bishop
	Title:	Senior Vice President & Chief Financial Officer

[Signatures continue on following page.]

BRT FUEL Cell, LLC

By: FuelCell Energy Finance, LLC
Its: Sole Member

By: FuelCell Energy, Inc.
Its: Sole Member

By:
	Name:	Michael S. Bishop
	Title:	Senior Vice President & Chief Financial Officer

CR FUEL CELL, LLC

By: FuelCell Energy Finance, LLC
Its: Sole Member

By: FuelCell Energy, Inc.
Its: Sole Member

By:
	Name:	Michael S. Bishop
	Title:	Senior Vice President & Chief Financial Officer

YAPHANK FUEL CELL PARK, LLC

By: FuelCell Energy Finance, LLC
Its: Sole Member

By: FuelCell Energy, Inc.
Its: Sole Member

By:
	Name:	Michael S. Bishop
	Title:	Senior Vice President & Chief Financial Officer

[Signatures continue on following page.]

HOMESTEAD FUEL CELL 1, LLC

By: FuelCell Energy Finance, LLC
Its: Sole Member

By: FuelCell Energy, Inc.
Its: Sole Member

By:
	Name:	Michael S. Bishop
	Title:	Senior Vice President & Chief Financial Officer

DERBY FUEL CELL, LLC

By: FuelCell Energy Finance, LLC
Its: Sole Member

By: FuelCell Energy, Inc.
Its: Sole Member

By:
	Name:	Michael S. Bishop
	Title:	Senior Vice President & Chief Financial Officer

Accepted and agreed:
LENDER:

GENERATE LENDING, LLC

By:
	Name:	Matan Friedman
	Title:	Manager

EXHIBIT E

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: ____________, 20__

Reference is made to the Construction Loan Agreement dated as of December 21, 2018 (as the same may be amended or modified from time to time, the “Loan Agreement”), among FUELCELL ENERGY FINANCE II, LLC, a Connecticut limited liability company, as Borrower, the Project Company Guarantors from time to time party thereto, and Generate LENDING, LLC, a Delaware limited liability company, as Lender. Capitalized terms used herein shall have the meanings ascribed thereto in the Loan Agreement.

Pursuant to Section 6.1(d) of the Loan Agreement, I, ___________, the duly authorized [President][Chief Executive Officer] of the Parent, hereby certify, solely on behalf of the Parent and not in my individual capacity, to the Lender that:

1.	I am the duly elected or appointed and acting [President][Chief Executive Officer] of the Parent.

2.	I further certify that the Loan Parties are in compliance (unless otherwise specified) with all covenants set forth in to Sections 6 and 8 of the Loan Agreement.

3.	As of the date hereof, no Project Company Default or Project Company Event of Default under Section 9.1 of the Loan Agreement has occurred and is continuing (except as specified on Exhibit I, attached hereto, which Exhibit I also sets forth any corrective action taken or proposed to be taken with respect to such Project Company Default or Project Company Event of Default).

4.	As of the date hereof, no Facility Default or Facility Event of Default under Section 9.2 of the Loan Agreement has occurred and is continuing (except as specified on Exhibit II, attached hereto, which Exhibit II also sets forth any corrective action taken or proposed to be taken with respect to such Facility Default or Facility Event of Default)

[Remainder of page intentionally blank; signature page follows.]

In Witness Whereof, I have caused this Compliance Certificate to be executed and delivered to the Lender this _______ day of _________________________, ____________.

FUELCELL ENERGY FINANCE II, LLC

By: FuelCell Energy Finance, LLC
Its: Sole Member

By: FuelCell Energy, Inc.
Its: Sole Member

By:
	Name:	Michael S. Bishop
	Title:	Senior Vice President & Chief Financial Officer

EXHIBIT F

BASE CASE MODEL

[Form on file with each of Borrower and Lender.]

EXHIBIT G

EPC CONSENT

CONTRACTOR’S CONSENT and AGREEMENT

[FCE ENTITY]

This CONSENT AND AGREEMENT, dated as of [_________], 20[__] (this “Consent”), is entered into by and among [FCE Entity] a [limited liability company] organized under the laws of [_______] (“Assignor”), FUELCELL ENERGY, INC., a Delaware corporation (“Contractor”), and GENERATE LENDING, LLC, a Delaware limited liability company, as Lender under the Financing Agreement (as defined below) (“Lender”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Financing Agreement referred to below.

RECITALS

A.	Assignor and Contractor have entered into that that certain Engineering, Procurement and Construction Agreement, dated as of [_________], 20[__] (as amended, supplemented or otherwise modified from time to time, the “Assigned Agreement”).

B.	FuelCell Energy II, LLC, a Connecticut limited liability company (“Borrower”), Assignor, certain subsidiaries of Borrower, and Lender are parties to that certain Construction Loan Agreement, to be dated on or about December 21, 2018 (as the same may be amended, modified, or supplemented from time to time, the “Loan Agreement”), which, among other things, provides financing for the manufacturing, construction, installation, and commissioning and start-up of a [____] MWAC fuel cell power plant located in [_______] (the “Project”) being constructed by Contractor;

C.	All permits required for the construction of the fuel cell power plant have been issued or are expected to be issued when required at a later stage of construction, and all insurance coverage that Contractor is required to carry under the Engineering, Procurement and Construction Agreement has been obtained.

D.	As a condition of the financing of the construction of the Project under the Loan Agreement, Assignor is required to grant to Lender a first-priority security interest in all of Assignor’s right, title and interest in, to and under the Assigned Agreement as collateral security for satisfaction of the obligations (the “Secured Obligations”) of Borrower under the Loan Agreement and the other related financing documents (together, the “Loan Documents”); and

E.	It is a requirement under the Loan Agreement that Contractor and the other parties hereto shall have executed this Consent.

1

F.	Contractor acknowledges that the Lender will rely on this Consent and Agreement in entering into the Loan Agreement and its commitment to make loans, advances and disbursements to Assignor as contemplated by the Loan Agreement.

The parties agree as follows, notwithstanding anything to the contrary in the Assigned Agreement:

ARTICLE 1
CONSENT TO ASSIGNMENT

1.1           Assignor hereby requests Contractor’s consent to the assignment by Assignor to Lender (and its assignees and designees) of Assignor’s respective right, title and interest in, to and under the Assigned Agreement, to secure Borrower’s payment and other obligations under the Financing Agreement and related Financing Documents. Contractor hereby consents to such assignment. Contractor agrees that Lender or its designee shall have the right, but not the obligation, to pay amounts due from Assignor and to perform any other act, duty or obligation required of Assignor under the Assigned Agreement or to cure any default of Assignor under the Assigned Agreement, each on behalf of the secured parties under the Financing Agreement.

ARTICLE 2
FURTHER AGREEMENTS

2.1           Contractor agrees to deliver to Lender, concurrently with delivery thereof to Assignor, a copy of each notice of default or of force majeure given by Contractor under the Assigned Agreement, together with a description of the action that Contractor has taken or proposes to take with respect thereto.

ARTICLE 3
RIGHTS TO CURE

3.1           Contractor agrees that, in accordance with its rights under the Assigned Agreement, at law, in equity or otherwise, it will not take any action to terminate or suspend the Assigned Agreement until (a) Contractor has given Lender prior written notice stating its intent to terminate or suspend the Assigned Agreement on a date not less than 180 days after the later of (i) the date of such notice and (ii) the date that Assignor’s cure period provided in the Assigned Agreement expires and (b) Lender fails to cure such default by making a payment in the amount in default or by performing or causing to be performed the obligation in default, prior to the date identified in such notice; provided, however, Lender shall be entitled to an additional reasonable period of time prior to termination or suspension of the Assigned Agreement so long as Lender is making efforts to cure or cause to be cured the condition(s) giving rise to the right of termination or suspension, including but not limited to, commencing foreclosure, deed of lieu of foreclosure, or other proceedings to obtain direct or indirect possession or control of some or all of the property and assets of Assignor or Borrower, or of equity interests in Assignor, Borrower, or appropriate other entity, under the applicable Loan Documents.

2
EPC CONTRACTOR CONSENT

3.2           If, whether as a result of an exercise of remedies under the applicable Financing Documents following an event of default under the Financing Agreement or otherwise, Lender acquires direct or indirect title (including leasehold title) to, or direct or indirect control of, some or all of the property and assets of Assignor, or of equity interests in Assignor or appropriate other entity through foreclosure, deed in lieu of foreclosure, or other remedy available under contract or applicable law, as under the Loan Documents, provided that any past due amounts owed to Contractor under the Contract are paid to Contractor promptly following the request by Lender, and provided, further that Contractor is thereafter compensated for its services as provided in the Contract, and cures all defaults under the Assigned Agreement which are able to be cured by such entity, then any default of Assignor which is not able to be cured by such entity shall no longer be deemed to be a default under the Assigned Agreement; All defaults in payment for work completed shall be deemed curable.

3.3           Commencing on the date of this Consent and prior to the date on which Lender notifies Contractor in writing that the collateral assignment of the Assigned Agreement has been discharged, Contractor hereby agrees to make payments to be made by it to Assignor, if any, under the Assigned Agreement directly into the account specified from time to time by Lender (or its designee or transferee) to Contractor and Assignor in writing. Unless and until directed otherwise by Lender as set forth above, Contractor agrees to pay all such amounts, if any, directly to such account as Lender may specify in writing from time to time. This Section 3.3 shall not otherwise modify Contractor’s rights pursuant to the Assigned Agreement with respect to any such payments.

ARTICLE 4
FURTHER RIGHTS

4.1           Upon the exercise of remedies under the applicable Financing Documents following an event of default under the Financing Agreement, or if Lender otherwise acquires direct or indirect title to, or direct or indirect control of, some or all of the property and assets of Assignor, or of equity interests in Assignor or appropriate other entity under the Financing Documents, Lender may, but shall not be obligated to, on behalf of Assignor or itself, assign the rights and interests of Assignor under the Assigned Agreement and this Consent to any purchaser or transferee of the property and assets of Assignor or Lender, as applicable, if such purchaser or transferee assumes in writing all of the obligations of Assignor under the Assigned Agreement (such purchaser or transferee, including Lender, a “Subsequent Transferee”). Upon such assignment, and provided no payment default remains uncured, (i) Contractor shall recognize the Subsequent Transferee as the counterparty under the Assigned Agreement, (ii) Contractor shall continue to perform its obligations under the Assigned Agreement in favor of the Subsequent Transferee, and (iii) Lender and, if applicable, the other Secured Parties (including their agents and employees) shall be released from any further liability thereunder to the extent of the interest assigned.

4.2           If the Assigned Agreement is terminated or rejected in connection with a bankruptcy, insolvency, winding up or similar occurrence with respect to Assignor, then, at the written request of Lender, Contractor will execute and deliver to Lender or its designee or Subsequent Transferee a new agreement for the balance of the remaining term under the original Assigned Agreement containing reasonably the same conditions, agreements, terms, provisions and limitations as such original Assigned Agreement, provided that all claims of Contractor for non-payment for services previously performed under the terminated agreement are cured, including services performed under open change orders and disputed work which is determined to have been properly completed pursuant to dispute resolution procedures in the Assigned Agreement. Lender shall have the right to assign all of its interest in a new Assigned Agreement to any Subsequent Transferee, provided that such Subsequent Transferee assumes in writing all obligations of Assignor and/or Lender under such new Assigned Agreement.

3
EPC CONTRACTOR CONSENT

4.3           Notwithstanding anything to the contrary set forth in the Assigned Agreement, Contractor hereby confirms and agrees that any foreclosure by Lender on or transfer by Lender of the membership interests in Assignor or the appropriate entity under the Financing Documents, whether upon the occurrence of a default by any Borrower under the Financing Documents or otherwise as contemplated by the Financing Agreement, shall be permitted under (without the requirement to satisfy any other condition set forth therein) and shall not be a breach of the Assigned Agreement.

ARTICLE 5
REPRESENTATIONS

Contractor hereby represents and warrants to Lender that:

5.1           Contractor is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to conduct, execute, deliver and perform its obligations under the Assigned Agreement and this Consent.

5.2           The execution, delivery and performance by Contractor of the Assigned Agreement and this Consent have been duly authorized by all necessary corporate action, and do not and will not (a) require any consent or approval of Contractor’s board of directors, shareholders or any other person or entity that has not been obtained, (b) violate any provision of Contractor’s charter documents, or any law, rule, regulation, order, writ, judgment, injunction, decree or award having applicability to Contractor, or (c) result in a breach of or constitute a default under any agreement to which Contractor is a party.

5.3           The Assigned Agreement and this Consent have been duly executed and delivered and are in full force and effect and constitute the legal, valid and binding obligation of Contractor enforceable against Contractor in accordance with their respective terms, except as enforceability may be limited by general principles of equity and by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally. Contractor has not assigned, transferred or pledged the Assigned Agreement or any interest therein or consented to any such assignment, transfer or pledge, except pursuant to this Consent.

5.4           No consent, license, approval or authorization of, or other action by, or any notice or filing with, any court or administrative or governmental body or any other entity is necessary in connection with the execution, delivery and performance by Contractor of the Assigned Agreement or this Consent other than those which have been duly obtained by Contractor and which are in full force and effect.

4
EPC CONTRACTOR CONSENT

5.5           There is no pending or threatened action or proceeding affecting Contractor before any court, governmental agency, regulatory body or arbitrator which could reasonably be expected to materially adversely affect the ability of Contractor to perform its obligations under, or which purports to affect the legality, validity or enforceability of the Assigned Agreement.

5.6           There exists no default under the Assigned Agreement. The Assigned Agreement is in full force and effect, and all conditions precedent thereunder have been satisfied or waived.

5.7           Contractor has received no written notice of, nor has consented to, any previous assignment, pledge or hypothecation by Assignor of all or any part of its rights under the Assigned Agreement.

5.8           The Assigned Agreement [, that certain Service Agreement, dated as of ____________,]and this Consent are the only agreements between Assignor and Contractor or its affiliates with respect to the Project as of the date hereof. The Assigned Agreement has not been amended, modified or supplemented, and no changes, amendments or modifications have been proposed by Assignor or Contractor.

ARTICLE 6
AMENDMENTS TO THE ASSIGNED AGREEMENT; ACKNOWLEDGEMENTS

6.1           Except as permitted in the Loan Agreement, each of Contractor and Assignor agrees that it will not amend, supplement or otherwise modify the Assigned Agreement or assign the Assigned Agreement or its rights thereunder except with Lender’s prior written consent.

6.2           Each of Contractor and Assignor acknowledge and agree any security required to be provided by Contractor in respect of its obligations under the Assigned Agreement, as and to the extent required pursuant to the Assigned Agreement, has been delivered to Assignor as of the date hereof.

ARTICLE 7
ADDRESSES FOR NOTICES

7.1           All notices, consents, certificates, waivers, documents and other communications required or permitted to be delivered to any party under the terms of this Consent (a) must be in writing; (b) must be personally delivered, transmitted by a nationally recognized courier service or transmitted by facsimile; and (c) must be directed to such party at its address or facsimile number set forth below. All notices will be deemed to have been duly given and received on the date of delivery if delivered personally, three (3) days after delivery to the courier if transmitted by courier, or the date of transmission with confirmation of receipt if transmitted by facsimile, whichever occurs first. Any party may change its address or facsimile number for purposes hereof by notice to all other parties.

5
EPC CONTRACTOR CONSENT

For Assignor:

[FCE Entity]

c/o FuelCell Energy, Inc.

3 Great Pasture Road

Danbury, Connecticut 06810

Attn: Legal Department

Facsimile: (203) 825-6069
Email: jarasimowicz@fce.com

For Contractor:

FuelCell Energy, Inc.

3 Great Pasture Road

Danbury, CT 06810

Facsimile: 203-825-6069

Attention: Michael Bishop, Senior Vice President and Chief Financial Officer

With a copy to:

FuelCell Energy, Inc.

3 Great Pasture Road

Danbury, CT 06810

Facsimile: 203-825-6069

Attention: Jennifer Arasimowicz, Esq., Senior Vice President

General Counsel and Corporate Secretary

For Lender:

Generate Lending, LLC

555 De Haro Street, Suite 300
San Francisco, CA 94107
Attn: Notices
Email: notices@generatecapital.com

With a copy to:

Generate Lending, LLC

555 De Haro Street, Suite 300
San Francisco, CA 94107
Attn: Darryl Carbonaro, Head of Legal
Email: dcarbonaro@generatecapital.com

6
EPC CONTRACTOR CONSENT

ARTICLE 8
MISCELLANEOUS

8.1           This Consent will be binding upon and inure to the benefit of the successors and assigns of Contractor and Lender and their respective successors and assigns; provided, however, that in no event shall Contractor assign its rights or obligations hereunder without the prior written consent of Lender.

8.2           This Consent and the rights and obligations of the parties hereunder shall be construed in accordance with and be governed by the laws of the State of New York, without reference to conflicts of laws rules thereof.

8.3           Any provision of this Consent which is invalid or prohibited in any jurisdiction will, as to such jurisdiction, be ineffective and severable from the rest of this Consent to the extent of such invalidity or prohibition, without impairing or affecting the validity of any other provision of this Consent, or of such provision in any other jurisdictions. The parties agree to replace any provision which is ineffective by operation of this Section 8.3 with an effective provision that as closely as possible corresponds to the spirit and purpose of the ineffective provision and this Consent as a whole.

8.4           No supplement, modification, amendment, or cancellation of this Consent will bebinding unless it is in writing and signed by all of the parties.

8.5           This Consent may be executed in any number of counterparts and by the different parties hereto in separate counterparts, by facsimile or electronic mail, each of which when so executed shall be deemed to be an original, and all of which when takentogether shall constitute one and the same instrument. A facsimile or Portable Document Format (“PDF”) signature page shall constitute an original for purposes hereof.

8.6           The Parties agree that any suit, action or other legal proceeding by or against any party with respect to or arising out of this Consent may be brought in the courts of the State of New York sitting in New York County or in the courts of the United States for the Southern District of New York and each of Contractor and Assignor irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of such New York or federal courts, to the fullest extent permitted by applicable law.

8.7           EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS CONSENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Remainder of page intentionally left blank]

7
EPC CONTRACTOR CONSENT

IN WITNESS WHEREOF, the parties, intending to be legally bound, have caused this Consent to be signed on the date first above written.

Assignor:

[FCE Entity]

By:
Name:
Title:

[Signature Page to EPC Contractor Consent]

8

Contractor:

FUELCELL ENERGY, INC.

By:
Name:
Title:

[Signature Page to EPC Contractor Consent]

9

Lender:

GENERATE LENDING, LLC

By:
Name:
Title:

[Signature Page to EPC Contractor Consent]

10

EXHIBIT H

INSURANCE REQUIREMENTS

I.	Insurance Requirements. The Borrower and each Project Company Guarantor shall, directly (in the case of Borrower), and indirectly (in the case of each Project Company Guarantor), through Parent, maintain in full force and effect insurance as specified in the amount, at the times and on the terms and conditions specified below and with financially sound and reputable carriers, maintaining a minimum rating of “A-, X” by A.M. Best, “A” by S&P Global, or other rating from another internationally recognized rating agency reasonably acceptable to Lender; provided, that, (i) all insurance shall be in customary form and content unless otherwise approved by Lender (consent not unreasonably withheld), (ii) the policies for such insurance shall have attached thereto standard loss payee clauses in favor of and permitting Lender to collect proceeds payable as its interests may appear thereunder and shall include notice of a cancellation clause in favor of Lender (providing ten (10) days’ notice for nonpayment of premium and thirty (30) days’ notice in all other cases), (iii) if the Borrower or any Project Company Guarantor subcontracts the design and engineering portion of the Project, the Borrower or the Project Company Guarantor, as applicable, shall ensure that such design or engineering professional (or firm) shall procure and maintain the professional liability (errors & omissions) insurance required below under Section I. (g) in lieu of the Borrower (or any other permitted Affiliate) providing such professional liability insurance under Section I. (g) below, and (iv) all insurance shall comply with the insurance requirements in each Material Project Document (the determination of which shall be the sole responsibility of Borrower and each Project Company Guarantor). Liability insurance coverage shall be occurrence-based and shall be primary and not excess to or contributing with any insurance or self-insurance maintained by Lender or its affiliates. The insurance to be maintained is as follows:

(a)        During construction. During construction and until replaced by the permanent operational property insurance, required under I. (b) below, Borrower shall procure and maintain All-Risk Builder’s Risk insurance, insuring the Borrower, Contractor, Project Company Guarantor and Lender as their interests may appear, covering physical elements of each Project, and all related installation costs from physical loss or damage caused by perils covered by standard all risk coverage on a full replacement cost basis, to include flood, windstorm and earthquake. The insurance procured shall also provide coverage for materials and equipment in storage and transit to or from the site of the applicable Project and coverage for Project startup, commissioning and testing. The limit of liability shall be the full replacement cost of the Project on an agreed amount basis (with no coinsurance). Limits shall automatically reinstate following each loss, except with respect to aggregate limits reasonably approved by Lender. The coverage shall continue, until the Construction Completion. Delay in start-up shall be procured with a limit of not less than twelve (12) months’ advance loss of profits. Deductibles shall be not more than Seventy-Five Thousand Dollars ($75,000) for each occurrence, with a thirty (30) day waiting period with respect to a delay in start-up, with the exception of natural catastrophe perils (including flood, windstorm and earthquake), which shall have deductibles on commercially reasonable and available terms subject to Lender review and approval.

(b)       Following construction. Operational All-Risk, insuring the interest of Borrower, Project Company Guarantor and Lender as loss payee, covering physical elements of each Project from the physical loss or damage caused by perils covered by a standard all-risk form, to include flood, windstorm and earthquake. Such insurance shall also provide coverage for materials and equipment stored offsite (as applicable) and Project coverage for mechanical and electrical, boiler and machinery breakdown. The limit of liability shall be the full replacement cost value of the Project on an agreed amount basis (with no coinsurance). Limits shall automatically reinstate following each loss, except with respect to aggregate limits reasonably approved by Lender. The Operational All-Risk coverage shall continue for the entire time, uninterrupted, the Borrower is subject to the requirements herein. Business Interruption coverage shall be procured with a limit of not less than twelve (12) months’ revenue. Deductibles shall be not more than Seventy-Five Thousand Dollars ($75,000) for each occurrence with a thirty (30) day waiting period with respect to business interruption coverage, with the exception of natural catastrophe perils (including flood, windstorm and earthquake), which shall have deductibles on commercially reasonable and available terms subject to Lender’s reasonable review and approval.

(c)       At all times during the term of the Loan Agreement, as required by law, Workers Compensation Insurance covering the Borrower’s, and if applicable Project Company Guarantor’s, employees, including employers liability insurance with a limit of One Million Dollars ($1,000,000).

(d)      At all times during the term of the Loan Agreement, Commercial Automobile Liability insurance covering automobiles owned, non-owned, leased, or used by the Borrower and Project Company Guarantor with a limit for bodily injury and property damage of One Million Dollars ($1,000,000) per occurrence.

(e)       At all times during the term of the Loan Agreement, Commercial General Liability insurance on an occurrence form for Bodily Injury and Property Damage with the following minimum limits:

(i)	Each Occurrence – One Million Dollars ($1,000,000);
(ii)	General Aggregate – Two Million Dollars ($2,000,000);
(iii)	Products/Completed Operations – Two Million Dollars ($2,000,000); and
(iv)	Personal Injury and Advertising Injury – One Million Dollars ($1,000,000);
(v)	Damage to Premises Liability – One Million Dollars ($1,000,000).

Such coverage to include premises, operations, property damage and contractual liability, products and completed operations, sudden & accidental (time element) pollution, independent contractors, with no exclusions for explosion, collapse and underground (XCU) perils. Deductibles shall be maintained in accordance with Borrower’s business practice. Any such deductible or retention shall be Borrower’s sole responsibility.

2

(f)       At all times during the term of the Loan Agreement, follow form Umbrella/Excess liability coverage with an occurrence and aggregate limit of Ten Million Dollars ($10,000,000). This policy shall be specifically endorsed to schedule the required coverages in Sections I. (c) Employers Liability, I. (d) Commercial Auto Liability and I. (e) Commercial General Liability, above.

(g)       At all times during the term of the Loan Agreement, Professional Liability (errors & omissions) with a limit of Two Million Dollars ($2,000,000) per occurrence. If this insurance is written on a “claims made” basis, then the policy shall be renewed annually, without lapse, for no less than three (3) years after the earlier of (i) the date of Commercial Operation or (ii) the date of termination of this Agreement.

If the policy or policies provided under this Section I. contain(s) aggregate limits, and such limits are diminished by 25% or more during the applicable policy term by any one or more incident, occurrence, claim, settlement or judgment against such insurance which has caused the insurer to establish a reserve, the Borrower shall, within ten (10) banking days after obtaining knowledge of such event, inform Lender in writing of such reduction and the events giving rise thereto, and within thirty (30) banking days purchase an additional limit of insurance satisfying the requirements of this Section I.

II.	Waiver of Subrogation. All insurance policies procured under the Loan Agreement and this Exhibit H shall be endorsed to include a waiver of subrogation against Lender (together with each of its respective affiliates, members, employees, agents, assigns, successors, officers and directors).

III.	Additional Insureds – Primary and Noncontributory. Lender (together with each of its respective affiliates, members, employees, agents, assigns, successors, officers and directors) shall be named as additional insureds with respect to the Borrower’s and Project Company Guarantor’s activities under this Agreement under the coverages required by the Loan Agreement and this Exhibit H, except for Workers Compensation and Professional Liability policies. Borrower’s and Project Company Guarantor’s insurance shall be endorsed to be primary and not seek contribution from any insurance maintained by the additional insured parties.

IV.	Lender Loss Payable Endorsement. All property related policies of insurance required to be maintained pursuant to Sections I. (a) and (b) of this Exhibit H, shall name Lender, as loss payee as its interests may appear for all losses insured thereunder, pursuant to a lenders loss payable endorsement or blanket loss payee wording approved by Lender.

V.	Named Insureds. All policies of insurance required to be maintained in this Exhibit H shall name the applicable Project Company Guarantor, Borrower Entities and Borrower as Named Insureds.

3

VI.	Non-Vitiation. All property related policies of insurance required to be maintained pursuant to Sections I. (a) and (b) of this Exhibit H shall insure the interests of Lender regardless of any breach or violation by the Borrower, Project Company Guarantor, or their respective Affiliates or others acting on their behalf of any warranties, declarations or conditions contained in such policies, any action or inaction, or any foreclosure relating to any of the Projects or any change in ownership of all or any portion of the Projects (the foregoing may be accomplished by the use of an approved lender loss payable endorsement required in Section IV. above, or acceptable multiple insureds clause).

VII.	Insurance Certificates. On or before the applicable Loan Disbursement Date, the Borrower shall submit to Lender certificates of insurance signed by the Borrower’s insurance broker, as applicable, evidencing the insurance coverage required under the Loan Agreement and this Exhibit H, and shall provide a similar certificate evidencing renewal of such coverage on at least the same terms and conditions as originally required for the Loan Agreement and this Exhibit H not less than thirty (30) days prior to the expiration date of any such policy; provided that, solely with respect to the policy described in Section I. (b) above, the Borrower shall only be required to deliver or cause to be delivered such certificates of insurance on or before the date on which the Project becomes operational.

VIII.	Assignment of Proceeds. In the event of any casualty or other insured loss affecting the Project or any portion of the Project, and if in such event the Borrower or Project Company Guarantor does not replace or restore the Project, the Borrower and Project Company Guarantor shall assign the related insurance claim and proceeds to Lender.

IX.	Subcontractor Insurance. Borrower shall require its subcontractors to procure and maintain insurance with the same requirements and limits as Borrower with the following exceptions, changes or additions: (1) umbrella/excess liability limit shall be commensurate with each subcontractor’s scope of work, (2) if applicable; contractor’s pollution liability insurance liability limit shall be $1,000,000 per incident. All subcontractor policies shall be endorsed to include Lender, Borrower, and their respective affiliates, officers, directors, members, employees, agents assigns, as additional insureds on a primary and noncontributory basis, and all policies shall be endorsed to waive all rights of subrogation against Lender, Borrower and their respective affiliates, officers, directors, members, employees, agents assigns. Borrower shall be required to provide proof of subcontractor coverage upon request of Lender.

4

EXHIBIT I

PROJECT APPROVAL CERTIFICATION

To: Generate Lending, LLC, as Lender

Re:	FuelCell Energy Finance II, LLC - [Available Project Name[s]] (collectively, the “Available Projects”, and each, an “Available Project”)

Ladies and Gentlemen:

Reference is hereby made to that certain Construction Loan Agreement dated as of December 21, 2018 (as the same may be amended, restated, supplemented or modified from time to time, the “Loan Agreement”), among FUELCELL ENERGY FINANCE II, LLC, a Connecticut limited liability company, as Borrower, the Project Company Guarantors from time to time party thereto, and Generate LENDING, LLC, a Delaware limited liability company, as Lender. Unless otherwise defined herein, capitalized terms used herein shall have the meanings attributable thereto in the Loan Agreement. This Project Approval Certification (this “Certification”) is delivered to you pursuant to Section 2.1(b) of the Loan Agreement.

In connection with this Certification, the Borrower hereby certifies the Lender as follows with respect to each Available Project:

1.          Each Available Project is described on Exhibit A attached hereto, including the identity of the Customer of each such Available Project, a list of all Material Project Documents associated with each such Available Project and the date on which each such Available Project is projected to achieve Final Acceptance.

2.          Attached hereto as Exhibit B is a true, correct and complete copy of the Revenue Contract relating to each Available Project.

3.         Attached hereto as Exhibit C is a description and summary of revenue assumptions and operating cost assumptions for each Available Project, in each case determined in accordance with the Base Case Model.

4.          Attached hereto as Exhibit D are true, correct and complete copies of the EPC Contract, all Material Subcontracts related thereto, the Construction Budget and Schedule, and all plans and designs, in each case relating to each Available Project.

5.          Attached hereto as Exhibit E is a true, correct and complete copy of the Proposed Project Loan Disbursement and Construction Schedule for each Available Project.

6.          Attached hereto as Exhibit F is, with respect to each Available Project, (a) a true, correct and complete copy of the Notice to Proceed pursuant to the applicable EPC Contract, or (b) if a Notice to Proceed has not been issued due to Approvals that are obtainable in the ordinary course not having been issued, a list of all Approvals required for such Available Project, which list shall (x) identify all of such Approvals that have already been obtained, and (y) include a certification that any remaining required Approvals that have not yet been obtained shall be obtainable in the ordinary course of business.

7.           Attached hereto as Exhibit G are true, correct and complete copies of all insurance certificates demonstrating that Borrower and the applicable Project Company Guarantors possess insurance policies satisfying the requirements set forth in Section 6.5, which insurance policies are each in full force and effect.

8.          Attached hereto as Exhibit H is a list of all material equipment for each Available Project.

9.          Attached hereto as Exhibit I is evidence of approved rebate awards, if any, associated with each Available Project.

10.         Attached hereto as Exhibit J is, with respect to each Available Project, either (a) a true, correct and complete copy of an Independent Engineer’s report or (b) other documentation which shall be acceptable to Lender which confirms the Base Case Model and relevant assumptions.

11.         Attached hereto as Exhibit K are true, correct and complete copies of the Services Manual and Operating Budget for each Available Project.

12.         Attached hereto as Exhibit L are true, correct and complete copies of all other Material Project Documents relating to each Available Project.

13.         Attached hereto as Exhibit M is a true, correct and complete copy of the complete Credit File for the Customer associated with each Applicable Project.

14.        Attached hereto as Exhibit N are true, correct and complete copies of all other documents required to be delivered in connection with this Certification, including any other material documents associated with each Available Project as the Lender may reasonably require.

The Borrower has caused this Certification to be executed and delivered by its duly authorized officer this ___ day of _____________, 20__.

FUELCELL ENERGY FINANCE II, LLC

By: FuelCell Energy Finance, LLC
Its: Sole Member

By: FuelCell Energy, Inc.
Its: Sole Member

By:
	Name:	Michael S. Bishop
	Title:	Senior Vice President & Chief Financial Officer